UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2011 ANNUAL MEETING

AND PROXY STATEMENT

March 14, 2011

Dear Fellow NCR Stockholder:

I am pleased to invite you to attend NCR’s 2011 Annual Meeting of Stockholders that will be held on April 27, 2011, at 9:00 a.m. Eastern Time, in the Auditorium at NCR Corporation’s office located at 3097 Satellite Boulevard, Duluth, Georgia 30096.

The accompanying notice of the Annual Meeting and proxy statement tell you more about the agenda and procedures for the meeting. They also describe how the Board of Directors operates and provide information about our director candidate, executive officer and director compensation and corporate governance matters. I look forward to sharing more information with you about NCR at the Annual Meeting.

Like the last two years, we are offering to our stockholders the option to receive NCR’s proxy materials on the Internet. We believe this option, which we intend to continue to offer in future years, will be preferred by many of our stockholders, as it allows NCR to provide our stockholders the information they need in an environmentally-conscious form and at a reduced cost.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I urge you to authorize your proxy as soon as possible. You may vote by proxy on the Internet or by telephone, or, if you received the proxy materials by mail, you may also vote by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Sincerely,

William R. Nuti

Chairman of the Board,

Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION

Time:

9:00 a.m. Eastern Time

Date:

Wednesday, April 27, 2011

Place:

NCR Corporation

Auditorium

3097 Satellite Boulevard

Duluth, Georgia 30096

Purpose:

•	Elect the Class C director identified in this proxy statement to hold office for a three-year term or until his respective successor is duly elected and qualified;
•	Consider and vote upon the ratification of the appointment of the Company’s independent registered public accounting firm for 2011;
•	Consider and vote upon a non-binding advisory vote on executive compensation (“Say on Pay”) as disclosed in these proxy materials;
•	Consider and vote upon a non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation (“Say on Pay Frequency”);
•

Consider and vote upon the re-approval of performance goals included in the NCR Corporation 2006 Stock Incentive Plan (as amended and restated effective as of December 31, 2008) for purposes of Section 162(m) of the Internal Revenue Code;

•

Consider and vote upon the approval of an amendment to individual award limitations included in the NCR Corporation 2006 Stock Incentive Plan (as amended and restated effective as of December 31, 2008);

•	Consider and vote upon the approval of an amendment to the funding formula in the NCR Management Incentive Plan for the purposes of Section 162(m) of the Internal Revenue Code;
•	Consider and vote upon the adoption of the NCR Corporation 2011 Economic Profit Plan for the purposes of Section 162(m) of the Internal Revenue Code; and
•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Registered holders of NCR common stock at the close of business on February 15, 2011 may vote at the meeting.
•	Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please authorize your proxy.

By order of the Board of Directors,

Jennifer M. Daniels

Senior Vice President, General Counsel

and Secretary

March 14, 2011

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on April 27, 2011

This proxy statement and NCR’s 2010 Annual Report on Form 10-K are available at www.proxyvote.com.

NCR Corporation

3097 Satellite Boulevard

Duluth, Georgia 30096

PROXY STATEMENT

GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of NCR Corporation, a Maryland corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2011 Annual Meeting of Stockholders, including any adjournment or postponement thereof. The meeting will be convened at 9:00 a.m., Eastern Time, on April 27, 2011, in the Auditorium at NCR’s office at 3097 Satellite Boulevard, Duluth, Georgia 30096.

Delivery of Proxy Materials

We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and the Company’s annual report) on the Internet pursuant to rules adopted by the Securities and Exchange Commission (“SEC”). Accordingly, beginning on or about March 14, 2011, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include the proxy card for the Annual Meeting. To request a printed copy of the proxy materials, please contact us via the Internet (www.proxyvote.com), telephone (1-800-579-1639) or by email (sendmaterial@proxyvote.com) on or before April 13, 2011. If requesting material by email, please send a blank email with the 12-digit Control Number (located on the Notice) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

All stockholders will have the ability to access, beginning on March 14, 2011, the proxy materials on a website referred to in the Notice or request to receive a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of your request, at no cost to you. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election, until you notify us otherwise.

We are taking advantage of the householding rules adopted by the SEC that permit us to deliver only one Notice to stockholders who share an address, unless otherwise requested. This allows us to reduce the expense of delivering duplicate Notices to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one Notice, you may write or call us at 3097 Satellite Boulevard, Duluth, Georgia 30096-5810 (phone: 1-800-225-5627), to request separate copies of the proxy materials at no cost to you. If you do not wish to participate in the householding program, please call 1-800-542-1061 to “opt-out” or revoke your consent.

Stockholders Entitled to Vote at the Meeting

If you were a registered stockholder at the close of business on the record date for the meeting, February 15, 2011, you are entitled to vote at the meeting. There were 160,069,604 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view your proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.

If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. Choosing to receive your future proxy materials by email will save the Company the cost of producing and mailing these documents and reduce the impact of our Annual Meeting on the environment.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	voting again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at 3097 Satellite Boulevard, Duluth, Georgia 30096-5810.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by your electronic proxy, the instructions on your proxy card or voting instructions if: (1) you are entitled to vote; (2) your proxy was properly executed or properly authorized electronically; (3) we received your proxy prior to the Annual Meeting; and (4) you did not revoke your proxy prior to or at the meeting.

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the Direct Stock Purchase and Sale Plan (the “DSPP”) administered by our transfer agent, BNY Mellon Investor Services (“Mellon”), for NCR, your proxy includes the NCR common stock held in your DSPP account. Mellon, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone, or by mail using your proxy card.

Quorum for the Meeting; Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting as of the close of business on February 15, 2011 constitutes a quorum allowing us to conduct business at the meeting. A majority of all the votes cast (in person or by proxy) is required to elect directors, to ratify the appointment of our independent registered public accounting firm, and to approve the non-binding advisory vote on executive compensation, the re-approval of performance goals included in the NCR Corporation 2006 Stock Incentive Plan, the amendment to individual award limitations included in such plan, the amendment to the funding formula in the NCR Management Incentive Plan; and the adoption of the NCR Corporation 2011 Economic Profit Plan. The option of one, two or three years that receives the highest number of votes cast by stockholders will be considered the stockholders’ recommendation as to the frequency of future non-binding advisory votes on executive compensation. Under Maryland law, broker “non-votes” and abstentions will have no effect on the outcome of the vote for any item. A broker “non-vote” occurs when a broker returns a properly executed proxy but does not vote on a particular proposal because the broker does not have the discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner on the proposal. Under the rules of the New York Stock Exchange (“NYSE”), brokers have the discretionary authority to vote on the ratification of our independent registered public accounting firm, but not for the election of our directors or any of the other proposals to be voted upon.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary, by mail, the meeting reservation request form provided on the Internet, or, if you received the proxy materials by mail, the form provided on page 97 of this proxy statement. If you are not a record stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

Annual Meeting Voting Results

We will include the results of the votes taken at the meeting in a current report on Form 8-K filed with the SEC within four business days following the meeting.

The Board’s Recommendations

If you authorize your proxy electronically or send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as unanimously recommended by the Board of Directors:

•	FOR the election of one Class C director nominee;

•	FOR ratification of the appointment of the Company’s independent registered public accounting firm for 2011;

•	FOR the approval, on a non-binding advisory basis, of executive compensation as disclosed in these proxy materials;

•	FOR a frequency of each year for future non-binding advisory votes on executive compensation;

•

FOR the re-approval of performance goals included in the NCR Corporation 2006 Stock Incentive Plan (as amended and restated effective as of December 31, 2008) for purposes of Section 162(m) of the Internal Revenue Code;

•	FOR the approval of an amendment to individual award limitations included in the NCR Corporation 2006 Stock Incentive Plan (as amended and restated effective as of December 31, 2008);

•	FOR the approval of an amendment to funding formula in the NCR Management Incentive Plan for the purposes of Section 162(m) of the Internal Revenue Code; and

•	FOR the adoption of the NCR Corporation 2011 Economic Profit Plan for the purposes of Section 162(m) of the Internal Revenue Code.

STOCK OWNERSHIP

Ownership by Officers and Directors

The following table shows the NCR common stock beneficially owned, as determined under applicable SEC rules, as of February 7, 2011 by (i) each current or former executive officer named in the Summary Compensation Table below on page 44 (the “Named Executive Officers”), (ii) each non-employee director and nominee and (iii) all current directors and executive officers as a group. Except to the extent indicated in the footnotes below, to NCR’s knowledge each person named in the table below has sole voting and investment power over the shares reported. As of February 7, 2011, the Named Executive Officers and the then-current directors and remaining executive officers as a group beneficially owned approximately 2.4% of NCR common stock. Other than Mr. Nuti, who beneficially owned 1.6% of NCR common stock as February 7, 2011, no other individual listed in this table beneficially owned more than 1.0% of NCR common stock as of that date.

Name	Total Shares Beneficially Owned(1)(2)	Shares Covered by Options(3)
Non-Employee Directors
Quincy L. Allen, Director	43,620	23,578
Edward (Pete) Boykin, Director	135,440	69,262
Richard L. Clemmer, Director	59,407	26,286
Gary J. Daichendt, Director	69,029	33,262
Robert P. DeRodes, Director	53,007	26,286
Linda Fayne Levinson, Independent Lead Director	161,830	81,262

Named Executive Officers
William R. Nuti, Director and Officer(4)	2,546,337	2,359,687
Robert P. Fishman, Officer	62,011	46,690
John G. Bruno, Officer	191,443	191,443
Peter A. Leav, Officer	114,406	114,406
Peter A. Dorsman, Officer	158,103	132,068
Current Directors, Named Executive Officers and remaining Executive Officers as a Group (14 persons)	3,818,393	3,118,686

(1)  Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number. This column also includes 17,803 shares granted to Mr. Allen, 58,178 shares granted to Mr. Boykin and 33,121 shares granted to Mr. Clemmer, all of which were deferred pursuant to the director’s election until the time of the director’s departure from the Board.

(2)  This column includes shares held by NCR’s executive officers and directors who have entered into a standard brokerage account form with Fidelity which includes a provision for the pledge of NCR shares owned by such executive officer or director. The pledge applies to all shares listed for each individual in the table above which are held in such individual’s Fidelity brokerage account.

(3)  This column shows those shares the officers and directors have the right to acquire through stock option exercises within 60 days after February 7, 2011. These shares are also included in the Total Shares Beneficially Owned column.

(4)  Mr. Nuti’s share ownership includes 91,000 shares that are held in an irrevocable trust.

Other Beneficial Owners of NCR Stock

To the Company’s knowledge, as of February 14, 2011 (except as otherwise specified), the following stockholders beneficially own more than 5% of the Company’s outstanding stock.

Name and Address of Beneficial Owner	Total Number of Shares	Percent of Class
Greenlight Entities(1) 140 East 45th Street 24th Floor New York, New York 10017	11,468,658	7.2%

BlackRock(2) 40 East 52nd Street New York New York 10022	8,160,073	5.12%

(1)  Information is based on a Schedule 13G/A filed with the SEC on February 14, 2011 by Greenlight Capital, L.L.C. (“Greenlight”), Greenlight Capital, Inc. (“Greenlight Inc.”), DME Management GP, LLC (“DME Management”), DME Advisors LP (“DME Advisors”), DME Capital Management, LP (“DME Capital Management”), DME Advisors GP, LLC (“DME Advisors GP”) and David Einhorn (collectively, the “Greenlight Entities”), reporting beneficial ownership of the Company’s stock as of December 31, 2010. Greenlight reported shared voting and dispositive power with respect to 4,105,092 of such shares, which are held for the accounts of certain investment funds for which it is the general partner. Greenlight Inc. reported shared voting and dispositive power with respect to 9,145,139 of such shares, which are held for certain accounts for which it acts as investment manager. DME Management reported shared voting and dispositive power with respect to 463,930 of such shares, which are held for the account of an investment fund for which it is the general partner. DME Advisors reported shared voting and dispositive power with respect to 1,612,500 of such shares, which are held for the account of a managed account for which it acts as investment manager. DME Capital Management reported shared voting and dispositive power with respect to 711,019 of such shares, which are held for the account of certain investment funds for which it acts as investment manager. DME Advisors GP, as the general partner of DME Advisors and DME Capital Management, reported shared voting and dispositive power with respect to 2,323,519 of such shares, which are held for certain accounts for which either DME Advisors or DME Capital Management acts as investment manager. David Einhorn, principal of Greenlight, reported shared voting and dispositive power with respect to 11,468,658 shares. This number consists of 4,105,092 shares held for the accounts of certain investment funds for which Greenlight is the general partner; 5,040,047 shares held for an account for which Greenlight Inc. acts as investment manager; 463,930 shares held for the account of an investment fund for which DME Management is general partner; 247,089 shares held for the account of an investment fund for which DME Capital Management acts as investment manager; and 1,612,500 shares held for the account of a managed account for which DME Advisors acts as investment manager. Each of the Greenlight Entities disclaims all such beneficial ownership except to the extent of its pecuniary interest in any shares of the Company’s stock.

(2)  Information is based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 7, 2011, reporting beneficial ownership of the Company’s stock as of December 31, 2010. According to this filing, BlackRock beneficially owns, has the sole power to vote and to dispose of or direct the disposition of these 8,160,073 shares.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors of NCR (the “Board”) is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. The terms for the directors in Classes A, B and C of the Board of Directors expire at the annual meetings of stockholders in 2012, 2013, and 2011, respectively.

Proxies solicited by the Board will be voted for the election of the nominee, unless you withhold your vote on your proxy. The Board has no reason to believe that the nominee will be unable to serve. However, if he should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The name, age, principal occupation, other business affiliations and certain other information regarding the nominee for election as a director and each director whose term of office continues is below. The age reported of each director is as of the date of filing of this proxy statement.

The Board of Directors recommends that you vote FOR the following nominee for election as a director.

Proxies received by the Board will be voted FOR this nominee unless they specify otherwise.

Class C—Current Term Expiring in 2011 and New Term Expiring in 2014:

Richard L. Clemmer, 59, is President and Chief Executive Officer of NXP B.V., a semiconductor company, a position he has held since January 1, 2009. Prior to that, he was a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, a position he held from May 2007 to December 2008. He previously served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company that was acquired in 2007 by LSI Logic Corporation, from October 2005 to April 2007. Prior to this position, Mr. Clemmer served as President and Chief Executive Officer of PurchasePro.com, Inc. While Mr. Clemmer was serving as Chief Executive Officer, PurchasePro.com filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on September 12, 2002, and, with the bankruptcy court’s authorization, completed a sale of substantially all of its assets on January 17, 2003. Mr. Clemmer is also a director of Trident Corporation. Mr. Clemmer became a director of NCR on April 23, 2008. During the past 5 years, Mr. Clemmer was a director of i2 Technologies, Inc. In recommending Mr. Clemmer as a nominee for election as a director of the Company, the Committee on Directors and Governance considered his experience in his position at NXP B.V. and his former positions with Kohlberg Kravis Roberts & Co., and Agere Systems Inc. Mr. Clemmer’s demonstrated management experience, independence, and financial literacy were also attributes that led the Committee on Directors and Governance to conclude that his skills would fit with the needs of the Board of Directors.

Directors Whose Terms of Office Continue

Class A—Current Terms Expiring in 2012:

William R. Nuti, 47, is NCR’s Chairman of the Board, Chief Executive Officer and President. Mr. Nuti became Chairman of the Board on October 1, 2007. Before joining NCR in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company. Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following a 10 plus year career at Cisco Systems, Inc. where he advanced to the dual role of Senior Vice President of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at International

Business Machines Corporation, Netrix Corporation and Network Equipment Technologies. Mr. Nuti is also a director of Sprint Nextel Corporation, and is a member of its Compensation Committee. Mr. Nuti became a director of NCR on August 7, 2005. In determining that Mr. Nuti should continue serving as a director of the Company, the Committee on Directors and Governance considered his current role as Chief Executive Officer and President of the Company, his experience as a director of another public company, his previous experience as President and Chief Executive Officer of Symbol Technologies, his previous experience as Senior Vice President at Cisco Systems, and the responsibilities associated with these positions. Mr. Nuti’s demonstrated management and leadership experience, and global sales and operations experience, were also skills and attributes that led the Committee on Directors and Governance to conclude that his abilities would fit with the needs of the Board of Directors.

Gary J. Daichendt, 59, has been principally occupied as a private investor since June 2005 and has been a managing member of Theory R Properties LLC, a commercial real estate firm, since October 2002. He served as President and Chief Operating Officer of Nortel Networks Corporation, a global supplier of communication equipment, from March 2005 to June 2005. Prior to that and until his retirement in December 2000, Mr. Daichendt served as Executive Vice President, Worldwide Operations for Cisco Systems, Inc. Mr. Daichendt is also Chairman of ShoreTel Inc. Mr. Daichendt became a director of NCR on April 26, 2006. In determining that Mr. Daichendt should continue serving as a director of the Company, the Committee on Directors and Governance considered his previous experience as President and Chief Operating Officer of Nortel Networks Corporation, his previous experience as Executive Vice President, Worldwide Operations, for Cisco Systems, and the responsibilities associated with these positions. Mr. Daichendt’s demonstrated management experience, financial literacy and independence were also attributes and skills that led the Committee on Directors and Governance to conclude that his abilities would fit with the needs of the Board of Directors.

Robert P. DeRodes, 60, was Executive Vice President, Global Operations & Technology of First Data Corporation, an electronic commerce and payments company, from October 2008 to July 2010. Prior to this position, Mr. DeRodes served as Executive Vice President and Chief Information Officer for The Home Depot, Inc., a home improvement retailer, from February 2002 to October 2008 and as President and Chief Executive Officer of Delta Technology, Inc. and Chief Information Officer for Delta Air Lines, Inc., from September 1999 until February 2002. Mr. DeRodes became a director of NCR on April 23, 2008. In determining that Mr. DeRodes should continue serving as a director of the Company, the Committee on Directors and Governance considered the scope of his previous experience as Executive Vice President, Global Operations & Technology of First Data Corporation, his previous experience as Executive Vice President and Chief Information Officer for The Home Depot, his previous experience at Delta Technology, Inc. and Delta Air Lines, Inc, and the responsibilities associated with these positions. Mr. DeRodes’ demonstrated management experience, information technology experience, understanding of the financial services, retail and transportation industries, and independence led the Committee on Directors and Governance to conclude that his abilities would fit with the needs of the Board of Directors.

Class B—Current Terms Expiring in 2013:

Quincy L. Allen, 50, was Chief Executive Officer of Vertis Inc., a provider of targeted print advertising and direct marketing solutions to retail and consumer services companies, from April 2009 to December 2010. Prior to this position, Mr. Allen was President, Global Business and Strategic Marketing Group, at Xerox Corporation, a document management technology and services company, from January 2009 to April 2009. Prior to assuming this position, Mr. Allen was President, Production Systems Group, at Xerox from December 2004 until January 2009. From 2003 to 2004, he was Senior Vice President at Xerox Business Group Operations, and from 2001 to 2003, he was Senior Vice President, North American Services and Solutions at Xerox. Mr. Allen was also a director of Gateway Inc. from January 2006 to October 2007, when Gateway was merged with and into a wholly-owned subsidiary of Acer Inc. While Mr. Allen was serving as Chief Executive Officer, Vertis Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in November 2010. Mr. Allen became a director of NCR on January 28, 2009. In determining Mr. Allen should continue serving as a director of the Company, the Committee on Directors and Governance considered Mr. Allen’s experience as Chief Executive Officer of Vertis Inc., his prior experience with Xerox Corporation, and the responsibilities associated with these positions. Mr. Allen’s demonstrated management experience, independence, and financial literacy were also attributes and skills that led the Committee on Directors and Governance to conclude that his abilities would fit with the needs of the Board of Directors.

Edward “Pete” Boykin, 72, was Chair of the Board of Directors of Capital TEN Acquisition Corp., a special purpose acquisition company, from October 2007 to May 2008. He served as President and Chief Operating Officer of Computer Sciences Corporation (“CSC”), an information technology services company he joined in 1966, from July 2001 to June 2003. Mr. Boykin is also a director of Teradata Corporation. Mr. Boykin became a director of NCR on June 5, 2002. In determining Mr. Boykin should continue serving as a director of the Company, the Committee on Directors and Governance considered Mr. Boykin’s independence, and his previous experience at CSC, a multi-billion dollar international company with complex accounting issues, including among other things, his extensive experience evaluating financial statements in his former position as CSC’s President and Chief Operating Officer, his past experience managing major acquisitions at CSC, and his former role on CSC’s disclosure committee.

Linda Fayne Levinson, 69, was Chair of the Board of Directors of Connexus Corporation (formerly VendareNetblue), an online marketing company, from July 2006 until May 2010 when it was merged into Epic Advertising. From February 2006 through July 2006, Ms. Levinson was Interim Chief Executive Officer and Chair of Vendare Media, a predecessor company to Connexus. Ms. Levinson was a partner at GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. Prior to that, she was a partner in Wings Partners, a private equity firm, an executive at American Express running its leisure travel and tour business, and a Partner at McKinsey & Co. Ms. Levinson is also a director of DemandTec, Inc., Jacobs Engineering Group Inc., Ingram Micro Inc., and The Western Union Company. Ms. Levinson became a director of NCR on January 1, 1997 and was appointed the Independent Lead Director of the NCR Board of Directors on October 1, 2007. In determining Ms. Levinson should continue as a director of the Company, the Committee on Directors and Governance considered her long experience as a public company director and a committee chair, starting in 1991, and her present experience as a director of DemandTec, Inc., Jacobs Engineering Group Inc., Ingram Micro Inc. and The Western Union Company, as well as her general management experience at American Express and Vendare Media, her strategic experience at McKinsey & Company and her investment experience at GRP Partners and Wings Partners. Ms. Levinson’s extensive management and leadership experience, independence, her in-depth knowledge of corporate governance issues and her diversity of perspective were also skills and attributes that led the Committee on Directors and Governance to conclude that her abilities would fit with the needs of the Board of Directors.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business by participating in Board and committee meetings (including regular executive sessions of the Board), by reviewing materials provided to them prior to meetings and otherwise, and through discussions with the Chief Executive Officer and other members of management and staff.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to govern the affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues, including, among other things, director independence, committee membership and structure, meetings and executive sessions, and director selection, training and retirement. The Corporate Governance Guidelines, as well as the Board’s committee charters, are found under “Corporate Governance” on the “About NCR” page of NCR’s website at http://www.ncr.com/corpgovernance/guidelines.htm. You also may obtain a written copy of the Corporate Governance Guidelines, or any of the Board’s committee charters, by writing to NCR’s Corporate Secretary at the address listed on page 16 of this proxy statement.

The Corporate Governance Guidelines reflect, among other things, the belief of the Board of Directors that a substantial majority of its members should be independent, and the Board has established standards to assist it in determining director independence. These standards, which meet, and in some cases exceed, the independence guidelines for directors under the NYSE listing standards are set forth below and are included as Exhibit B to the Corporate Governance Guidelines. Consistent with the Corporate Governance Guidelines, on an annual basis the Board, with input from the Committee on Directors and Governance, determines whether each non-employee Board member is considered independent, taking into account these standards in addition to those other factors it may deem relevant. No director or director nominee may qualify as independent unless the Board affirmatively determines that he or she has no material relationship with the Company (either directly or indirectly) and:

•	has not been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•

has not been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship;

•

has not for the past five years been a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•

does not, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, employee or significant stockholder) with a company that has made payments to or received payments from the Company that exceed, in any of the previous three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•

is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed by another corporation that has (or had) an executive officer of the Company on its board of directors during the past five years;

•

has not received compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service for the past five years; and

•

is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives or has received during any twelve-month period more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service, (iii) an individual who, with respect to the Company’s independent auditors or their affiliates, is a current partner or a current employee personally working on the Company’s audit or was a partner or employee and personally worked on the Company’s audit, (iv) an individual who is an executive officer of another corporation that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payment to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

NCR’s Board of Directors has determined that all of the Company’s non-employee directors and nominees, namely Quincy L. Allen, Edward (Pete) Boykin, Richard L. Clemmer, Gary J. Daichendt, Robert P. DeRodes and Linda Fayne Levinson meet these independence standards.

The Board met fourteen times last year. During 2010, each incumbent member of the Board attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served). In addition, while the Company has no formal policy regarding director attendance at its annual meeting of stockholders, NCR’s directors are encouraged to attend the Company’s annual meetings. All of the directors then in office attended the Company’s 2010 annual meeting of stockholders.

Board Leadership Structure and Risk Oversight

As set out in the Corporate Governance Guidelines, the Board does not have a guideline on whether the Chairman and Chief Executive Officer roles should be combined, or whether the role of Chairman should be held by a non-employee director. The Corporate Governance Guidelines instead give the Board the flexibility to select a Chairman as it deems best for the Company from time to time. Under the Corporate Governance Guidelines, if the positions of Chairman and Chief Executive Officer are held by the same person, the Board will select a Lead Director from its independent directors. Additionally, the Board has set out the roles of Chairman /CEO and Lead Director in Exhibit C to the Corporate Governance Guidelines.

Currently the Company’s Board of Directors has an integrated leadership structure in which William R. Nuti serves in the combined roles of Chairman and Chief Executive Officer, and Linda Fayne Levinson serves as the Board’s Lead Director. The Board believes that this structure promotes greater efficiency through more direct communication of critical information between the Company and the Board. In addition, the Chief Executive Officer’s extensive knowledge of the Company uniquely qualifies him, in close consultation with the Lead Director, to both lead the Board in discussing strategic matters and assessing risks, and focus the Board on the issues that are most material to the Company. Combining the roles of Chairman and Chief Executive Officer also has allowed the Company to more effectively develop and communicate a unified vision and strategy to the Company’s stockholders, employees and customers.

Consistent with the Corporate Governance Guidelines, the Lead Director has broad authority, as follows. The Lead Director: presides at the executive sessions of the non-management directors and at all Board meetings at which the Chairman is not present; serves as liaison between the Chairman and the independent directors; frequently communicates with the Chief Executive Officer; is authorized to call meetings of the independent directors; obtains Board member and management input and, with the Chief Executive Officer, sets the agenda for the Board; approves meeting schedules to assure there is sufficient time for discussion of all agenda items; works with the Chief Executive Officer to ensure that Board members receive the right information on a timely basis; stays current on major risks and focuses the Board members on such risks; molds a cohesive Board; works with the Committee on Directors and Governance to evaluate Board and Committee performance; facilitates communications among directors; assists in recruiting and retention of new Board members; in conjunction with the Chairman and Committee on Directors and Governance, ensures that committee structure and committee assignments are appropriate and effective; works with the Committee on Directors and Governance to ensure outstanding governance processes; leads discussions regarding CEO performance, personal development and compensation; and, if requested by major stockholders of the Company, is available for consultation and direct communication with such stockholders. Additionally, the leadership and oversight of the Board’s other independent directors continues to be strong, and further structural balance is provided by the Company’s well-established corporate governance policies and practices, including its Corporate Governance Guidelines. Independent directors account for six out of seven of the Board’s members, and make up all of the members of the Board’s Compensation and Human Resource Committee, Audit Committee and Committee on Directors and Governance. Additionally, among other things, the Board’s non-management directors meet regularly in executive session with only the non-management directors present.

The Board has had several years of successful experience with this leadership structure – in which the roles of Chairman and Chief Executive Officer are combined and an Independent Lead Director is selected – and, taking into account these factors, has determined that this leadership structure is most appropriate and effective for the Company at this time.

The Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The Audit Committee of the Board is responsible for overseeing the assessment of financial risk as well as general risk management programs. In carrying out this responsibility, the Audit Committee regularly evaluates the Company’s risk identification, risk management and risk mitigation strategies and practices. In addition, the Audit Committee receives and reviews reports prepared by the Company’s Enterprise Risk Management leader on an annual basis. In general, the reports identify, analyze, prioritize and provide the status of major risks to the Company. In addition, the Compensation and Human Resource Committee of the Board regularly considers potential risks related to the Company’s compensation programs as discussed below, and the Committee on Directors and Governance also considers risks within the context of its committee charter responsibilities, including legal and regulatory compliance risks. The Audit Committee, Compensation and Human Resource Committee and Committee on Directors and Governance each report at the next meeting of the Board all significant items discussed at each committee meeting, which includes a discussion of items relating to risk oversight. We believe the leadership structure of the Board effectively facilitates risk oversight by the Board as a result of (i) the role of the Board Committees in risk identification and mitigation, (ii) the direct link between management and the Board achieved by having one leader serve as Chairman and Chief Executive Officer, and (iii) the role of our active Independent Lead Director whose duties include ensuring the Board reviews and evaluates major risks to the Company, as well as measures proposed by management to mitigate such risks. These elements work together to ensure an appropriate focus on risk oversight.

Compensation Risk Assessment

The Company has historically maintained a prudent and appropriately risk-balanced approach to its incentive compensation programs to ensure that such programs promote the long-term interests of our stockholders and do not contribute to unnecessary risk-taking, and will continue to do so. The Company, through its Compensation and Human Resource Committee discussed below, regularly engages in a process to evaluate whether its executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. The Committee directly engages its compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), to assist the Committee in its evaluation. In accordance with the Committee’s direction, FWC performs a compensation risk assessment of the Company’s executive and broad-based compensation programs and makes an independent report to the Committee. The risk assessment completed by FWC in 2011 concluded that the Company’s executive and broad-based compensation programs do not present any area of significant risk, noting that the plans are well-aligned with the Committee’s compensation design principles and that individual business units do not pose a significant risk to the overall enterprise given the interdependence of key business units and the management of cross-enterprise risks. Additionally, the Committee noted in its evaluation that the risk associated with the Company’s executive and broad-based compensation programs had decreased over the past year due to the addition of a claw back policy in the Company’s global sales incentive plan, and that the Company has implemented a claw back policy (referred to as the Compensation Recovery Policy) and stock ownership guidelines for its directors and officers, each of which further supports the risk-balanced approach to incentive compensation.

Committees of the Board

NCR’s Board of Directors has four standing committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance and the Executive Committee. The Board of Directors has adopted a written charter for each such committee that sets forth the committee’s mission, composition, and responsibilities. Each charter can be found under “Corporate Governance” on the “About NCR” page of NCR’s website at http://www.ncr.com/about_ncr/corporate_governance/committee_charters.jsp.

The members of each committee as of the end of fiscal 2010 and the number of meetings held in fiscal 2010 are shown below:

Name	Audit Committee	Compensation and Human Resource Committee	Committee on Directors and Governance	Executive Committee
Quincy L. Allen	X
Edward (Pete) Boykin	X*		X	X
Richard L. Clemmer	X
Gary J. Daichendt		X	X*	X
Robert P. DeRodes		X
Linda Fayne Levinson		X*	X	X
William R. Nuti				X*
Number of meetings in 2010	8	8	5	0

*Chair

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing: (i) the quality and integrity of the Company’s financial statements; (ii) the assessment of financial risk and risk management programs; (iii) the independence, qualifications, and performance of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal auditors; and (v) the integrity and adequacy of internal controls and the quality and adequacy of disclosures to stockholders. The committee also:

•	selects, evaluates, sets compensation for and where appropriate, replaces the Company’s independent registered public accounting firm;

•	pre-approves all audit and non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviews and discusses with the Company’s independent registered public accounting firm its services and quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent registered public accounting firm and internal auditors;

•	prepares the report required by the SEC to be included in the Company’s annual proxy statement;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic SEC filings and quarterly earnings releases;

•

reviews and discusses with the Company’s Chief Executive Officer and Chief Financial Officer the procedures they followed to complete their certifications in connection with NCR’s periodic filings with the SEC; and

•	discusses management’s plans with respect to the Company’s major financial risk exposures.

Each member of the Audit Committee is independent and financially literate as determined by the Board under applicable SEC and NYSE standards. In addition, the Board has determined that Messrs. Boykin, Allen and Clemmer are each an “audit committee financial expert,” as defined under SEC regulations. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation described below under the caption “Director Compensation,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on no more than two other audit committees of boards of directors of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair the member’s effective service to the Company.

Compensation and Human Resource Committee:    This committee provides general oversight of the Company’s management compensation philosophy and practices, benefit programs and strategic workforce initiatives and oversees the Company’s leadership development plans. In doing so, it reviews and approves the Company’s total compensation goals, objectives and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The committee also:

•	evaluates and reviews the performance levels of the Company’s executive officers and determines base salaries, equity awards, incentive awards and other compensation for such officers;

•	discusses its evaluation of, and determination of compensation to, the Chief Executive Officer at executive sessions of the Board of Directors;

•	reviews and recommends to the Board of Directors for approval, the Company’s executive compensation plans;

•	reviews and approves employment, severance, change-in-control and similar agreements and arrangements for the Company’s executive officers;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

•	oversees the Company’s plans for management succession and development.

This committee may delegate its authority to the Company’s Chief Executive Officer to make equity awards to individuals other than executive officers in limited instances.

This committee is authorized to and has directly engaged its compensation consultant, Frederic W. Cook & Co., Inc., to review the Company’s long-term incentive program, the Management Incentive Plan and other key programs related to the compensation of executive officers. In 2010, the committee directed its consultant to: provide a competitive assessment of our executive compensation programs relative to our compensation philosophy: review our compensation peer group companies: provide expert advice regarding compensation matters for our executive officers, including our Chief Executive Officer; provide information about competitive market rates; assist in the design of the variable incentive plans and the establishment of performance goals; assist in the design of other compensation programs and perquisites; assist with Section 162(m) and Section 409A compliance, disclosure matters, and other technical matters; and conduct a risk assessment of the Company’s compensation programs and be readily available for consultation with this committee and its members regarding such matters.

The Board of Directors has determined that each member of the committee is independent.

Committee on Directors and Governance:    This committee is responsible for reviewing the Board’s corporate governance practices and procedures, including the review and approval of each related party transaction under the Company’s Related Person Transaction Policy (unless the committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors), and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the Board concerning director compensation; and

•

reviews the composition of the Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors.

This committee is authorized to engage consultants to review the Company’s director compensation program. In 2010, the committee engaged Semler Brossy Consulting Group, LLC to conduct market studies, review publicly available market data to assess compensation levels and structure for non-employee directors of the Company, including Board and committee retainers, meeting fees, committee chair fees, lead director compensation, and annual equity grants.

The Board of Directors has determined that each member of the Committee on Directors and Governance is independent.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the Bylaws or approving a merger that requires stockholder approval. This committee meets between regular Board meetings if urgent action is required.

Selection of Nominees for Directors

The Committee on Directors and Governance and our other directors are responsible for recommending nominees for membership to the Board and the director selection process is described in detail in the Board’s

Corporate Governance Guidelines. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and the Chief Executive Officer, and, in the event the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Independent Lead Director, and will consider individuals recommended for Board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law.

The Board’s Corporate Governance Guidelines include director qualification guidelines for directors standing for re-election and new candidates for membership on the Board. All candidates are evaluated by the Committee on Directors and Governance using these qualification guidelines. In accordance with the guidelines, as part of the selection process, the committee examines candidates’ business skills and experience (including financial literacy), independence, demonstrated leadership, personal integrity, judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders. The committee also considers those other factors it may deem relevant, including the needs of the Board and other attributes of the candidate. In addition, although there is no specific policy on considering diversity, the Board and the Committee on Directors and Governance believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, experience, functional background and professional experience. The Board and the Committee on Directors and Governance are committed to finding proven leaders who are qualified to serve as NCR directors.

From time to time, the committee may engage outside search firms to assist it in identifying and contacting qualified candidates. The Committee on Directors and Governance did not engage a search firm to identify qualified candidates for the Board of Directors during 2010 or 2009. In 2008, the Committee on Directors and Governance engaged Egon Zehnder International to assist in identifying qualified candidates for open Class A, Class B and Class C Director positions. The committee selected Messrs. Quincy Allen, Robert DeRodes, and Richard Clemmer, each of whom was recommended by Egon Zehnder International, for these open positions.

Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing to the Company’s Corporate Secretary at NCR Corporation, 3097 Satellite Boulevard, Duluth, Georgia 30096. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who want to nominate directors for election at NCR’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available under “Corporate Governance” on the “About NCR” page of NCR’s website at http://www.ncr.com/about_ncr/corporate_governance/incorporation_and_bylaws.jsp. See “Procedures for Stockholder Proposals and Nominations” on page 96 of this proxy statement for further details regarding how to nominate directors.

The director nominated by the Board of Directors for election at the 2011 Annual Meeting was recommended by the Committee on Directors and Governance for election at the Annual Meeting. This candidate for election is currently serving as a director of the Company and has been determined by the Board to be independent.

Communications with Directors

Stockholders or interested parties wishing to communicate directly with NCR’s Board of Directors, any individual director, the Chairman of the Board, or NCR’s non-management or independent directors as a group are welcome to do so by writing NCR’s Corporate Secretary at 3097 Satellite Boulevard, Duluth, Georgia 30096. The Corporate Secretary will forward appropriate communications. Any matters reported by stockholders relating to NCR’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact NCR’s Board, please see the Company’s Corporate Governance website at http://www.ncr.com/corpgovernance/corpgov_contact.htm.

Code of Conduct

The Company has a Code of Conduct that sets the standard for ethics and compliance for all of its employees. NCR’s Code of Conduct is available on the Company’s Corporate Governance website at http://www.ncr.com/about_ncr/ corporate_governance/code_of_conduct.jsp. To receive a copy of the Code of Conduct, please send a written request to the Corporate Secretary at the address provided above.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company is required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended December 31, 2010. Based solely on a review of filings furnished to the Company and other information from reporting persons, the Company believes that all of these filing requirements were satisfied by its directors, officers, and 10% beneficial owners, with two exceptions as follows. Due to an administrative error, one late filing was effected for Linda Fayne Levinson with respect to a stock award for 122 shares granted to Ms. Levinson in February 2010 in connection with her appointment as Chair of the Compensation and Human Resource Committee due to the resignation of its previous Chair. In addition, due to an administrative error, one late filing was effected for Robert Fishman with respect to a restricted stock unit award representing 7,857 common shares granted to Mr. Fishman in October 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we provide an overview of the Company’s executive compensation program, including a discussion of the compensation philosophy of the Compensation and Human Resource Committee of our Board of Directors (the “Committee”). We also review the material elements of the compensation opportunity offered to our Named Executive Officers (defined below) for the 2010 performance year, review decisions made by the Committee in the context of our compensation philosophy, summarize Company performance achieved in 2010 against critical objectives, analyze compensation earned by our executives relative to performance achieved, and finally, describe the key actions taken in 2011 with respect to compensation of our executives.

For a more detailed description of the Committee’s authority, duties and responsibilities, refer to the Compensation and Human Resource Committee charter which is located on the Corporate Governance section of the Company’s website at www.ncr.com.

Named Executive Officers

Our named executive officers (the “Named Executive Officers” or “NEOs”) discussed in this Compensation Discussion and Analysis and the related compensation tables are the following executive officers of the Company:

Name	Executive Leadership Role
William R. Nuti	Chairman of the Board, Chief Executive Officer and President
Robert P. Fishman	Senior Vice President and Chief Financial Officer
John G. Bruno	Executive Vice President, Industry Solutions Group
Peter A. Leav	Senior Vice President, Global Sales
Peter A. Dorsman	Senior Vice President, Global Operations

The Committee retains the sole authority to make all compensation-related decisions for the Company’s executive officers (commonly referred to in this Compensation Discussion and Analysis as “executives”), including our Named Executive Officers.

Executive Summary

2010 Financial Highlights.    After a challenging 2009, and despite the continuing global economic uncertainty, the Company was able to achieve above-plan financial results and complete key operational milestones summarized as follows:

•	Revenue increased to $4.8 billion for 2010, representing a growth of 5% over 2009.

•	Non-Pension Operating Income (NPOI) increased to $332.7 million for 2010, representing a 17% increase over 2009 and exceeding analyst expectations in each quarter in 2010.

•	NCR’s stock price was up 38% over 2009 (based on the year-over-year closing price on December 31).

Highlights of Committee Actions in 2010.    In addition to carrying out the normal authority, duties and responsibilities outlined in the charter, the Committee addressed the following key matters during the 2010 fiscal year:

•

Approved the 2010 Annual Incentive Plan and Annual Long-Term Incentive Plan performance objectives consistent with aggressive, but achievable operating performance goals for the management team for 2010.

•

Certified that the 2009 Performance-Based Restricted Stock Unit awards would not vest because the discretionary performance objective for the 2009 Annual Long-Term Incentive Plan did not achieve the threshold level of performance (0% payout).

•

Approved special Chairman’s Recognition & Retention awards in 2010 for certain executives, including our Named Executive Officers, to retain key contributors to the Company and reward the exceptional performance of individuals, who despite their significant efforts to help the Company achieve results, did not receive either a cash bonus or long-term incentive award payout for the 2009 performance year. NCR did not pay a bonus for the 2009 fiscal year to any Named Executive Officer with the exception of Peter Dorsman, who received a discretionary bonus to recognize his efforts associated with the build-out of two new manufacturing plants during the year. Our Chairman, CEO and President, Bill Nuti, had proactively requested, and the Committee agreed, to cancel his bonus in February 2009 regardless of Company performance during the 2009 fiscal year.

•	Approved an amendment to the Change-In-Control Severance Plan to eliminate tax-gross ups for new participants in the plan, which was subsequently recommended to and approved by the Board of Directors.

•

Conducted a compensation-risk assessment of the Company’s executive and broad-based compensation programs, determining that such programs do not present any area of significant risk and that the level of risk of such programs decreased in 2010 due to the changes in the Company’s plans.

Pay-for-Performance Assessment.    Given our compensation philosophy and framework, supporting pay practices and principles, and our incentive plan designs where a substantial portion of compensation for our executives is both performance-based and “at-risk” of forfeiture each year contingent on the management team meeting and exceeding their annual and long-term financial plan objectives, we believe our compensation programs create tremendous commonality of interest between our executive team and stockholders for driving sustainable, long-term value creation and stock price appreciation.

Our self-assessment of the pay-for-performance aspects of our compensation programs for the executive team is best demonstrated with the following highlights:

•

We constantly monitor and take actions to adopt best-practices, and also eliminate/prohibit poor pay practices that are inappropriate for the Company or in conflict with our pay-for-performance culture (see tables on page 22)

•

Our compensation philosophy dictates that a substantial portion of our compensation is performance-based. For 2010, 48% of the CEO’s pay was performance based and 46% (on average) of the other NEOs’ pay was performance based (see also the “Performance Compensation Mix” narrative on page 36).

•

A substantial portion of our executive compensation remains “at risk” of forfeiture each year contingent on the management team meeting and exceeding their annual and long-term financial plan objectives. This was demonstrated in 2009 when all bonus payouts were cancelled based on below-target results in a challenging economic environment (as outlined above). Additionally, both the 2008 and 2009 Performance-Based Restricted Stock Units granted as part of the Annual LTI Awards in those respective years were cancelled for not meeting the minimum NPOICC (as defined below) objectives established for these awards (see the narrative on page 34 under “Update on Prior-Year Performance Based Restricted Stock Unit Awards”).

•

While we strive to offer fully-competitive “target” pay opportunities for each executive to recognize the experience, industry expertise and leadership each of them brings to the Company (as outlined in the table on page 25), the actual pay received or “realized” by each executive is highly dependent on the ability of the management team to achieve above-plan financial results and meet key operational milestones over an extended period of time or their actual pay received can be substantially above or below market. This is demonstrated more clearly in the “Pay-for-Performance Assessment” section below (see the narrative on page 37 under “Granted Value vs. Realized Value”) where the correlation between the actual pay received by the CEO versus the target pay opportunity granted for years 2008, 2009 and 2010 is compared to both Company performance and total shareholder return (“TSR”) versus our peer group each year. This analysis validates the strong pay-for-performance aspect of our executive compensation programs.

Executive Compensation Philosophy and Framework

Executive Compensation Philosophy.    NCR has an innovative and highly performance-based approach to compensation. Rewarding for results is how we enable a pay-for-performance culture, which is the primary objective of our compensation philosophy. Our compensation programs are designed to significantly reward executives for achieving and exceeding our strategic business and financial goals. Where applicable, and under very careful inspection, we also take into account areas that impact stockholder performance which are not under the direct control of our executive team (for example, macro discount rate impact on pension). That said, our compensation programs are specifically designed to financially penalize executives when we fail to achieve our strategic goals and/or fail to deliver results. Our compensation programs are also designed to reward performance at or above market median based on actual results.

In addition to enabling a pay-for-performance culture, our executive compensation programs focus on three key objectives:

(1)	Attract, Retain and Motivate High-Quality Talent;

(2)	Establish a Common Interest between our Executives and Stockholders; and

(3)	Adopt Competitive, Best-Practice Compensation Programs Appropriate for the Company.

These objectives and supporting principles establish a compensation framework the Committee uses to evaluate and develop our compensation programs, and the individual pay decisions for our executives.

Key Compensation Objective	Compensation Framework/Supporting Principles
Attract, Retain and Motivate High-Quality Talent

•   Provide a competitive pay opportunity where compensation is generally targeted at the market median of our peer group

•   Provide actual target compensation that is fully-competitive to attract the right experience and quality of talent in key leadership roles to best achieve our strategic objectives

•   Offer performance-based compensation programs designed to reward executives with payouts that are differentiated as a result of both Company and individual results

•   Require multi-year vesting schedules as a condition to receiving payouts on long-term incentive awards to encourage retention of our executives over vesting periods

Establish a Common Interest between our Executives and Stockholders

•   Design incentive compensation plans to ensure a strong correlation between an executive’s total compensation earned, and the long-term operating performance of the Company

•   Establish a pay-mix where a significant portion of pay is “at risk” where realized payouts are dependent upon both the Company and the individual executive performing at or above established goals

•   Design short-term and long-term incentive plans that are primarily “performance-based” to drive the successful attainment of both individual executive and Company-level objectives

•   Establish long-term incentive plans that are primarily delivered in the form of equity to align the interests of our executives with our stockholders

Adopt Competitive, Best-Practice Compensation Programs appropriate for the Company

•   Evaluate trends and best practices to remain competitive within our peer group and general industry

•   Adopt compensation practices that are consistent with our objective to enable a pay-for-performance culture

•   Monitor executive stock ownership and establish policies that balance both share retention and financial flexibility for executives

•   Design executive compensation programs to discourage unnecessary risk taking

•   Generally design programs that maximize tax-deductibility where possible and in the best interests of our stockholders

Review of Competitive and Appropriate Pay Practices.    The Committee regularly evaluates our compensation programs to ensure they are consistent with the short-term and long-term goals of both the Company and our stockholders given the dynamic nature of our business and the market where we compete for talent. Following is a summary of our current pay practices and also the eliminated/prohibited pay practices that were approved by the Committee and put in place by the Company:

Current/Best Pay Practices	Eliminated/Prohibited Pay Practices

•    Pay-for-Performance program designs where a significant portion of compensation remains at-risk based on Company performance and is also equity-based to create alignment between executives and stockholders

•    A compensation recovery policy applicable to all executives who receive long-term incentive compensation (in addition to our executives) in the event of a financial restatement

•    Executive stock ownership guidelines that encourage our executives to accumulate a substantial stake in the common stock of our Company

•    Eliminated the excise tax gross-ups for new participants in the Company’s Change-in-Control Severance Policy

•    Prohibited tax gross-ups on any perquisites other than standard relocation benefits

•    “Froze” all non-qualified pension/retirement benefits and no special pension arrangements are offered to any new hires (prior service credits are also prohibited), including our executives

Role of Compensation Consultant and Chief Executive Officer.    The Committee considers recommendations from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), as well as Mr. Nuti, our Chairman of the Board, Chief Executive Officer and President (whom we refer to as our “CEO”) in making executive compensation decisions.

Role of Compensation Consultant.    The Committee engaged FWC as its compensation consultant. FWC is independent of the Company’s management, reports directly to the Committee, and has no economic relationships with the Company other than its role advising the Committee. FWC provided the following advisory services to the Committee during 2010:

•	Provided a competitive assessment of our executive compensation programs relative to our compensation philosophy;

•	Reviewed our compensation peer group companies for 2010;

•	Provided the Committee expert advice regarding compensation matters for our executives, including the CEO;

•	Provided information about competitive market rates, compensation trends and best practices;

•	Assisted in the design of the variable incentive plans and the establishment of performance goals, and the design of other compensation programs and perquisites; and

•	Assisted with Section 162(m) and Section 409A compliance, disclosure and other technical matters.

FWC also provides the Committee with a thorough analysis of the CEO’s pay profile, both historically and in comparison to the Company’s peer group. The Committee uses this analysis in conjunction with tally sheets to evaluate the CEO’s compensation. The CEO is never present during these discussions and is not provided a copy of FWC’s report.

Role of Chief Executive Officer.    Our CEO attends each Committee meeting and participates in the general discussion at those meetings. The CEO also presents recommendations to the Committee on specific compensation actions for executives, other than for himself, which include:

•	Recommendations on compensation packages and benefits for new and existing executives for Committee approval;

•	Assessment of performance for key executive talent as it relates to their development needs, their compensation and also as it relates to the long-term succession planning for the Company;

•	Recommendations on financial performance metrics to be used to determine short-term and long-term incentive compensation for all executives; and

•	Recommendations on the review and design of our various executive compensation programs.

Although our CEO provides written input regarding his performance by establishing annual objectives at the beginning of the year in conjunction with the Committee and the Board and providing the Committee and the Board a self-evaluation at the end of the year, neither he nor any member of management makes any recommendation to the Committee regarding his compensation.

External Analysis—Peer Group Analysis and Market Surveys.    We use several methods to examine the various elements of our executive compensation program to determine the competitive market and understand current compensation practices. In general, the Committee considers the median of the peer group data described below when establishing base salary, annual incentive and long-term incentive opportunities. However, the Committee retains the flexibility to make adjustments in order to respond to market conditions, promotions, individual performance and internal equity. The Committee also considers key business decisions that can impact compensation. As an example, in 2007, NCR completed a spin-off of a division of the Company into its own independent, publicly-held company now known as Teradata Corporation. Teradata, once a line-of-business within NCR, has a market capitalization of approximately $7.0 billion and sales of approximately $1.8 billion. Many of the executives at NCR in 2007, including our CEO, were running a company that was significantly larger and therefore compared to a peer group of larger companies than our current peer group. Penalizing these executives for making a good decision on behalf of stockholders is not our intent, but managing compensation to be consistent with our current peer group is our goal. The Committee also reviews broad-based survey data for the positions below the CEO level where proxy data may not be available.

Compensation Peer Group.    FWC generally leads the effort to develop and present peer group data used by the Committee. FWC’s typical independent analysis includes an examination of the cash and equity elements of compensation for the five most highly compensated executives in each peer company and a comparison of the Company’s similarly ranked Named Executive Officers to the lower, median and upper quartiles of the entire group. The analysis also includes comprehensive modeling of long-term incentive costs and resulting levels of stockholder value transfer and dilution, which the Committee considers when developing the aggregate annual budget for equity compensation awards.

The unique combination of industries represented by our core business creates challenges in identifying comparable companies for executive compensation benchmarking. We select our peer group by examining other companies in terms of industry, size and recruiting by looking at companies in our GICS (Global Industry Classification Standard) industry group that are of reasonably similar size based on annual revenue, market capitalization, operating income and number of employees. In addition, we look at variances to these metrics based on unique circumstances (for example, the impact of pension income and/or expense). We also consider other companies outside our GICS industry group with which we compete for talent.

We review our peer group at least once per year to ensure it continues to reflect the parameters originally outlined. There were no changes to our compensation peer group for 2010, which consisted of the companies listed below:

Compensation Peer Group Companies for 2010
Agilent Technologies, Inc.	Commscope, Inc	Diebold, Incorporated
DST Systems, Inc.	EMC Corporation	Fiserv, Inc.
Harris Corporation	Imation Corp.	Juniper Networks, Inc.
Lexmark International, Inc.	Logitech International SA	NetApp, Inc.
Pitney Bowes Inc.	SanDisk Corporation	Seagate Technology
Symantec Corporation	Tellabs, Inc.	Western Digital Corporation

Broad-Based Market Surveys.    Management generally prepares an analysis for the Committee that compares the compensation of our executives against that of similar roles found in broad-based publicly available executive compensation market surveys so that the Committee can understand current market trends and practices. In 2010, management used multiple surveys as described in the table below for this analysis including surveys concentrated on companies in both general and high-tech industries, which included the Company’s competitors and non-competitors. The broad-based surveys are global in nature which enables us to obtain salary structure market data in numerous countries under a consistent methodology to understand market trends and practices.

Broad-Based Market Survey Provider	Participating Company Revenue	Number of Participating Companies	Survey Group
			General Industry	High-Tech Industry
Towers Watson Compensation Data Base (CDB) – High-Tech Executive Database	$3.0B to $10.0B	101		X
Hewitt Total Compensation Management – Executive Survey	$3.0B to $7.0B	523	X
Radford – Global Technology Survey	$3.0B to $7.0B	932		X

Compensation Benchmarking and Competitive Assessment.    FWC prepared a comprehensive analysis and assessment of the competitive position of the compensation for our executives relative to our peer group companies (and broad-based market survey data when appropriate) which is summarized as follows:

Name	2010 Compensation Benchmark		Competitive Position of “Target” Compensation	Rationale for Current Competitive Position
	Peer Group Proxy Data	General Survey Data

William Nuti	Chief Executive Officer (100%)	Chief Executive Officer (0%)	At/Above 75th Percentile	Aligned with incumbent’s experience/success leading a $5.0B to $10.0B enterprise and the Board’s determination to retain a CEO with the capability of leading a much larger company.

Robert Fishman	Chief Financial Officer (100%)	Chief Financial Officer (0%)	Below Median	New to role. Multi-year plan developed to align with market median based on performance.

John Bruno	2nd Highest Paid (50%)	Chief Operating Officer (50%)	Between Median and 75th percentile	Aligned with incumbent’s vision/leadership delivering innovative product solutions.

Peter Leav	3rd Highest Paid (50%)	Top Sales Role (50%)	At Median	Aligned for achieving “expected” results, with significant upside for exceeding our global sales goals.

Peter Dorsman	5th Highest Paid (50%)	Top Manufacturing Role (50%)	Between Median and 75th percentile	Aligned with incumbent’s vision/ extensive experience delivering market-leading production costs.

Internal Analysis—Tally Sheets and Internal Equity.    In addition to reviewing the market data described above, the Committee also reviews various internal analyses described below.

Tally Sheets.    At each regular Committee meeting, the Committee reviews tally sheets prepared by management when considering compensation changes for our executives. To provide a snapshot of the total compensation opportunity provided to each executive, our tally sheets are used by the Committee to review the degree to which current, historic and projected compensation, including unvested equity awards and separation benefits, support the Company’s retention objectives. The Committee uses the data in the tally sheets to gauge actual and projected wealth accumulation levels. The tally sheets are also used to compare year-over-year compensation as part of the process of setting compensation for the next year.

Internal Equity.    In addition to the tally sheets, management prepares an overview of each executive’s base salary, annual incentive targets, and long-term incentive awards in comparison to internal peers. To maintain fairness throughout the executive ranks, we strive to ensure a level of consistency in compensation with differences based on the degree of judgment and strategic nature of the role of the executive, as well as each executive’s individual performance.

We regularly analyze the relationship between our CEO’s compensation to the compensation of our other Named Executive Officers. The relationship of our CEO’s actual compensation to the next highest-paid Named Executive Officer, John Bruno, is summarized as follows:

Relationship of CEO Pay to the Next Highest Paid Named Executive Officer

Compensation Elements	2009	2010
Base Salary	1.3 times	1.3 times
Cash Compensation(1)	1.3 times	1.6 times
Cash Compensation + Equity(2)	3.0 times	2.0 times

(1)   Represents base salary and annual cash incentive awards paid for the performance year.

(2)   Equity represents the grant date fair value of all awards granted during the performance year.

Our CEO is compensated at higher Cash Compensation and equity levels than the other Named Executive Officers to reflect his additional role as Chairman, overall leadership responsibility, the market rate of compensation for CEO talent, the strategic nature of his position as the senior executive leading the organization, the extent and scope of his responsibilities, his performance and the judgment that he brings to his position. However, in 2010 the Committee positioned Mr. Bruno’s total compensation opportunity to reflect the increased responsibilities of his role and as a result the variation between Mr. Nuti and Mr. Bruno’s pay narrowed in 2010.

Overview of Compensation Elements

The table below summarizes the material elements of our current compensation and benefit programs, our compensation policies provided during 2010, and how each element supports the Company’s executive compensation philosophy:

Compensation Element	Program Description	Link to Compensation Philosophy
Annual Base Salary	•Fixed Compensation	• Provide competitive pay opportunity
Annual Incentive Plan

•Management Incentive Plan (MIP):    Short-term incentive plan that provides annual cash payouts between 0% and 200% of each executives bonus target based on performance against objectives

•MIP Performance Metric:    Plan payout of 1.5% and .75% of earnings before income taxes for the CEO and other NEOs, respectively

•   2010 Discretionary Objective: Payout earned between 25% and 200% of the target bonus for each NEO based on the achievement of Non-Pension Operating Income after Capital Charge (NPOICC) above “threshold”

•   Customer Success Plan: 10% bonus target where the payout is “make or miss” (0% or 100%) linked to Customer Success results

•  Provide competitive pay opportunity

•  Offer short-term, performance-based incentive plan where payout is “at risk”

•  Enable pay-for-performance culture by providing motivation for executives to achieve annual performance objectives

Annual Long-Term Incentive Plan

•Performance-Based Restricted Stock Unit Award (75%):     Performance stock units that will vest on December 31, 2012, with a payout between 0% and 150% of the target award based on Company performance against objectives

•LTI Performance Metric:    20% Return on Capital

•   2010 Discretionary Objective: Vesting earned between 25% and 150% of the target award based on the achievement of Non-Pension Operating Income after Capital Charge (NPOICC) above “threshold”

•Stock Option Award (25%):     Option exercise price is set at fair market value on the grant date, vests evenly over four years, with a 10-year term

•  Provide competitive pay opportunity

•  Offer long-term, performance-based incentive opportunities where a substantial portion of the payout is “at risk” based on performance results

•  Offer equity-based compensation to establish a link to stockholders

•  Enable pay-for-performance culture

Compensation Element	Program Description	Link to Compensation Philosophy
Ad Hoc Long-Term Incentive Awards (for new hire/promotion and retention awards)

•    Performance-Based Restricted Stock Unit Award (75%):     Performance stock units that will vest on the three-year anniversary of the grant date, where the payout is “make or miss” (0% or 100%) based on achievement of a threshold NPOI objective

•    Stock Option Award (25%):     Option exercise price is set at fair market value on the grant date, vests evenly over four years, with a ten-year term; or,

•    Time-base Restricted Stock Unit Award:     Vesting between one and four years from the grant date

•    Provide competitive pay opportunity

•    Offer long-term, performance-based incentive plan where payout is “at risk”

•    Offer equity-based compensation to establish a link to stockholders

•    Enable pay-for-performance culture

Benefits and Perquisites

•    Retirement Benefit Plans

•    Executive Medical Exam Program

•    Financial Counseling Program

•    Change-in-Control (CIC) Severance Plan

•    Severance Benefits (non-CIC separations)

•    Productivity and Safety Perquisites:    Limited Aircraft Usage, Security Expenses, and occasional Lodging/Meal Expenses for business productivity

• Provide competitive programs appropriate for the Company (see Executive Perquisites on page 37) • Provide programs and benefits consistent with best-practices where appropriate for the Company
Compensation Policies	• Compensation Recovery Policy • Executive Stock Ownership Guidelines	• Provide appropriate competitive programs, consistent with best-practices • Discourage excessive risk-taking • Monitor executive stock ownership to maintain alignment with stockholders

The elements of the executive compensation program have been designed to achieve both short-term and long-term Company performance objectives. All elements are considered when making compensation decisions since each element impacts the others. In determining the appropriate mix of compensation elements, we strive to balance the focus on short-term and long-term goals, while maximizing the use of performance-based compensation elements. The use of variable pay (programs where pay is “at risk”) establishes commonality of interest between our executives and our stockholders.

Analysis of 2010 Compensation Decisions

Annual Base Salary

We strive to set base salaries at a level competitive with our peer group. By doing so, we are able to attract and retain top quality executive talent and ensure that our overall fixed costs are kept at a reasonable level. The Committee reviewed and approved the following base salary actions during 2010:

Named Executive Officer	Base Salary on January 1, 2010	Base Salary Increase%	Salary Action Effective Date	New Base Salary	Rationale for Base Salary Action
William Nuti	$1,000,000	0.0%	August 8, 2005	$1,000,000	No change – competitive
Robert Fishman	$240,000	+66.67%	March 14, 2010	$400,000	Increase for promotion to CFO and SVP role
John Bruno	$750,000	0.0%	November 29, 2008	$750,000	No change – competitive
Peter Leav	$450,000	+5.6%	February 23, 2010	$475,000	Merit increase based on individual performance
Peter Dorsman	$380,000	+6.6%	February 23, 2010	$405,000	Merit increase based on individual performance

Annual Incentive Plan

We provide annual cash incentives to motivate our executives to achieve specific short-term performance objectives. Our short-term incentive plan ensures that a significant portion of each executive officer’s Cash Compensation is “at risk” and payable only if the Company’s discretionary performance measures and each executive’s individual performance objectives are achieved.

Management Incentive Plan (MIP) Description.    The “Management Incentive Plan” (or “MIP”), which was approved by our stockholders in 2006 for the purpose of complying with Section 162(m) of the Internal Revenue Code (the “Code”), provides an annual cash incentive award opportunity for each participating Named Executive Officer under the Management Incentive Plan equal to 1.5 percent and 0.75 percent of the Company’s earnings before income taxes for Mr. Nuti and each of the other Named Executive Officers, respectively. This measure, earnings before income taxes (or “EBIT”), was used to ensure that bonuses are determined as a percentage of controllable profit, and consequently, we exclude income taxes to ensure that profit is defined based on operating results that the participating Named Executive Officers can directly influence. The award amount was set at a level sufficient to ensure reasonable payout levels under all expected future scenarios, taking into consideration possible changes in the level of earnings before income taxes that might result from operational performance, as well as merger and acquisition and related activities.

Targets for participation in our annual incentive program were established based on peer group data and positioning within the senior leadership team. The annual cash incentive award opportunity for each of our Named Executive Officers for the 2010 performance year is summarized as follows:

Named Executive Officer	MIP Bonus Target (as % of base salary)	Customer Success Target (as % of base salary)	Total 2010 Bonus Target	Total Bonus Payout Range(1)
William Nuti(2)	140%	10%	150%	0% to 290%
Robert Fishman	100%	10%	110%	0% to 210%
John Bruno	100%	10%	110%	0% to 210%
Peter Leav	75%	10%	85%	0% to 160%
Peter Dorsman	75%	10%	85%	0% to 160%

(1) The total bonus payout range cannot exceed 1.5% of EBIT for the CEO and 0.75% of EBIT for the other NEOs as provided under the MIP.

(2) The Committee determined to increase the target award based on core financial metrics for Mr. Nuti from 125% to 140%. Thus, Mr. Nuti’s overall target award increased from 125% to 150% to better align with the desired competitive position for Mr. Nuti’s target cash compensation.

2010 Management Incentive Plan Objectives.    Consistent with Section 162(m) of the Code, the Committee retains the discretion to reduce the annual cash incentive award for Named Executive Officers to an amount that would be less than 1.5 percent or 0.75 percent, as applicable, of the Company’s earnings before income taxes. In considering whether to exercise this discretion, the Committee considers, among other things, the extent to which our Named Executive Officers achieved certain pre-established objectives, which we refer to as “Management Incentive Plan Objectives.” The 2010 Management Incentive Plan Objectives were tied to (i) core financial objectives, (ii) individual management objectives, and (iii) customer success results.

Core Financial Objective.    Each participating Named Executive Officer was assigned a core financial performance objective based on corporate non-pension operating income after capital charge (“NPOICC”). We used NPOICC as a measure because it (i) reflects our highest business imperative – driving growth in profit by increasing revenue and controlling operating costs, (ii) is balanced with driving a strong focus on asset utilization, working capital and cash flow, (iii) is simple to calculate and easily understood by both employees and stockholders, (iv) is a measure that we can track throughout the year, and (v) is a critical measure investors use to gauge our execution of annual operations.

NPOICC is our operating income as reported under generally accepted accounting principles, but without taking into consideration the impact of pension income or expense for the year. We exclude the impact of pension income or expense when calculating our operating income because such impact is better considered over several years and does not directly relate to an executive officer’s performance or the Company’s success in operating the Company. The non-pension operating income is then adjusted to take into consideration capital charges for the year, as these charges represent our cost of capital as used in our operations and corporate activities. By incorporating this factor into the performance measure, we are able to ensure the Named Executive Officers consider the long-term impact of their decisions as well as the short-term financial consequences. The long-term impact is based on charging a cost of capital for long-term assets to reflect our investors’ assumed expected return on equity capital. The short-term financial consequence is based on the charge associated with working capital items such as accounts receivable, inventory and other current assets. As a result, we expected the core financial objective to motivate the Named Executive Officers to prudently manage our assets as they work to increase revenue and lower operating costs.

The Committee established the 2010 NPOICC core financial objective for threshold, target and maximum performance at $185 million, $230 million and $275 million, respectively. The 2010 core financial objective also contained a suggested payout threshold based on operating results as measured by non-pension operating income (“NPOI”), which was set at $280 million for those executives who have performance objectives aligned only to their organizational and/or functional goals (and not the core financial objective). The financial objectives under the annual cash incentive program are generally set at a level that is more challenging than the financial objectives under the long-term incentive program described below to ensure that our executives are properly motivated and rewarded only for outstanding performance.

Management by Objectives.    Each participating Named Executive Officer had multiple management objectives, which we refer to as “management by objectives” or “MBOs,” that the Committee considers in using its discretion to determine the final payout of annual cash incentive awards as described in the table below.

Customer Success.    Each participating Named Executive Officer was assigned a 10% customer success cash award target opportunity where the payout earned will be linked to the Company’s overall customer success survey results for the 2010 performance year, determined at the descretion of the Committee.

2010 MIP Performance Results and Payouts.    Following is a summary of the MIP results and the incentive award payouts approved for each participating Named Executive Officer for the 2010 performance year.

Summary of the Management Incentive Plan Performance Objectives for 2010
	2010 Performance Objectives			2010 Performance Results	2010 MIP Payout Funded
MIP Discretionary Objectives	Threshold (25% funded)	Target (100% funded)	Maximum (200% funded)
Core MIP Objective (NPOICC)(1)	$185.0M	$230.0M	$275.0M	NPOI Results $332.7M - Capital Charge ($103.7M) NPOICC Results $229.0M	98.4% of Target
Customer Success Objective(2)	Payout linked to the Company’s overall Customer Satisfaction Survey Results			Below expectations	0% - No Payout

(1)  No funding will occur unless the Company achieves a Non Pension Operating Income of at least $280 million for 2010.

(2)  The customer success objective is measured through a twice-annual survey of customers conducted by a third-party.

2010 MBOs and Payouts.    Following is a summary of the MBOs established by the Committee and the Management Incentive Plan payouts approved for each participating Named Executive Officer for the 2010 performance year.

2010 Management Incentive Plan (MIP) Payouts
Name	MBOs (Factors Influencing Payout)	Target MIP Payout	Funded MIP Payout	Individual Performance Modifier	2010 MIP Payout	Rationale for 2010 MIP Payout
William Nuti	Successful strategic repositioning and corporate transformation as reflected in increased market share, quality of revenue and earnings, increased geographic diversification, capital efficiency and increased stockholder return.	$1,400,000	$1,377,273	109%	$1,500,000	Succeeded on all critical objectives
Robert Fishman	Days Revenue Receivable Outstanding, Days Billing Outstanding, Loss on Accounts Receivable, Expense to Revenue Ratio, Close Efficiency, Effective Tax Rate, Investor Relations, Revenue Growth, Continuous Improvement and Quality.	$400,000	$393,507	100%	$393,507	Succeeded on all critical objectives
John Bruno	Expense to Revenue Ratio, R&D Solutions Roadmap Execution, Services Growth and Profit Targets, Revenue Growth, Market Share, Revenue and Profit per Headcount, Innovation Council Execution, NCR Brand/Image Improvement, Continuous Improvement, Quality and Cost Reduction Value Engineering (CRVE).	$750,000	$737,825	100%	$737,825	Succeeded on all critical objectives
Peter Leav	Expense to Revenue Ratio, Direct Quota-carrying Headcount, Revenue Growth, Market Share, Book to Bill, Q1 Order Target Improvement, and Forecast Quality.	$356,250	$350,467	120%	$420,560	Exceeded expectations on Sales Growth, Forecast Quality & Funnel improvement
Peter Dorsman	Controllable Gross Margin, Revenue Growth, Inventory and Inventory Turns, Customer Requested Ship Date Goal, Headcount Costs as % of Hardware Revenue, Quality Council Execution, Continuous Improvement, Quality and Cost Reduction Value Engineering (CRVE).	$303,750	$298,819	120%	$358,583	Exceeded expectations on CRVE, Quality and Continuous Improvement cost reductions

2011 Management Incentive Plan Update.    In order to better align payouts under the Management Incentive Plan with the financial objectives that the management team is held accountable for achieving each year, the Committee recommended a proposal to the Board of Directors to amend the Management Incentive Plan, subject to stockholder approval, to establish the calculation of all awards payable under the plan equal to 1.5 percent for the CEO, and 0.75 percent for all other participants, as applicable, of the Company’s Non-Pension Operating Income (or NPOI) after accrual for any amounts payable under the plan and any other plan where its terms so provide. If approved by stockholders, NPOI will replace “earnings before income taxes” as the primary payout metric under the Management Incentive Plan.

Annual Long-Term Incentive Plan

We implemented our long-term incentive program to ensure that a large portion of total compensation for executives is directly aligned with Company performance and changes in stockholder value that are driven by Company performance. Long-term equity awards granted to our Named Executive Officers in 2010 were made under the 2006 NCR Corporation Stock Incentive Plan (the “Stock Incentive Plan”) approved by our stockholders in 2006. The use of equity for our long-term incentive plan (i) unites all executives in a common set of performance goals which creates commonality of interests with stockholders, and (ii) enhances the long-term retention aspect of the overall compensation program by requiring executives to remain employed over a multi-year period until awards fully vest before the wealth creation can be “realized” by an executive.

2010 Annual LTI Awards.    In early 2010, the Committee approved changes in the design of the long-term incentive program for 2010. In an effort to better optimize share usage and risk, the mix of equity vehicles for the 2010 annual grant was revised to include 75 percent performance-based restricted stock units and 25% non-qualified stock options. This change was intended to keep a significant portion of the LTI award as performance-based and also to maintain the annual run rate of equity awards within a reasonable range. Additionally, the performance period for the 2010 performance-based restricted stock units is two years, rather than the one-year performance period utilized in 2009, and the time-based vesting term continues to be the traditional three-year period in order to provide long-term retention value for both the executive and the Company. The Committee continues to evaluate these terms to establish the right balance between performance, motivation, retention and the ability to set financial operating targets in a volatile economic environment, while keeping in mind the objective to offer a competitive opportunity for long-term compensation. As a result of this continuous evaluation, the Committee modified the design of the long-term incentive program for 2011. The 2011 design is discussed at the end of this “Annual Long-Term Incentive Plan” section.

Award size.    When determining the overall annual equity program for the Company for the upcoming year, we balance the size of individual awards, the number of participants, and accounting expenses from prior year grants with the total annual expense plan approved by the Committee. As mentioned above, FWC also conducts a comprehensive analysis of long-term incentive costs and stockholder dilution, which helps the Committee develop an annual budget for aggregate, Company-wide long-term incentives. Generally, the 2010 award levels for our Named Executive Officers were between the median and 75th percentile of the market data.

Performance Goals.    The awards granted under the long-term incentive program had a performance target of 20% Return on Capital, which was set to comply with Section 162(m) of the Code. If this performance target is not achieved, there is no payout of these awards. If this performance target is achieved, then the Committee uses its discretion to determine payment of the performance-based restricted stock units taking into consideration the extent to which we achieved a specified level of NPOICC during a two-year performance period starting January 1, 2010 and ending December 31, 2011.

Return on Capital is equal to our NPOI divided by controllable capital. Controllable Capital includes our working capital (accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of Property. Plant & Equipment, other current assets excluding taxes, and capitalized software, minus the sum of payroll and employee benefits and other current liabilities, excluding taxes and severance (FAS 112 liability). By using Return on Capital (as described above), the Committee can ensure that the NPOI growth is based on sound investments by taking into account the impact of the cost of generating the additional NPOI.

The threshold, target and maximum NPOICC performance objective established for the 2010-2011 performance period will be disclosed once the performance period is completed. The number of shares earned could range, according to the level of performance achieved, from a 0% payout if threshold is not achieved, to a 25% payout at threshold, up to a maximum 150% payout of the target number of performance units granted to each executive. If earned, the units will vest on December 31, 2012. While these objectives represent challenging performance targets, our philosophy is to make the financial objectives under the annual cash incentive plan moderately more difficult than those of the long-term incentive plan. We do this in recognition of the difficulty in setting long-term targets, especially during more volatile economic times. To provide a sense of how challenging these objectives are, below is a historical view of how the Company has paid out on the annual performance-based restricted stock units awards granted.

	Annual LTI Award Discretionary Performance Objectives
Award Year	Performance Period	Performance Payout Range	Actual Results	Final Payout
2009	1/1/2009 to 12/31/2009	NPOICC between $232.5M to $327.5M	$216.1M	0%
2008	1/1/2008 to 12/31/2010	NPOICC between $825.0M to $1,005.0M	$787.3M	0%
2007	10/1/2007 to 12/31/2009	NPOICC between $558.6M to $670.9M	$630.6M	114.2%

2010 Annual LTI Award Performance Results and Payouts.    The performance period for the 2010 annual LTI award commenced January 1, 2010 and will conclude December 31, 2011. We will report the performance results and expected payouts for each Named Executive Officer in the appropriate filing once the performance period is completed and the results are certified by the Committee.

2010 Ad Hoc LTI Awards.    Equity awards granted outside the annual award process, known as “ad hoc” awards, are also generally granted in the form of either performance-based restricted stock units and/or non-qualified stock options.

Promotional and New-Hire LTI Awards.    During 2010, only one ad hoc award relating to promotions and new hires was made to a Named Executive Officer. As part of his promotion to the role of Senior Vice President and Chief Financial Officer, Mr. Fishman received a long-term incentive award with an approved value of $600,000, granted in the form of performance-based restricted stock units, subject to a “threshold” NPOI performance objective of $225 million for the 2010 performance year, where if achieved, 100% of the award will vest on the third anniversary of the grant date. Since the Company achieved the “threshold” NPOI performance objective, this award will vest in April 2013 at 100% of the number of RSUs granted.

Special Retention and Recognition LTI Awards.    During 2010, the Committee granted special awards to a select group of employees, including our current Named Executive Officers. Each of the special awards was in the form of time-based restricted stock units, with varying vesting schedules depending on the specific retention needs. For each award, a portion vests in February 2012 and the remaining portion vests in February 2013, subject to the executive’s continued employment on the vesting date. The Chairman’s recognition awards were made by the Committee to the Named Executive Officers in the amounts listed in the table below. The amounts of the awards were determined based on the Committee’s assessment of the amount of equity that each Named Executive Officer had realized during his tenure with the Company, the intrinsic value and overall retention values of outstanding awards.

The long-term incentive awards granted to each Named Executive Officer during 2010 are summarized as follows:

	Summary of Long-Term Incentive Awards Granted in 2010(1)
	2010 Annual LTI Award			Ad Hoc LTI Awards		Total LTI Award Value Granted in 2010
Name	Performance RSUs (75%)	Stock Options (25%)	Total LTI Award	Promotional/ New-Hire Award	Retention/ Recognition Awards
William Nuti	$4,125,000	$1,375,000	$5,500,000	—	$3,800,000	$9,300,000
Robert Fishman	$300,000	$100,000	$400,000	$600,000	$118,125	$1,118,125
John Bruno	$1,050,000	$350,000	$1,400,000	—	$2,843,750	$4,243,750
Peter Leav	$543,750	$181,250	$725,000	—	$1,000,000	$1,725,000
Peter Dorsman	$543,750	$181,250	$725,000	—	$504,000	$1,229,000

(1)  Represents the LTI “award value” granted in 2010. Refer to the 2010 Grants of Plan-Based Awards Table on page 49 for the grant date fair value for each award.

Update on Prior-Year Performance-Based Restricted Stock Unit Awards

2008 Performance-Based Restricted Stock Units.    In 2008, the Committee granted performance-based restricted stock units to Messrs. Nuti, Fishman and Dorsman. The awards were granted with a three-year performance period that commenced January 1, 2008 and ended December 31, 2010. The awards had a performance target of 20% Return on Capital. In exercising its discretion to determine the payout for the award, the Committee considered the extent to which we achieved certain levels of NPOICC during the performance period. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. In February 2011, the Committee certified that no payout for the 2008 performance-based restricted stock units will occur since the Company did not achieve the threshold level of NPOICC performance during the 2008 to 2010 performance period (0% payout).

2009 Performance-Based Restricted Stock Units.    In 2009, the Committee granted performance-based restricted stock units to Messrs. Nuti, Fishman, Bruno, Leav and Dorsman. The awards were granted with a one-year performance period that commenced January 1, 2009 and ended December 31, 2009. The awards had a performance target of 20% Return on Capital. In exercising its discretion to determine the payout for the award, the Committee considered the extent to which we achieved certain levels of NPOICC during the performance period. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. In February 2010, the Committee certified that no payout for the 2009 performance-based restricted stock units will occur since the Company did not achieve the threshold level of NPOICC performance during the 2009 performance period (0% payout).

2009 Performance-Based Restricted Stock Unit Retention Awards.    In 2009, the Committee granted performance-based restricted stock units to Messrs. Bruno, Leav and Dorsman. The awards were granted with an eighteen-month performance period that commenced July 1, 2009 and ended December 31, 2010. The awards had a performance target of NPOI of $300 million, where if achieved, 100% of the award will vest. In February 2011, the Committee certified that the performance condition for these awards was achieved. These awards will vest on August 1, 2012, provided that the Named Executive Officer remains employed through that date.

2011 Ad Hoc LTI Awards

2011 Retention and Recognition Awards.    Given the performance results during a challenging economic environment, the Company’s management team received no payout under both the Annual Incentive Plan (annual bonus) and Annual LTI plan for the 2009 performance year, and also received no payout for the 2008 Annual LTI plan. Many of these executives are critical to the long-term success of the Company and the Committee determined it was in the stockholders’ best interests to provide some level of long-term compensation given the substantial retention risk. Therefore, in January 2011, the Committee granted special awards to a very select group of employees, including three of our Named Executive Officers. Each of the special awards was granted in the form of time-based restricted stock units that will vest 100% on February 7, 2013, with the exception of the special award granted to the CEO that will vest 100% on February 7, 2014, subject to continued employment with the Company on the vesting date. The amounts of the awards for each Named Executive Officer are as follows: Nuti: $1,800,000; Fishman: $70,000 and Dorsman: $405,000. These amounts were determined based on the executive’s overall contribution to achieving the Company’s strategic objectives, the Committee’s assessment of the amount and timing of equity value that each executive is expected to realize during his tenure with the Company, and the intrinsic value of any other outstanding awards held by the executive that provide ongoing retention value.

2011 Annual Long-Term Incentive Program

2011 Annual LTI Awards.    For 2011, the Committee decided to refine our long-term equity incentive program for grants made as part of the annual LTI award plan. Specifically, the Committee decided to deliver the 2011 long-term incentive opportunity 75% in performance-based restricted stock units and 25% in time-based restricted stock units. This mix is consistent with our objective to keep a significant portion of our variable compensation as performance-based and provides the appropriate alignment with stockholder interests, while also balancing the need to maintain a certain level of retention going forward. The Committee also elected to continue utilizing a two-year overall performance period, but modified the design to link the initial calculation of the shares earned primarily to the performance objectives established for the 2011 fiscal year, with a potential adjustment to be made to such calculation based on the Company’s performance in the 2012 fiscal year. More specifically, the number of shares earned as part of the 2011 LTI award will be determined initially based on the NPOICC achieved during the 2011 fiscal year (between a threshold, target and maximum payout objective), and to the extent the number of shares earned exceeds 100% (or a payout above target), the number of shares earned will be further adjusted based on the NPOICC achieved during the 2012 fiscal year. In this case, the Company must also achieve NPOICC results for the 2012 fiscal year at least equal to the “target” objective established for the 2011 fiscal year, or the actual payout will be reduced to “target” (or a payout equal to 100% of the target number of shares granted). If a payout is earned for the 2011 Annual LTI Award, the shares earned will vest on March 3, 2014, subject to continued employment with the Company.

2011 Economic Profit Plan.    Additionally, for 2011, the Committee decided to further refine our long-term incentive program and recommended a proposal to the Board of Directors to approve a new Economic Profit Plan (“EPP”), subject to stockholder approval. If approved by stockholders, the EPP will be used to replace a portion of the 2011 Long-Term Incentive awards granted to the CEO and other executives that would otherwise be granted as restricted stock units under the Stock Incentive Plan. Each participating executive will receive a carried interest in the EPP that provides an opportunity for a cash payout based on the economic profit earned under the plan which will be determined based on Non-Pension Operating Income after a reduction for our weighted average cost of capital multiplied by our controllable capital. The purpose of this proposed plan is to further link the incentive compensation of the management team to the long-term, sustainable creation of stockholder value, and strike a balance with the dilution that can occur with equity based awards. Additional details of the proposed 2011 EPP are outlined further in Item 8 beginning on page 91 of the proxy statement.

The long-term incentive awards granted to each Named Executive Officer during 2011 are summarized as follows:

	Summary of Long-Term Incentive Awards Granted in 2011(1)
	2011 Annual LTI Awards			2011 Economic Profit Plan Participation
Name	Performance- Based RSUs (75%)	Time-Based RSUs (25%)	Total LTI Award
William Nuti	$3,000,000	$1,000,000	$4,000,000	1.50% Carried Interest
Robert Fishman	$421,875	$140,625	$562,500	0.15% Carried Interest
John Bruno	$1,265,625	$421,875	$1,687,500	0.30% Carried Interest
Peter Leav	$675,000	$225,000	$900,000	0.15% Carried Interest
Peter Dorsman	$562,500	$187,500	$750,000	0.15% Carried Interest

(1)  Represents the LTI “award value” approved by the Committee for each award.

Pay-for-Performance Assessment

Performance Compensation Mix.    Compensation of our Named Executive Officers is highly performance-based. We use performance-based cash and equity incentives to reward our Named Executive Officers for achieving performance targets set annually by the Committee. Of the target total direct compensation offered to our Named Executive Officers in 2010, 46% percent was performance-based (on average). The portion of performance-based “at risk” compensation increases directly with the executive’s role and responsibility within the Company, ensuring our senior officers are held most accountable to our stockholders. Of the target total direct compensation offered to our Chief Executive Officer in 2010, 48% percent was performance-based.

Granted Value vs. Realized Value.    Given that a significant portion of the compensation of our Named Executive Officers is both performance-based and “at risk”, the Committee reviews the “granted” vs. “realized” compensation over time to take into account the full effect of achieving short-term and long-term performance objectives on the Company’s stock price and ultimately on the actual amount of total compensation that the executive is able to “realize” over time (realized value includes base salary earned, actual cash incentive payouts, and equity awards valued based on the stock price in effect on the vesting/exercise date). The following table shows the “granted” vs. “realized” compensation for the Chief Executive Officer for the 2008 to 2010 fiscal years:

		Compensation “Granted”(1)				Compensation “Realized”(2)				CEO Compensation “Realized” vs. “Granted”
Name	Year	Base	Bonus	LTI	Total	Base	Bonus	LTI	Total
William Nuti	2010	$1.0M	$1.5M	$9.5M	$12.0M	$1.0M	$1.5M	$10.4M	$12.9M	108%
	2009	$1.0M	$1.4M	$5.8M	$8.2M	$1.0M	$0.0M	$4.1M	$5.1M	62%
	2008	$1.0M	$1.1M	$4.5M	$6.6M	$1.0M	$1.4M	$0.0M	$2.4M	36%

(1)   Compensation “Granted” includes: base salary, target bonus, and grant date fair value of all equity awards granted in the applicable year.

(2)   Compensation “Realized” includes: base salary, actual bonus received, and fair market value of outstanding awards as of December 31, 2010. The 2010 Annual performance-based LTI award granted on February 23, 2010 is currently reflected at “target” (100% payout).

By comparison, Company performance achieved during the same time period is summarized below:

	CEO Compensation Realized/Earned			Company Performance
Year	Compensation “Realized” vs. “Granted”	Bonus Payout Earned	Performance LTI Award Earned(1)	NPOICC Results	NCR 1-Year Total Shareholder Return (TSR)
2010	108%	100%	100%	$229.0M	38%
2009	62%	0%	0%	$216.1M	(21%)
2008	36%	125%	0%	$305.9M	(44%)

(1) The 2010 Annual performance-based LTI award granted on February 23, 2010 is currently reflected at “target” (100% payout).

The CEO’s pay realized in fiscal years 2008 to 2010 shows a very strong correlation to Company performance in the respective years, which is a validation of the pay-for-performance design and orientation of our compensation programs. It should also be noted that the Company’s TSR in 2008 and 2009 was negatively impacted by pension expense. The Company’s pension expense and underfunded pension status have detrimentally impacted our stock price due to the significant drop in global equity markets coupled with a historically low interest rate environment.

Executive Perquisites

As part of the Company’s objective to embrace best practices within our executive compensation program, our executives are eligible for a limited offering of perquisites. The perquisites we provide support our objective to attract and retain high quality talent and are designed to allow our executives to focus on their business responsibilities with less concern for the situations covered by these perquisites. Consistent with our compensation philosophy to maximize performance-based components of the overall compensation program, perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. The incremental costs to the Company associated with providing each of these perquisites to the Named Executive Officers are described in the Perquisites Table on page 46.

The Committee has discontinued all tax reimbursements (or tax gross-ups), with the exception of those provided in connection with relocations required by the Company, which are generally also provided to all non-executive employees. Each perquisite we provided in 2010 is described below.

Financial Counseling Program.    We provide the Named Executive Officers with a $12,000 annual allowance under our Financial Counseling Program to be used for financial and tax planning, estate planning, financial planning-related legal services, and income tax preparation. We believe that providing expert financial counseling reduces the amount of time and attention the Named Executive Officers would otherwise spend on that topic and maximizes the net financial reward they receive under our executive compensation program.

Executive Medical Exam Program.    We currently provide our Named Executive Officers reimbursement for up to $5,000 annually under our Executive Medical Program for a comprehensive physical examination and diagnostic testing. This amount was determined by reviewing the offerings presented by the management-approved facility that provides these services and choosing what we believe to be a level appropriate to provide our executives with a broad and comprehensive range of services. We believe that this perquisite benefits our stockholders by encouraging our executives to proactively maintain their health, thereby minimizing health-related disruptions to our business.

Lodging and Meals.    Since July 2008, the Company has provided occasional overnight hotel accommodations near the New York City office to enhance Mr. Nuti’s productivity. To the extent Mr. Nuti stays in a hotel for business reasons, other than for collective business events such as Board meetings or monthly executive staff meetings, these expenses were not eligible for tax reimbursement and Mr. Nuti is liable for such tax liability.

Aircraft and Commercial Flights.    In accordance with the terms of our contract with Mr. Nuti (as discussed on page 56), we have authorized the personal use of our corporate aircraft by Mr. Nuti on an as-available basis, provided that the imputed income from such personal use does not exceed $50,000 per year, based on Standard Industry Fare Level Rates (“SIFL”) as published by the Internal Revenue Service. Mr. Nuti’s use of our corporate aircraft is reviewed on a quarterly basis by the Committee.

Security Expenses.    Based on the recommendation of an outside security consultant, the Company provided security services to certain Named Executive Officers. The Company provided security protection to Mr. Dorsman and his spouse while traveling on business out of the country. These security expenses were not eligible for tax reimbursement. For security and personal safety, the Company also required Mr. Nuti to use a Company-provided car and driver in and around the New York City area, which may be used by other employees when available. To the extent Mr. Nuti uses such car and driver for commuting purposes, it is considered a perquisite.

Relocation.    During 2010, the Company provided relocation benefits to Messrs. Fishman, Dorsman and Leav. Mr. Fishman received relocation benefits in support of his relocation to the Atlanta area as part of the transition of our World Headquarters to Duluth, Georgia. Mr. Fishman also received tax reimbursements for certain relocation benefits he received in 2010. Such tax reimbursement for relocation benefits is generally consistent with the Company’s relocation policies for non-executive employees. Mr. Fishman also received assistance for a loss on home sale, which is generally part of our standard relocation policy for executives at this level. Mr. Dorsman also received relocation benefits in the form of a mortgage subsidy, which is generally part of our standard relocation policy for executives who relocate to a high cost of living area. The mortgage subsidy is designed to ease the cost of living transition by reducing the initial interest rate on mortgages for five years. The mortgage subsidy is not eligible for tax reimbursement. Mr. Leav received minimal relocation benefits in 2010.

Retirement Benefits

We provide retirement benefits to our employees to attract and retain talented employees and to assist our employees in planning for their retirement. Historically, we provided retirement benefits to our United States (“U.S.”) employees under a number of defined benefit pension plans. However, all of our U.S. defined benefit plans were closed to new entrants in 2004 and benefits were frozen as of December 31, 2006. The actuarial present values of the accumulated pension benefits as of the end of 2010 to Messrs. Fishman and Dorsman, our only Named Executive Officers who are entitled to benefits under our defined benefit pension plans, as well as other information about each of our plans, are reported in the Pension Benefits Table and the narrative to that table.

Change in Control Arrangements

In the future, the Company may consider potential transactions that could result in a change in control. We want to ensure that in such an event, we retain key members of management and promote independence and objectivity in the consideration of potential transactions that may maximize stockholder value. In 2006, we adopted a Change in Control Severance Plan, which has a double trigger as described on page 55 of this proxy statement (where benefits are paid only if both a change in control and a termination of employment occur). The design and magnitude of benefits under this plan were considered in the context of other factors, such as the amount of unvested equity compensation and the value of such awards, which together create a strong linkage between management’s interests and those of stockholders.

The Change in Control Severance Plan provides for separation payments and benefits to certain of our executives based on the plan level (or “tier”) to which the executive is assigned by the Committee. We selected these benefit levels for the different tiers based on the most common market practices at the inception of this plan. In February 2010, the Committee added Mr. Fishman as a participant in the plan effective as of February 23, 2010 at the Tier II level.

Named Executive Officer	CIC Plan Tier	CIC Cash Severance Payout Multiple
William Nuti	I	300%
Robert Fishman	II	200%
John Bruno	II	200%
Peter Leav	II	200%
Peter Dorsman	II	200%

At their January 2010 meetings, the Committee recommended to the Board, and the Board adopted, an amendment to the Change in Control Severance Plan to eliminate the tax gross-up for any participant who enters the plan after January 27, 2010. Prior to the amendment, the Change in Control Severance Plan provided for a “conditional tax gross-up” for all participants. The tax gross-up was intended to cover excise and related taxes in the event the severance compensation and other payments or distributions to any participant would constitute “excess parachute payments,” as defined in Section 280G of the Code. The tax gross-up would be provided if the aggregate parachute value of all severance and other change in control payments to the participant exceeded 110% of the maximum amount that could be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value of a participant’s payments would not exceed the 110% threshold, then the participant’s payments would be reduced to the extent necessary to avoid imposition of the excise tax.

Additional details regarding the payments and benefits provided to the Named Executive Officers upon satisfaction of the double-trigger are described in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 55 of this proxy statement.

Severance Benefits

To ensure that we offer a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executives, including the Named Executive Officers. We do not have individual severance agreements with our Named Executive Officers, other than Mr. Nuti. The severance arrangement for Mr. Nuti was provided as a result of negotiations at the time of hire in order to attract him to the

Company. Mr. Leav initially had a severance agreement with the Company, but it expired in January 2011. Messrs. Bruno, Dorsman, Fishman and Leav are currently covered under our standard U.S. Reduction-in-Force Plan. Generally, these plans provide employees with severance benefits if we terminate their employment in connection with a business restructuring (unless the termination is for cause). The payments and other benefits provided under these plans reflect the fact that it may be difficult for these individuals to find comparable employment within a short period of time. A description of the Reduction-in-Force plans and the severance arrangements for Messrs. Nuti and Leav (which expired in January 2011), as well as the estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under these plans and arrangements as of December 31, 2010, are reported in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 55 of this proxy statement.

Equity Award Grant Practices

In light of emerging best practices, the Committee approved revisions to the Company’s equity approval process in October 2008. The current approval process for granting equity awards to our executives and other employees is summarized below:

•

Annual Awards:    All annual awards made to Section 16 Officers must be approved by the Committee. Grants of annual awards will be effective on the date the Committee meets to approve the award, which is typically at its February meeting.

•

Ad hoc Awards:    All ad hoc awards made to Section 16 Officers must be approved by the Committee at its regular meetings, special meetings, or through written actions by unanimous consent. Generally, the effective date of all ad hoc awards is the later of:

¡	The first calendar day of the month immediately following the month in which the award was approved;

¡	The first calendar day of the month following the recipient’s effective employment or promotion date; and

¡	If approved during the last month of a fiscal quarter, the second business day following the issuance of the Company’s earnings release for that quarter.

The number of shares of restricted stock, restricted stock units or options granted is determined by converting the dollar value approved by the Committee into a specific number of shares. The conversion process and the process used to determine the exercise price for options are as follows:

•

Shares, Units or Options Awarded:    For shares of restricted stock and restricted stock units, the approved dollar value is divided by the average of the closing price of NCR common stock for the 20 trading days preceding, but not including, the grant date. For options, the approved dollar value is divided by the average of the closing price of NCR common stock for the 20 trading days preceding, but not including, the grant date, and then divided by the current year’s Black-Scholes valuation factor.

•

Exercise Price:    The exercise price for stock option awards is the closing market price of our common stock on the effective date of the award; however, if the effective date of the award is on a non-trading day, the exercise price is the closing price on the first prior trading day.

Compensation Recovery Policy.    The Committee adopted a Compensation Recovery Policy (or claw-back policy) in October 2009. Under this policy, each executive officer must repay or forfeit, as directed by the Committee, any annual incentive, long-term incentive, equity-based award or other performance-based award received by him or her if:

•

the payment, grant or vesting of such compensation was based on the achievement of financial results that were the subject of a restatement of the Company’s financial statements, as filed with the Securities and Exchange Commission;

•	the need for the restatement was identified within 3 years after the date of the first public issuance or filing of the financial results that were subsequently restated;

•	the Committee determines in its sole discretion that the executive officer’s negligence, fraud or misconduct caused or contributed to the need for the restatement; and

•

the Committee determines in its sole discretion that it is in the best interests of the Company and its stockholders for the executive officer to repay or forfeit all or any portion of the compensation.

In addition, if the Committee determines that this policy applies to an executive officer, then in addition to the above provisions, the executive officer shall, to the fullest extent permitted by law and as directed by the Committee: (i) forfeit any outstanding equity-based awards; and (ii) repay the amount received upon settlement of any time-based equity awards or any gains realized upon the exercise of stock options.

Equity Ownership Guidelines

We have adopted stock ownership guidelines for our executives, including the Named Executive Officers, which operate to promote commonality of interest between management and stockholders by encouraging our executives to accumulate a substantial stake in our common stock. The guidelines encourage the executives to accumulate ownership of common stock equal to two times base salary (three times base salary in the case of our CEO) over a period of five years. For these purposes, ownership includes shares owned outright by the executive, interests in restricted stock and restricted stock units, stock acquired through our employee stock purchase plan, and investments in NCR common stock through the Company’s Section 401(k) savings plan, the NCR Savings Plan (the “Savings Plan”). Stock options are not taken into consideration in meeting the ownership guidelines.

The guidelines are intended to ensure that our executives maintain an equity interest in the Company at a level sufficient to assure our stockholders of our executives’ commitment to value creation. As of December 31, 2010, all of our Named Executive Officers met or exceeded these guidelines.

Named Executive Officer	Stock Ownership Guideline (multiple of base salary)	Stock Ownership Achieved (as of December 31, 2010)
William Nuti	3.0 times	17.0 times
Robert Fishman	2.0 times	4.0 times
John Bruno	2.0 times	8.0 times
Peter Leav	2.0 times	6.0 times
Peter Dorsman	2.0 times	5.0 times

Tax Deductibility Policy

Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it is awarded pursuant to a performance-based plan approved by stockholders. We believe that the incentive compensation paid in 2010 to our CEO and three other highest paid Named Executive Officers (other than our Chief Financial Officer) qualifies as performance-based compensation for purposes of Section 162(m) of the Code and is fully deductible for federal income tax purposes. The compensation of our Chief Financial Officer is not subject to the Section 162(m) deduction limitations under current Internal Revenue Service regulations. While we generally try to ensure the deductibility of the incentive compensation paid to our executives, the Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company’s proxy statement to be filed in connection with the Company’s 2011 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Dated:    February 18, 2011

The Compensation and Human Resource Committee:

Linda Fayne Levinson, Chair

Gary J. Daichendt, Member

Robert P. DeRodes, Member

COMPENSATION TABLES

Summary Compensation Table

The table that follows this discussion shows the total compensation paid to or earned by each of our Named Executive Officers for the fiscal year ended December 31, 2010. In addition, for the 2010 Named Executive Officers who were also Named Executive Officers in 2009 and/or 2008, the table shows the total compensation paid to or earned by each such executive officer for the fiscal years ending December 31, 2009 and December 31, 2008. The compensation reported in the table consists of: column (c) – salary; column (d) – non-performance-based bonuses; column (e) – stock awards; column (f) – option awards; column (g) – non-equity incentive plan compensation; column (h) – the aggregate change in actuarial values in each of the Named Executive Officer’s benefits under the Company’s various qualified and nonqualified defined pension benefit plans, which is applicable only to Messrs. Fishman and Dorsman; and column (i) – all other compensation not properly reportable in any other column. The amounts reported in column (i) consist of the aggregate incremental cost to the Company of the perquisites provided to the Named Executive Officers, contributions made by the Company to the Savings Plan on behalf of the Named Executive Officers, any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers and tax reimbursements made to the Named Executive Officers during the applicable year as detailed in the All Other Compensation Table below. Additional details regarding the amounts reported in column (i) are included in the 2010 All Other Compensation Table and 2010 Perquisites Table, which follow the Summary Compensation Table below.

2010 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($) (e)(1) (2)	Option Awards ($) (f) (3)	Non-Equity Incentive Plan Compensation ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
William Nuti	2010	1,000,000	—		8,113,247	1,403,217	1,500,000	—	154,434	12,170,898
Chairman of the Board, Chief Executive Officer and President	2009	1,000,000	—		5,770,987	—	—	—	184,932	6,955,919
	2008	1,000,000	—		2,222,759	2,222,767	1,375,000	—	404,844	7,225,370
Robert Fishman	2010	368,000	100,000	(5)	1,003,611	102,054	393,507	18,886	354,193	2,340,251
Senior Vice President and Chief Financial Officer	2009	240,000	—		200,859	—	—	22,373	6,085	469,317
	2008	240,000	—		86,446	86,438	107,654	11,909	12,251	544,698
John Bruno	2010	750,000	650,000	(6)	4,010,740	357,183	737,825	—	23,424	6,529,172
Executive Vice President	2009	750,000	650,000		1,482,131	—	—	—	24,904	2,907,035
Peter Leav	2010	471,250	—		1,586,937	184,970	420,560	—	11,876	2,675,593
Senior Vice President, Worldwide Sales	2009	417,945	—		1,422,038	1,017,874	—	—	196,860	3,054,717
Peter Dorsman	2010	401,250	—		1,072,674	184,970	358,583	32,785	100,368	2,150,630
Senior Vice President, Global Operations	2009	380,000	50,000		898,141	—	—	34,820	126,225	1,489,186
	2008	380,000	—		345,762	345,760	370,603	15,632	222,222	1,679,979

(1)  The executives forfeited a portion of the performance-based restricted stock units reflected in the “Stock Awards” column for 2008 and 2009 because the Company did not achieve certain performance levels during the applicable year. For 2009, the grant date fair values of the awards forfeited are as follows: Nuti: $3,522,552; Fishman: $118,047; Bruno: $843,166; Leav: $783,074 and Dorsman: $472,169. For 2008, the grant date fair values of the awards forfeited are as follows: Nuti: $2,222,759; Fishman: $86,446 and Dorsman: $345,762.

(2)  This column shows the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), of time-based and performance-based restricted stock unit awards granted to the Named Executive Officers during the applicable year, disregarding the impact of estimated forfeitures relating to service-based vesting conditions. The aggregate grant date fair value of performance-based restricted stock units shown in the table is based on the probable outcome of the performance conditions as of the date of grant. The aggregate grant date fair value of these performance-based restricted stock units granted in 2010, assuming that the highest level of performance will be achieved, is as follows: Nuti: $6,260,074; Fishman: $1,032,900; Bruno: $1,593,481; Leav: $825,188 and Dorsman: $825,188. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of the assumptions made in valuing the time-based and performance-based restricted stock units. For further information about awards made in 2010, see the Grants of Plan-Based Awards table on page 49 of this proxy statement.

(3)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the stock options granted to the Named Executive Officers, disregarding the effect of estimated forfeitures. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of the assumptions made in valuing these awards. For further information about awards made in 2010, see the Grants of Plan-Based Awards table on page 49 of this proxy statement.

(4)  This column shows payments made with respect to the Company’s Management Incentive Plan. No amounts are reported in 2009 in this column because no payouts were made under the Management Incentive Plan. For more information regarding the Management Incentive Plan measurement criteria and eligibility, see the “Annual Incentive Plan” section of the Compensation Discussion and Analysis.

(5)  This amount represents a promotion bonus paid to Mr. Fishman in connection with his appointment as Chief Financial Officer.

(6)  This amount represents the remaining portion of a hiring bonus earned and paid to Mr. Bruno in 2010.

2010 All Other Compensation Table

The table below shows the value of perquisites, tax reimbursements (the value of tax gross-ups paid to our Named Executive Officers), insurance premiums paid by the Company with respect to life insurance, and Company contributions to the Savings Plan made on behalf of each of the Named Executive Officers. There were no accruals for severance or change in control made in 2010.

The amounts reported in column (a) reflect the aggregate incremental cost to the Company in the fiscal years indicated in the table for the items set forth in the Perquisites Table below. The amounts reported in column (b) for 2010 reflect the tax reimbursements Mr. Fishman received in connection with his relocation benefits. The amounts reported in column (c) reflect the dollar value of any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers. The amounts reported in column (d) reflect contributions made by the Company to the Savings Plan on behalf of each of the Named Executive Officers. The Company also provides such contributions on behalf of its non-executive employees.

Name	Year	Perquisites and Other Personal Benefits ($) (a)	Tax Reimbursements ($) (b)	Insurance Premiums ($) (c)	Company Contributions to Savings Plan ($) (d)	Total ($)
William Nuti	2010	147,440	—	2,280	4,714	154,434
	2009	176,328	—	2,736	5,868	184,932
	2008	367,832	23,205	2,736	11,071	404,844
Robert Fishman	2010	254,782	95,769	912	2,730	354,193
	2009	—	—	1,094	4,991	6,085
	2008	—	—	1,094	11,157	12,251
John Bruno	2010	17,000	—	1,710	4,714	23,424
	2009	17,000	—	2,736	5,168	24,904

Peter Leav	2010	7,118	—	1,083	3,675	11,876
	2009	162,518	31,446	—	2,896	196,860

Peter Dorsman	2010	94,788	—	866	4,714	100,368
	2009	119,339	—	1,733	5,153	126,225
	2008	210,984	—	1,733	9,505	222,222

2010 Perquisites Table

The table below shows the aggregate incremental cost of perquisites provided to the Named Executive Officers during the years indicated in the table. See the “Executive Perquisites” section in the Compensation Discussion and Analysis for additional details regarding the perquisites disclosed in this table.

The amounts reported in column (a) reflect the incremental cost to the Company of personal usage of the corporate aircraft. The incremental cost to the Company of personal usage of corporate aircraft was calculated by determining the variable operating cost to the Company, which includes items such as fuel, landing and terminal fees, crew travel expenses and operational maintenance. Expenses that were determined to be less variable in nature, such as general administration, depreciation, and pilot compensation, were not included in the determination of the Company’s incremental cost. On occasion, other individuals traveled with Named Executive Officers on corporate aircraft; however, the Company incurred de minimis incremental costs as a result of such travel and no amounts are reported in the table with respect to such travel.

The amounts reported in column (b) reflect the incremental cost the Company incurred in connection with providing hotel accommodations to Mr. Nuti in 2010. There were no items to report in columns (c) and (d) in 2010. The amounts reported in column (e) reflect payments made by the Company for the Company-provided car and driver Mr. Nuti is required to use for security purposes in and around the New York City area, to the extent that such trips were for commuting purposes. It also includes security protection provided to Mr. Dorsman (and his spouse) while he traveled to Brazil on business. The amounts reported in column (f) reflect the amounts paid to or on behalf of Messrs. Fishman, Leav and Dorsman in connection with their relocation.

In 2006, the Company implemented an executive medical program, which provided reimbursement of up to $5,000 for each executive to receive medical diagnostic services at a designated medical facility. Although not all of the Named Executive Officers may use their entire allowance each year, due to privacy considerations associated with the receipt of medical services, the Company has elected to disclose the maximum benefit available to each executive in column (h), rather than the amounts actually used by each individual.

The amounts reported in column (i) reflect the payment made by the Company to each executive for financial planning assistance as part of the Company’s Financial Planning Allowance Program.

Named Executive Officer	Year	Corporate/ Commercial Aircraft Usage ($) (a)	Lodging ($) (b)	Meals ($) (c)	Legal Expenses ($) (d)	Security ($) (e)	Relocation ($) (f)	Rental/ Lease Cars ($) (g)	Executive Medical Program ($) (h)	Financial Planning Allowance ($) (i)	Total ($)
William Nuti	2010	56,206	4,508	—	—	69,726	—	—	5,000	12,000	147,440
	2009	65,837	7,881	—	—	85,610	—	—	5,000	12,000	176,328
	2008	267,802	6,415	528	9,188	65,355	—	1,544	5,000	12,000	367,832
Robert Fishman	2010	—	—	—	—	—	237,782	—	5,000	12,000	254,782
	2009	—	—	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—	—	—
John Bruno	2010	—	—	—	—	—	—	—	5,000	12,000	17,000
	2009	—	—	—	—	—	—	—	5,000	12,000	17,000

Peter Leav	2010	—	—	—	—	—	2,118	—	5,000	—	7,118
	2009	—	—	—	—	—	157,518	—	5,000	—	162,518

Peter Dorsman	2010	3,835	—	—	—	8,587	65,366	—	5,000	12,000	94,788
	2009	—	—	—	—	33,059	69,280	—	5,000	12,000	119,339
	2008	—	—	—	—	—	193,966	18	5,000	12,000	210,984

Employment Agreements

During 2010, our Named Executive Officers were covered by letter agreements with the Company that set forth, among other things, the Named Executive Officer’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity awards. As described each year in the Company’s Compensation Discussion and Analysis, changes to the Named Executive Officer’s compensation may be made from time-to-time. The letter agreements are generally not updated to reflect these changes. However, the letters generally include certain non-compensation elements that continue in effect and do not have a fixed expiration date. In the case of Mr. Dorsman, we entered into a letter agreement with him in 2006 in connection with his appointment as Vice President and General Manager of the Company’s Systemedia Division. On January 1, 2008, Mr. Dorsman became Senior Vice President, Global Operations, but we did not enter into a subsequent letter agreement with him to reflect the changes in his compensation made in connection with this appointment.

We entered into a letter agreement dated as of March 17, 2010 with Mr. Fishman in connection with his promotion to Senior Vice President and Chief Financial Officer. Under this letter agreement, Mr. Fishman was entitled to an initial annual base salary of $400,000 and a target annual incentive equal to 100% of his base salary, as well as an additional award of 10% of his base salary based on the achievement of customer success results. He also received a promotional equity grant with a value of $600,000 in the form of performance-

based restricted stock units based on terms and conditions as described above in the Compensation Discussion and Analysis.

Each of the letter agreements we entered into with our Named Executive Officers has been described immediately above or in a proxy statement that we have previously filed, and as an Exhibit to an Annual Report or Quarterly Report filed with the Securities and Exchange Commission on Form 10-K or Form 10-Q, respectively.

Grants of Plan-Based Awards Table

The table that follows this discussion shows both non-equity and equity awards granted during 2010 by the Committee to each of our Named Executive Officers. Non-equity awards were made pursuant to the Company’s Management Incentive Plan. Equity awards were made under the Company’s 2006 Stock Incentive Plan. Each of these plans is described in the Compensation Discussion and Analysis. These equity awards are described in detail below. Column (b) of the table reflects the grant date for the equity awards reported in the table. Column (b1) identifies those situations where the date of approval of an equity award differed from the grant date of the award for financial accounting purposes. In all instances, the approval of the equity award preceded the grant date of such award. Columns (c), (d) and (e) reflect the potential award level for each Named Executive Officer based on the 2010 Management Incentive Plan Objectives. The actual amounts earned under the Management Incentive Plan are reflected in the Non-Equity Incentive Plan Compensation column in the 2010 Summary Compensation Table. Columns (f), (g) and (h) relate to performance-based restricted stock units granted to each of the Named Executive Officers in 2010. These grants were subject to a two-year performance period, except in the case of the promotional award to Mr. Fishman, which was subject to a one-year performance period. Column (i) reflects the number of shares of stock units granted in 2010 that are not included in columns (f) through (h). The awards in column (i) include time-based restricted stock units granted to the Named Executive Officers in 2010 for retention purposes. Column (j) reflects the number of options to purchase shares awarded to the Named Executive Officers in 2010. Column (k) reflects the exercise price of option awards granted in 2010 set at the closing price of NCR common stock on the grant’s effective date. Column (l) reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table.

Equity Awards.    There are a number of equity awards reflected in the Grants of Plan-Based Awards Table, each of which is briefly described below. Additional details regarding the awards described below are in the “Annual Long-Term Incentive Plan” section of the Compensation Discussion and Analysis.

2010 Annual LTI Awards.    During 2010, the Committee granted performance-based restricted stock units as part of the annual awards process to all Named Executive Officers. As described in the Compensation Discussion and Analysis, the performance period for the 2010 performance-based restricted stock units is two years, but includes a vesting period of three years. Payment of the performance-based restricted stock units will be based on the achievement of 20% Return on Capital during the performance period. If this metric is met, the Committee will apply other factors it deems appropriate to determine the amount of the award. For the 2010 awards, the Committee determined it would consider the extent to which we achieved a specified level of NPOICC during a two-year performance period starting January 1, 2010 and ending December 31, 2011. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. No shares will vest if 20% Return on Capital is not achieved.

2010 Ad Hoc LTI Awards

Promotional and New-Hire LTI Awards.    The Committee granted one promotional award of performance-based restricted stock units to a Named Executive Officer in 2010. As reflected in the Grants of Plan-Based Awards Table, Mr. Fishman received a long-term incentive award in connection with his promotion to the role of Senior Vice President and Chief Financial Officer. The award is generally subject to the same terms and conditions set for the annual awards granted in 2010, except that it is subject to a “threshold” NPOI performance objective of $225 million for the 2010 performance year, where if achieved, 100% of the award will vest on the third anniversary of the grant date. Because the Company achieved the “threshold” NPOI performance objective, the entire award will vest in April 2013. Vesting is subject to continued employment on the vesting date.

Special Recognition LTI Awards.    During 2010, the Committee granted time-based restricted stock units to Messrs. Nuti, Fishman, Bruno, Leav and Dorsman. In all cases, a portion of the retention award vests two years after the date of grant and the remaining portion vests three years after the date of grant. Vesting is subject to continued employment on the vesting date.

2010 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(b1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
William Nuti	Annual Financial		350,000	1,400,000	2,800,000
	Customer Success			100,000
	2/8/2010	1/26/2010							310,470			3,939,864
	2/23/2010	2/23/2010				81,448	325,791	488,687				4,173,383
	2/23/2010	2/23/2010								254,206	12.81	1,403,217
Robert Fishman	Annual Financial		100,000	400,000	800,000
	Customer Success			40,000
	2/8/2010	1/26/2010							9,651			122,471
	2/23/2010	2/23/2010				5,924	23,694	35,541				303,520
	2/23/2010	2/23/2010								18,488	12.81	102,054
	4/26/2010	4/26/2010					40,393					577,620
John Bruno	Annual Financial		187,500	750,000	1,500,000
	Customer Success			75,000
	2/8/2010	1/26/2010							232,342			2,948,420
	2/23/2010	2/23/2010				20,732	82,929	124,394				1,062,320
	2/23/2010	2/23/2010								64,707	12.81	357,183
Peter Leav	Annual Financial		89,063	356,250	712,500
	Customer Success			47,500
	2/8/2010	1/26/2010							81,703			1,036,811
	2/23/2010	2/23/2010				10,736	42,945	64,418				550,125
	2/23/2010	2/23/2010								33,509	12.81	184,970
Peter Dorsman	Annual Financial		75,938	303,750	607,500
	Customer Success			40,500
	2/8/2010	1/26/2010							41,178			522,549
	2/23/2010	2/23/2010				10,736	42,945	64,418				550,125
	2/23/2010	2/23/2010								33,509	12.81	184,970

(1)  Reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table. See footnote 2 to the Summary Compensation Table on page 44 of this proxy statement for the assumptions used to calculate the grant date fair value. The grant date fair value of each performance-based restricted stock unit award is based on the probable outcome of the performance conditions as of the date of grant.

2010 Outstanding Equity Awards at Fiscal Year-End Table

The table below shows all outstanding options and restricted stock or stock unit awards held by our Named Executive Officers as of December 31, 2010. Following this table are vesting tables that indicate the vesting schedule of each grant reported below.

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

William Nuti
	02/23/2010		254,206		12.81	02/22/2020
	02/23/2010								488,687	7,511,119
	02/08/2010						310,470	4,771,924
	02/23/2009						266,087	4,089,757
	03/01/2008	140,957	140,958		22.16	02/28/2018
	10/24/2007	336,378			16.10	10/24/2017
	03/01/2007	236,506	78,839		21.27	02/28/2017
	02/13/2006	359,346			17.82	02/13/2016
	08/08/2005	531,319			16.10	08/08/2015
	08/08/2005	542,311			16.10	08/08/2015
Robert Fishman
	04/26/2010						40,393	620,840
	02/23/2010								35,541	546,265
	02/23/2010		18,488		12.81	02/22/2020
	02/08/2010						9,651	148,336
	10/26/2009						7,857	120,762
	03/01/2008	5,481	5,482		22.16	02/28/2018
	10/01/2007	7,809	2,604		23.93	09/30/2017
	06/01/2007	9,747	3,253		24.70	05/31/2017
	05/01/2007	3,143	1,052		23.13	04/30/2017
	03/01/2007	4,297	1,436		21.27	02/28/2017
	02/13/2006	3,234			17.82	02/13/2016
	03/01/2005	4,180			17.97	03/01/2015

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John Bruno
	02/23/2010								124,394	1,911,936
	02/23/2010		64,707		12.81	02/22/2020
	02/08/2010						163,405	2,511,535
	02/08/2010						68,937	1,059,562
	08/01/2009						49,379	758,955
	12/01/2008	175,266	175,266		13.67	12/01/2018
Peter Leav
	02/23/2010								64,418	990,105
	02/23/2010		33,509		12.81	02/22/2020
	02/08/2010						81,703	1,255,775
	08/01/2009						49,379	758,955
	02/01/2009	53,014	159,043		12.55	01/31/2019
Peter Dorsman
	02/23/2010								64,418	990,097
	02/23/2010		33,509		12.81
	02/08/2010						41,178	632,906
	08/01/2009						32,919	505,965
	03/01/2008	21,926	21,927		22.16	02/28/2018
	10/01/2007	9,762	3,255		23.93	09/30/2017
	03/01/2007	30,098	10,037		21.27	02/28/2017
	09/06/2006	8,006			15.75	09/06/2016
	04/17/2006	32,898			19.05	04/17/2016

(1)  The awards in this column with grant dates of February 23, 2009, August 1, 2009 and April 26, 2010 are performance-based restricted stock unit awards for which the performance period has ended, but will not vest until the time-based vesting schedule noted below has been satisfied. The February 23, 2009 grant was subject to a one-year performance period ending December 31, 2009. The August 1, 2009 and April 26, 2010 grants had performance periods of eighteen months and twelve months, respectively, each ending December 31, 2010. The Committee has certified the performance results for each of these awards, and they will vest only if the executive remains employed through the duration of the time-based vesting schedule below.

(2)  This column shows the maximum number of shares payable under the performance-based restricted stock unit awards with a performance period commencing January 1, 2010 and ending December 31, 2011. The shares earned are also subject to a time-based vesting schedule noted below in the performance-based restricted stock/unit vesting table.

(3)  The market value was calculated by multiplying the number of shares shown in the table by $15.37, which was the closing market price on December 31, 2010, the last trading day of our fiscal year.

Options Vesting Table

Grant Date	Vesting Schedule
10/24/2007	Fully vested on 02/23/2009
02/23/2010 03/01/2007 02/01/2009 09/06/2006 12/01/2008 04/17/2006 03/01/2008 02/13/2006 10/01/2007 08/08/2005 06/01/2007 03/01/2005 05/01/2007	Four-year vesting: 25% on each anniversary of the grant date

Time-Based Restricted Stock / Unit Vesting Table

Grant Date	Vesting Schedule
04/26/2010	Vests on 04/26/2013; performance award based on a period ending 12/31/2010; specified performance conditions have been met, as certified by the Committee in 2011
02/08/2010	A portion vests on 02/08/2012 and the remaining portion vests on 02/08/2013
10/26/2009	Three-year cliff vesting: 100% on the third anniversary of the grant date
02/23/2009	Vests on 02/23/2012; performance award based on a period ending 12/31/2009; specified performance conditions have been met, as certified by the Committee in 2010
08/01/2009	Vests on 08/01/2012; performance award based on a period ending 12/31/2010; specified performance conditions have been met, as certified by the Committee in 2011

Performance-Based Restricted Stock / Unit Vesting Table

Grant Date	Vesting Schedule
02/23/2010	Vests on 12/31/2012, based on a performance period ending 12/31/2011, subject to satisfaction of specified performance conditions, as approved by the Committee

2010 Option Exercises and Stock Vested Table

The table below sets forth information for each Named Executive Officer with respect to: (i) the exercise of stock options in 2010; (ii) the vesting of restricted stock and stock unit awards during 2010; and (iii) the vesting of performance-based restricted stock units during 2010.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(1) ($) (e)
William Nuti	—	—	144,517	1,851,263
Robert Fishman	—	—	14,688	192,123
John Bruno	—	—	—	—
Peter Leav	—	—	—	—
Peter Dorsman	—	—	18,395	235,640

(1)  The value realized on vesting equals the number of shares acquired multiplied by the closing market price of the Company’s common stock on the acquisition date. The value includes amounts attributable to the payout of the performance-based restricted stock units for the period commencing October 1, 2007 and ending December 31, 2009. For Mr. Fishman, the value also includes amounts attributable to the payout of the grant of time-based restricted stock awarded on October 1, 2007.

Pension Benefits

The table below this discussion summarizes the present value of accrued benefits for all pension plans for which Messrs. Fishman and Dorsman are eligible. In 2004, we began transitioning our U.S. retirement program from a defined benefit to a defined contribution structure. In 2004, the Company closed its U.S. pension plans to new participants and froze pension benefits for existing U.S. participants under the age of 40. Effective December 31, 2006, these plans were frozen for all of the remaining participants, including the Named Executive Officers. Freezing the plans means that, while participants retain the pension benefits already accrued, no additional contributions will be made by the Company after the effective date of the freeze. Messrs. Dorsman and Fishman are the only Named Executive Officers eligible for benefits under our defined benefit pension plans. Because Messrs. Nuti, Bruno and Leav joined the Company after the plans had been closed to new participants, they are not eligible for benefits under our defined benefit pension plans.

NCR Pension Plan.    The NCR Pension Plan is a non-contributory, qualified pension plan that previously covered all NCR employees based in the U.S. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit, each of which vests after the earlier of three years of service or attaining age 65. The full monthly pension benefit may begin at age 65, but, at the option of the participant, may be started between age 55 and 65 in a reduced amount after the participant has terminated employment. Participants who terminate from the Company after age 55 qualify for early retirement and may receive an unreduced benefit at age 62. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit. The monthly pension benefit is computed by multiplying the following three items: (1) the participant’s years of service with the Company; (2) a factor between 1.3 percent and 1.7 percent, depending on the participant’s total years of service; and (3) the participant’s modified average pay. Modified average pay is the average annual base pay and bonus received during a participant’s career, with an adjustment to pay for earlier years when earnings typically were less. The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan allocates to a participant’s account each month 1.5 percent (3 percent in the case of employees hired on and after June 1, 2002) of the participant’s compensation for such month, and also provides monthly interest credits on the participant’s account balance. These interest credits will continue despite the plan being frozen, as long as the participant remains an employee of the Company. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table. Messrs. Fishman and Dorsman are the only Named Executive Officers who participate in the NCR Pension Plan.

NCR Nonqualified Excess Plan.    The Company also maintains the NCR Nonqualified Excess Plan (the “Excess Plan”), which pays the additional pension benefits that would be paid under the NCR Pension Plan if certain federal limits on the amount of pay that may be considered under the NCR Pension Plan were not in effect. Benefits are calculated in the same way as under the NCR Pension Plan, and the benefits vest after the earlier of five years of service or attaining age 65. However, if the participant terminates from the Company prior to reaching age 55, the entire benefit is forfeited. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table. Mr. Dorsman is the only Named Executive Officer who is a participant in the Excess Plan.

Supplemental Retirement Plans.    The Company also maintains a supplemental retirement plan for senior managers called the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. The Officer Plan pays monthly benefits in an amount equal to 2.5 percent of career average monthly pay for service after becoming a plan participant and vests after the earlier of five years of service or attaining age 65. The full monthly pension benefit may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table. Mr. Dorsman is the only Named Executive Officer who is a participant in the Officer Plan.

2010 Pension Benefits Table

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
William Nuti(1)	N/A	N/A	N/A
Robert Fishman	NCR Pension Plan	13.6	168,361
John Bruno(1)	N/A	N/A	N/A
Peter Leav(1)	N/A	N/A	N/A
Peter Dorsman(2)	NCR Pension Plan	18.3	188,339
	Officer Plan	1.6	20,749
	Excess Plan	1.6	61,018

(1)   Messrs. Nuti, Bruno and Leav are not participants in, nor eligible with respect to, any of the Company’s pension plans because all of the U.S. plans were closed to new participants prior to their respective employment dates.

(2)   Pursuant to the terms of the Officer Plan, Mr. Dorsman has been credited with fewer years of service under the Officer Plan than his years of service with the Company because he did not become eligible for Officer Plan participation until the attainment of executive status.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below show the amount of compensation that would have been paid, and/or benefits that would have been provided, to each of the Named Executive Officers in the event of specific types of terminations of each such executive’s employment as of December 31, 2010, as required by the current disclosure rules. The tables also show the “full walk-away” number for each Named Executive Officer.

A description of death and disability benefits and treatment of equity upon termination is provided below. See “Retirement Benefits”, “Change in Control Arrangements” and “Severance Benefits” sections in the Compensation Discussion and Analysis for a description of such items. The plans and agreements discussed in “Change in Control Arrangements” and “Severance Benefits” in the Compensation Discussion and Analysis include the following material conditions to the receipt of compensation and/or benefits.

In the case of the Change in Control Severance Plan, the compensation and/or benefits provided to each participant are based upon a “tier” level and conditioned upon such participant’s execution of a restrictive covenant and release agreement that includes, among other items, an eighteen-month non-competition, non-solicitation and confidentiality provision. Each Named Executive Officer participated in the Change in Control Severance Plan in 2010, including Mr. Fishman who became a participant in the plan as of February 23, 2010. Under this plan, if the executive’s employment is terminated by us other than for “cause”, death or disability or if the executive resigns for “good reason” within two years after a “change in control” (or within six months prior to a change in control, if the executive can demonstrate that the termination occurred in connection with a change in control), then the Company or its successor will be obligated to pay or provide the following benefits:

•

A payment equal to 300 percent of the executive’s annual base salary and targeted bonus opportunity under the Management Incentive Plan for Tier I (Mr. Nuti), and 200 percent of the executive’s annual base salary and targeted bonus opportunity under the Management Incentive Plan for Tier II (the other Named Executive Officers);

•	A payment equal to a pro rata portion of the current year’s target bonus opportunity under the Management Incentive Plan, based on the number of days in the year prior to the date of termination;

•	Accelerated vesting of all performance-based and time-based restricted stock, restricted stock units and options;

•

Medical and dental benefits and life insurance coverage for the executive and his or her dependents at the same level he or she received during his or her employment for a period of three years for Tier I (Mr. Nuti) and two years for Tier II (the other Named Executive Officers);

•	Outplacement assistance for a period of one year; and

•	An excise tax gross-up, if applicable, only for individuals who were participants in the plan prior to January 27, 2010.

For purposes of the plan, the term “cause” generally means the willful and continued failure to perform assigned duties or the willful engaging in illegal or gross misconduct that materially injures the Company. The term “good reason” generally means: (i) a reduction in duties or reporting requirements; (ii) a reduction in base salary; (iii) failure to pay incentive compensation when due; (iv) a reduction in target or maximum incentive opportunities; (v) failure to continue the equity award or other employee benefit programs; (vi) a relocation of an executive’s office by more than forty miles; or (vii) failure to require a successor to assume the plan.

The term “change in control” generally means any of the following: (i) an acquisition of 30% or more of our stock by any person or group, other than the Company, our subsidiaries or employee benefit plans; (ii) a change in the membership of our Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of substantially all of our assets in which any one of the following is true – our old stockholders do not hold at least

50% of the combined enterprise, there is a 30%-or-more stockholder of the combined enterprise (other than as a result of conversion of the stockholder’s pre-combination interest in the Company), or the members of our Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholder approval of a complete liquidation.

In the case of severance agreements, it is generally our practice to negotiate the terms of such agreements, when needed, with each of our executives, including our Named Executive Officers. Such negotiated agreements typically include non-competition, non-solicitation and confidentiality provisions. A description of the U.S. Reduction-in-Force Plan and the severance arrangement with Messrs. Nuti and Leav is provided below.

The U.S. Reduction-in-Force Plan provides our U.S. employees with one week of separation pay for each full year of service (employees with one year of service or less receive a minimum of two weeks of separation pay, while employees with either two or three full years of service receive a minimum of four weeks of separation pay). Payments are capped at an amount equal to 26 weeks of separation pay. The plan also provides employees with outplacement services to assist them with securing new employment and the continuation of Company-subsidized medical coverage for them and their dependents for up to 26 weeks. Finally, the plan gives us the discretion to increase the number of weeks of separation pay that an employee receives. It is generally our practice to negotiate such terms with each of our executives, including our Named Executive Officers.

We entered into a letter agreement dated as of July 29, 2005 with Mr. Nuti when he became our CEO. The severance-related compensation and benefits to be provided pursuant to the terms of the letter agreement are conditioned upon Mr. Nuti’s compliance with an eighteen-month non-competition and non-solicitation provision, and a confidentiality provision. The terms of the arrangement, which were determined through the negotiation process, provide that in the event we terminate his employment (other than for cause) or if he were to voluntarily terminate employment for good reason, he would receive:

•	A payment equal to 150 percent of his annual base salary;

•	A payment equal to 150 percent of his targeted bonus opportunity under the Management Incentive Plan;

•	A payment equal to a pro rata portion of the applicable award payout under the Management Incentive Plan for the year in which the severance occurs; and

•	Medical benefits for himself and his dependents, equal to the level he received during his employment, for a period of 18 months.

For purposes of the letter agreement with Mr. Nuti, the terms “cause” and “good reason” are defined by reference to the Change in Control Severance Plan, as described above, except that the following additional items constitute “good reason” for Mr. Nuti to terminate his employment: (i) a reduction in his job title; (ii) a material adverse change in his position, office or duties (including removal or non re-election to the Board); or (iii) a material breach of his employment agreement.

We entered into a letter agreement dated as of December 28, 2008 with Mr. Leav when he was hired as our Senior Vice President, Worldwide Sales. The severance-related compensation and benefits to be provided pursuant to the terms of the letter agreement are conditioned upon Mr. Leav’s compliance with a twelve-month non-competition and non-solicitation provision, and a confidentiality provision. The terms of the arrangement, which were determined through the negotiation process, provide that in the event we terminate his employment other than for cause (defined as willful and continued failure to perform substantially the duties required or willful engagement in illegal conduct or gross misconduct) within the first two years of employment, he would receive a cash severance payment equal to 6 months of his base salary, paid in a lump sum. The letter agreement provides that Mr. Leav must sign a release of claims against the Company prior to receiving the severance. As of January 26, 2011, Mr. Leav had been employed by the Company for two years and therefore he is no longer eligible for this severance payment under the terms of the letter agreement, but continues to remain eligible for standard severance benefits under the U.S. Reduction-in-Force Plan.

Death and Disability Benefits

Benefits provided to Named Executive Officers under the termination scenarios of death or disability depend on the individual level of benefits chosen by the Named Executive Officer during the annual benefits enrollment process. The Named Executive Officers receive the same Company-provided life insurance coverage, short-term disability coverage, and long-term disability coverage as the general Company population. These core coverages are 100 percent of base salary for life insurance (up to a maximum benefit of $1,200,000 for core life insurance; additional limits apply if supplemental coverage is purchased), 100 percent of base salary for six weeks and 66.67 percent of base salary for the remainder of a 26-week period for short-term disability coverage, and 50 percent of base salary for the duration of an employee’s long-term disability for long-term disability coverage (up to a maximum of $15,000 per month). Each employee has the option of opting out or choosing a higher level of coverage at his or her own expense.

Treatment of Equity upon Termination

Under the Stock Incentive Plan, the treatment of outstanding equity awards held by our Named Executive Officers upon termination of employment and/or a change in control differs based on the form of equity award, the reason for the termination and whether the equity award will be assumed or replaced in connection with the change in control event, as summarized below.

Stock Options.    In general, any unvested stock options held by a Named Executive Officer will vest and become exercisable:

•	upon termination of the officer’s employment due to death or long-term disability;

•	upon a change in control of the Company in which the officer’s stock options are not assumed by the acquiror; or

•

upon termination of employment within 24 months (i) following a change in control of the Company in which the officer’s stock options are assumed by the acquirer, and (ii) such termination of employment is other than for “cause” or “disability,” or, if the officer is subject to the NCR Change in Control Severance Plan or other applicable severance plan, termination of the officer’s employment for “good reason.”

Any unvested stock options held by a Named Executive Officer are forfeited upon termination of the officer’s employment due to retirement, a reduction-in-force or voluntary resignation, and all stock options, whether vested or unvested, are forfeited upon termination of the officer’s employment for “cause.”

Restricted Stock and Restricted Stock Units.    In general, any unvested restricted stock or restricted stock units (RSUs) held by a Named Executive Officer will vest:

•	upon termination of the officer’s employment due to death or long-term disability;

•	upon a change in control of the Company in which the officer’s restricted stock and/or RSUs are not assumed by the acquiror; or

•

upon termination of employment within 24 months (i) following a change in control of the Company in which the officer’s restricted stock and/or RSUs are assumed by the acquiror, and (ii) such termination of employment is other than for “cause” or “disability,” or, if the officer is subject to the NCR Change in Control Severance Plan or other applicable severance plan, termination of the officer’s employment for “good reason.”

A pro rata portion of any unvested restricted stock and/or RSUs held by a Named Executive Officer will vest upon termination of the officer’s employment due to retirement or a reduction-in-force, with such pro rata portion being determined based on the length of the officer’s service during the applicable vesting period. All unvested restricted stock and/or RSUs are forfeited upon the officer’s voluntary resignation, or termination of the officer’s employment for “cause.”

Performance Based Restricted Stock and Restricted Stock Units.    In general, any unvested performance-based restricted stock or RSUs held by a Named Executive Officer will vest:

Event(s)	Summary of Treatment
Termination due to Death, Long-Term Disability, Retirement or Reduction-in-Force

2008 Awards.    Pro rata portion of award vests based on actual Company performance results on original vesting date; pro rata portion determined by length of service during performance period.

2009-2010 Awards.    Pro rata portion of award vests based on actual Company performance results after end of performance period and Committee certification of performance results; pro rata portion determined by length of service during 36-month period following date of grant.

Voluntary Resignation Involuntary Termination for Cause	Any unvested portion of award is forfeited.
Change in Control (“CIC”) (if awards are assumed or replaced)

2008-09 Awards.    Award remains outstanding; provided, that:

•      if CIC occurs on or before first anniversary of date of grant, award vests at end of performance period at “target” level; and

•      if CIC occurs after first anniversary of date of grant, award vests at end of performance period based on actual performance.

2010 Awards.    Award remains outstanding; provided, that:

•      if CIC occurs on or before December 31, 2010, award vests at end of original vesting period at “target” level;

•      if CIC occurs after December 31, 2010, award vests at end of original vesting period based on actual performance.

In addition, for 2008-2010 awards, upon involuntary termination other than for “cause” or “disability,” or, in the case of employees who are subject to the NCR Change in Control Severance Plan or other applicable severance plan, voluntary termination for “good reason,” in each case within 24 months after CIC, award vests immediately (at levels described above depending on when CIC occurs).

Change in Control (“CIC”) (if awards are not assumed)

2008-09 Awards.    Award vests immediately prior to CIC:

•      if CIC occurs on or before first anniversary of grant, award vests at “target” level; and

•      if CIC occurs after first anniversary of grant, award vests based on actual performance.

2010 Awards.    Award vests immediately prior to CIC:

•      if CIC occurs on or before December 31, 2010, award vests at “target” level; and

•      if CIC occurs after December 31, 2010, award vests based on actual performance.

In addition, equity awards are subject to cancellation if, during the participant’s employment or within the twelve months following his employment, the participant competes with the Company, induces or attempts to induce any Company employee to terminate his or her employment with the Company, or solicits business from firms or companies (including customers) with which the participant worked during the two years prior to the participant’s termination. Equity awards are subject to forfeiture if the participant fails to keep the terms of the award agreement confidential, or engages, as determined by the Committee, in misconduct in connection with the participant’s employment.

2010 Potential Payments Upon Termination or Change in Control Table

The table that follows shows the estimated amounts each Named Executive Officer would have received upon the occurrence of the events listed in the table as of December 31, 2010.

	Change in Control(1)	Reduction-in-Force(2)	Death	Disability	Voluntary Resignation/ Termination for Cause
William Nuti
Cash	$7,500,000	$3,750,000	N/A	N/A	N/A
Prorata Bonus(3)	1,500,000	1,500,000	1,500,000	1,500,000	N/A
Stock Options(4),(5)	650,767	—	650,767	650,767	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	9,161,673	7,632,169	7,632,169	7,632,169	N/A
Welfare Benefits	43,621	15,555	N/A	N/A	N/A
Excise Tax Gross-Up(4),(7),(8),(9),(10)	7,393,021	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(11)	N/A	N/A	1,200,000	N/A	N/A
Disability Payments(12)	N/A	N/A	N/A	N/A	N/A

SubTotal	$26,259,082	$12,907,724	$10,982,936	$9,782,936	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—
Savings Plan	336,750	336,750	336,750	336,750	336,750
Pension(13)	—	—	—	—	—

SubTotal	$336,750	$336,750	$336,750	$336,750	$336,750

TOTAL(14)	$26,595,832	$13,244,474	$11,319,686	$10,119,686	$336,750

Robert Fishman
Cash	$1,680,000	$200,000	N/A	N/A	N/A
Prorata Bonus(3)	393,507	393,507	393,507	393,507	N/A
Stock Options(4),(5)	47,329	—	47,329	47,329	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	671,023	144,446	144,446	144,446	N/A
Welfare Benefits	24,651	4,938	N/A	N/A	N/A
Excise Tax Gross-Up(7)	—	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(11)	N/A	N/A	1,440,000	N/A	N/A
Disability Payments(12)	N/A	N/A	N/A	N/A	N/A

SubTotal	$2,826,510	$752,891	$2,025,282	$585,282	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—
Savings Plan	399,181	399,181	399,181	399,181	399,181
Pension(13)	142,096	142,096	77,842	142,096	142,096

SubTotal	$541,277	$541,277	$477,023	$541,277	$541,277

TOTAL(14)	$3,367,787	$1,294,168	$2,502,305	$1,126,559	$541,277

	Change in Control(1)	Reduction-in-Force(2)	Death	Disability	Voluntary Resignation/ Termination for Cause
John Bruno
Cash	$3,150,000	$375,000	N/A	N/A	N/A
Prorata Bonus(3)	737,825	737,825	737,825	737,825	N/A
Stock Options(4),(5)	463,602	—	463,602	463,602	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	5,089,022	573,899	573,899	573,899	N/A
Welfare Benefits	26,247	4,938	N/A	N/A	N/A
Excise Tax Gross-Up(4),(7),(8),(9),(10)	2,367,594	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(11)	N/A	N/A	1,200,000	N/A	N/A
Disability Payments(12)	N/A	N/A	N/A	N/A	N/A

SubTotal	$11,844,290	$1,701,662	$2,975,326	$1,775,326	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$297,952	$297,952	$297,952	$297,952	$297,952
Savings Plan	51,524	51,524	51,524	51,524	51,524
Pension(13)	—	—	—	—	—

SubTotal	$349,476	$349,476	$349,476	$349,476	$349,476

TOTAL(14)	$12,193,766	$2,051,138	$3,324,802	$2,124,802	$349,476

Peter Leav
Cash	$1,757,500	$237,500	N/A	N/A	N/A
Prorata Bonus(3)	420,560	420,560	420,560	420,560	N/A
Stock Options(4),(5)	534,284	—	534,284	534,284	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	2,674,795	545,808	545,808	545,808	N/A
Welfare Benefits	10,377	4,938	N/A	N/A	N/A
Excise Tax Gross-Up(4),(7),(8),(9),(10)	1,694,581	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(11)	N/A	N/A	450,000	N/A	N/A
Disability Payments(12)	N/A	N/A	N/A	N/A	N/A

SubTotal	$7,102,097	$1,218,806	$1,950,652	$1,500,652	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$298,999	$298,999	$298,999	$298,999	$298,999
Savings Plan	17,194	17,194	17,194	17,194	17,194
Pension(13)	—	—	—	—	—

SubTotal	$316,193	$316,193	$316,193	$316,193	$316,193

TOTAL(14)	$7,418,290	$1,534,999	$2,266,845	$1,816,845	$316,193

	Change in Control(1)	Reduction-in-Force(2)	Death	Disability	Voluntary Resignation/ Termination for Cause
Peter Dorsman
Cash	$1,498,500	$202,500	N/A	N/A	N/A
Prorata Bonus(3)	358,583	358,583	358,583	358,583	N/A
Stock Options(4),(5)	85,783	—	85,783	85,783	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	1,138,871	1,056,823	1,056,823	1,056,823	N/A
Welfare Benefits	24,559	4,938	N/A	N/A	N/A
Excise Tax Gross-Up(4),(7),(8),(9),(10)	—	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(11)	N/A	N/A	760,000	N/A	N/A
Disability Payments(12)	N/A	N/A	N/A	N/A	N/A

SubTotal	$3,116,296	$1,632,844	$2,261,189	$1,501,189	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—
Savings Plan	164,391	164,391	164,391	164,391	164,391
Pension(13)	264,081	264,081	127,559	264,081	264,081

SubTotal	$428,472	$428,472	$291,950	$428,472	$428,472

TOTAL(14)	$3,544,768	$2,061,316	$2,553,139	$1,929,661	$428,472

(1)  The payments reported in this column are based on the occurrence of a “double trigger” event (a qualifying change in control followed by a qualifying termination) in which the applicable equity awards are assumed in connection with a change in control. In the event that a qualifying change in control occurs and the applicable equity awards are not assumed, then the stock option and performance-based restricted stock unit awards would vest in full immediately prior to the change in control. In either case, the performance-based restricted stock unit awards would vest either at the target level or based on actual performance, depending on when the change in control occurs. The payments reported in this column assume that performance will be achieved at the target level for the performance-based restricted stock unit awards. No other benefits would be paid as a result of a change in control that is not followed by a qualifying termination.

(2)  Except as described for Messrs. Nuti and Leav in Potential Payments Upon Termination or Change in Control, the amounts provided in this column are estimates (based on 26 weeks of severance) because the cash severance payment is subject to individual negotiation. For Mr. Nuti, the amount in this column equals the amount he would receive upon a termination without cause or for good reason under the terms of his employment agreement. For Mr. Leav, the amount in this column equals the amount he would receive upon a termination without cause under the terms of his employment agreement.

(3)  The payments reported in this row are based on actual results under the Management Incentive Plan for 2010.

(4)  Equity valuations assume closing price of NCR common stock on December 31, 2010 of $15.37.

(5)  The payments reported in these rows include only unvested awards.

(6)  The payments reported in this row assume that performance will be achieved at the target level for the performance-based restricted stock unit awards.

(7)  Pursuant to an amendment to the Change in Control Severance Plan, the excise tax gross-up does not apply to any participant who enters the plan after January 27, 2010.

(8)  For purposes of calculating the excise tax gross-up, the parachute value of stock options was calculated using the Black-Scholes option valuation methodology and the following assumptions:

      (a)  Volatility – 46.80%

      (b)  Dividend Yield – 0%

      (c)  Risk Free Rate – 2.27%

(d) Option	Term – expected option term of 4.78 years less elapsed time since option grant or one year (depending on stock plan in effect at grant)

(9)  Discount rates to determine the present values of the accelerated benefit of stock options and restricted shares for the parachute calculation were:

      (a)  Short Term – .38%

      (b)  Mid Term – 1.82%

      (c)  Long Term – 4.20%

(10)  The excise tax gross-up is calculated using a 20% excise tax rate and a 40% individual income tax rate.

(11)  Proceeds would be payable by a third-party insurer.

(12)  Named Executive Officers in the U.S. are provided with core disability payments as discussed under the “Death and Disability Benefits” section of the Compensation Discussion and Analysis. Messrs. Nuti, Fishman, Bruno, Leav and Dorsman each opted for core coverage for 2010.

(13)  The payments reported in this row represent the present value of the accumulated benefit under the Company’s pension plans as of December 31, 2010. No Named Executive Officer was eligible for retirement as of December 31, 2010.

(14)  The “Total” represents the “full walk-away” number including vested options and benefits under the Company’s various retirement and pension plans. The amounts reported in “Savings Plan” include contributions made directly to such plans by the Named Executive Officers.

DIRECTOR COMPENSATION

Pursuant to authority granted to it by NCR’s Board of Directors, the Committee on Directors and Governance (the “Directors Committee”) adopted the NCR Director Compensation Program, effective as of April 27, 2010. The Director Compensation Program provides for the payment of annual retainers, annual equity grants and initial equity grants to non-employee members of NCR’s Board of Directors. Mr. Nuti does not receive remuneration for his service as Chairman of the Board of NCR.

Annual Retainer

Under the Director Compensation Program in effect in 2010, each non-employee member of NCR’s Board received an annual retainer of $75,000. The Independent Lead Director, Ms. Levinson, received an additional annual retainer of $75,000 for her service in such role, and the members of the Audit Committee, including the Chair of the Audit Committee, received an additional retainer of $5,000. Additionally, the following directors received remuneration for their services as Committee Chairs: Mr. Boykin received $12,000 as Chair of the Audit Committee; Mr. Daichendt received $9,000 as Chair of Committee on Directors and Governance; and Ms. Levinson received $12,000 as Chair of the Compensation and Human Resource Committee.

In accordance with the Director Compensation Program in effect in 2010, each director had the option to receive his or her annual retainer in the form of cash or common stock, or an even distribution of both. In the below table the amounts reported in column (b) represent the annual retainer earned by the directors in 2010 and paid in cash. To the extent that a director elected to receive his or her annual retainer in common stock, such fees are not reported in column (b); however, the grant date fair value of the award, as determined in accordance with FASB ASC Topic 718, is reflected in column (c) in the below table.

Prior to January 1 of each year directors may elect to defer receipt of shares of common stock payable in lieu of cash until they cease to serve as a director of the Company. At the director’s election, any such deferred amounts will be payable in cash or shares of NCR common stock.

Initial Equity Grant

The Director Compensation Program provides that upon initial election to the Board, each non-employee director will receive a grant of restricted stock or restricted stock units. A director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock or restricted stock units. The restricted stock or restricted stock units vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in NCR common stock.

Annual Equity Grant

The Director Compensation Program provides that, on the date of each annual meeting of NCR’s stockholders, each non-employee director will be granted restricted stock or restricted stock units, and options to purchase a number of shares of NCR common stock, the value of which is determined by the Directors Committee. As described in the Company’s proxy statement filed in 2010, in February 2010, the Directors Committee recommended, and the Board agreed, that the value of the annual equity award to be granted to each non-employee director after NCR’s 2010 annual meeting be increased, at the time such awards are approved, to $175,000. The Directors Committee and the Board determined that this action was appropriate based on a desire to retain and attract highly qualified and experienced directors, an increased workload for NCR’s directors that was expected to and did continue into 2011 and will continue beyond 2011, a perceived negative impact of the change in the Company’s pension expense on the value of the outstanding equity the directors hold, and a review of competitive board pay practices.

Pursuant to the Director Compensation Program, after NCR’s 2010 annual meeting each non-employee director received an annual equity award valued at $175,000, which was divided equally between restricted stock units and stock options. Each non-employee director received $87,500 granted in the form of 5,908 restricted stock units with a grant date fair value of $77,749 and $87,500 granted in the form of options to purchase 13,830 shares of NCR common stock with a grant date fair value of $73,991. The exercise price for these options at the time of grant was $13.16, which was the closing price on May 1, 2010, the grant effective date.

Any restricted stock or restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that otherwise would be received upon vesting of restricted stock units. In 2010 Messrs. Boykin, Clemmer and Prahalad elected to defer receipt of shares upon vesting of restricted stock units until the date upon which each of them ceases to serve as a director.

Mid-Year Equity Grant

The Director Compensation Program also provides that each non-employee director who is newly elected to the Board after the annual stockholders meeting may receive a grant of stock options and/or restricted stock or restricted stock units. Any restricted stock or restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock or restricted stock units.

Stock Ownership Guidelines

The Board of Directors Corporate Governance Guidelines include stock ownership guidelines, which operate to promote commonality of interest between non-employee directors and our stockholders by encouraging our non-employee directors to accumulate a substantial stake in our common stock. The guidelines encourage the non-employee directors to accumulate ownership of NCR common stock equal to two times the amount of his or her annual retainer within three years after he or she is first elected to the NCR Board. For these purposes, ownership includes shares owned outright by the non-employee director, interests in restricted stock, restricted stock units or deferred shares. Stock options are not taken into consideration in determining whether a director has met the ownership guidelines. As of December 31, 2010, all of our non-employee directors who have served at least three years on the Board met or exceeded these guidelines.

2010 Director Compensation Table

The table below describes 2010 compensation for our non-employee directors. There were no amounts reportable under non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings or all other compensation in 2010.

Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Stock Awards ($) (c) (2),(3),(4)	Option Awards ($) (d) (5),(6)	Total ($) (h)
Linda Fayne Levinson; Independent Lead Director	81,000	158,772	73,991	313,763
Quincy Allen	80,000	77,749	73,991	231,740
Edward (Pete) Boykin	—	169,774	73,991	243,765
Richard Clemmer	—	157,790	73,991	231,781
Gary Daichendt	42,000	119,781	73,991	235,772
Robert DeRodes	—	152,772	73,991	226,763
C.K. Prahalad(7)	—	20,010	—	20,010

(1)  The below table shows the form of payment in which each director elected to receive his or her annual retainer for 2010, as well as the dollar value for each form.

Name	Cash ($)	Current Stock ($)	Deferred Stock ($)
Linda Fayne Levinson	81,000	81,000	—
Quincy Allen	80,000	—	—
Edward (Pete) Boykin	—	—	92,000
Richard Clemmer	—	—	80,000
Gary Daichendt	42,000	42,000	—
Robert DeRodes	—	75,000	—
C.K. Prahalad	—	—	20,000

(2)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the restricted stock unit awards granted to each non-employee director in 2010. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of the assumptions made in valuing these awards. See “Initial Equity Grant”, “Annual Equity Grant” and “Mid-Year Equity Grant” in the above narrative for the grant date fair value of this award.

(3)  The amounts reported in this column also include the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the restricted stock unit awards granted to each of Ms. Levinson and Messrs. Boykin, Clemmer, Daichendt, DeRodes and Prahalad, who elected to receive their annual retainers in the form of shares, as described in footnote 1 above. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for an explanation of the assumptions made in valuing these awards. The below table shows the grant date fair value for annual retainers paid in stock to each director on a quarterly basis.

Name	Q1 2010	Q2 2010	Q3 2010	Q4 2010
Linda Fayne Levinson	20,258	20,253	20,254	20,258
Quincy Allen	—	—	—	—
Edward (Pete) Boykin	23,005	23,004	23,007	23,009
Richard Clemmer	20,010	20,010	20,008	20,012
Gary Daichendt	10,502	10,508	10,509	10,513
Robert DeRodes	18,754	18,762	18,755	18,751
C.K. Prahalad	20,010	—	—	—

(4)  All non-employee directors had 2,954 restricted stock units unvested and outstanding as of December 31, 2010.

(5)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the stock options granted to each non-employee director in 2010. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of the assumptions made in valuing these awards. See “Annual Equity Grant” in the above narrative for the grant date fair value of this award.

(6)  The below table shows the option awards outstanding as of December 31, 2010 for each of the non-employee directors who served in 2010.

Name	Options Outstanding as of December 31, 2010
Linda Fayne Levinson	95,092
Quincy Allen	37,408
Edward (Pete) Boykin	83,092
Richard Clemmer	40,116
Gary Daichendt	47,092
Robert DeRodes	40,116
Estate of C.K. Prahalad	81,262

(7)  Mr. Prahalad ceased to be a director of the Company on April 26, 2010 due to his passing.

EQUITY COMPENSATION PLAN INFORMATION

The table below shows information regarding awards outstanding and shares available for issuance as of December 31, 2010 under our Management Stock Plan that was in effect until April 25, 2006 and our NCR Corporation 2006 Stock Incentive Plan (as amended and restated effective December 31, 2008) that was adopted April 26, 2006 (referred to below in this section as the “Stock Incentive Plan”).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders:
Management Stock Plan(1)	4,357,847		$13.62	0
Stock Incentive Plan(2)	9,630,816	(3)	$17.48	8,154,596
Equity compensation plans not approved by security holders:	0		0

Total	13,988,663		$15.72	8,154,596

(1)  The NCR Management Stock Plan was adopted with stockholder approval, effective January 1, 1997. There were no shares authorized under the plan as of December 31, 2007. The NCR Management Stock Plan was terminated as of April 26, 2006, upon the stockholders’ approval of the Stock Incentive Plan; however, such termination did not affect awards previously granted and outstanding under the NCR Management Stock Plan.

(2)  The Stock Incentive Plan was adopted with stockholder approval, effective April 26, 2006.

(3)  Includes a total of 2,548,964 performance-based restricted stock units that were outstanding under the Stock Incentive Plan as of December 31, 2010.

RELATED PERSON TRANSACTIONS

Under its charter, the Committee on Directors and Governance is responsible for the review of all related party transactions. In January 2007, the Board of Directors formalized in writing a Related Person Transactions Policy that provides that each related person transaction be considered for approval or ratification (i) by the Company’s Committee on Directors and Governance or (ii) if the Committee on Directors and Governance determines that the approval or ratification of the related person transaction should be considered by all of the disinterested members of the Board of Directors, by such disinterested members of the Board of Directors by the vote of a majority thereof.

The policy requires each director and executive officer of the Company to use reasonable efforts to report to the Company’s General Counsel any transaction that could constitute a related person transaction prior to the transaction. The General Counsel must advise the Chairman of the Committee on Directors and Governance of any related person transaction of which the General Counsel becomes aware, whether as a result of reporting or otherwise. The Committee on Directors and Governance then considers each such related person transaction, unless the Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the Board of Directors consider the transaction. Except as set forth below, a related person transaction that is not approved in advance shall not be entered into by the Company unless the effectiveness of the transaction is expressly subject to ratification by the Committee on Directors and Governance or the disinterested members of the Board, as applicable.

If the Company enters into a transaction that it subsequently determines is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter became a related person transaction, then in either such case the related person transaction shall be presented to the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, for ratification. If such related person transaction is not ratified, then the Company shall take all reasonable actions to attempt to terminate the Company’s participation in that transaction.

Under the policy, a related party transaction generally means any transaction involving or potentially involving an amount in excess of $120,000 in which the Company or any of its subsidiaries is a participant and in which any of its directors or director nominees, executive officers or 5% stockholders, or any immediate family members of any of the foregoing, has or will have a direct or indirect material interest.

In considering whether to approve or ratify a related person transaction or relationship, the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, considers all relevant factors, including:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Transactions and relationships that are required to be disclosed under applicable securities laws and regulations are disclosed in the Company’s proxy statement. Since the beginning of the Company’s 2010 fiscal year, the Committee on Directors and Governance has not identified any related party transactions requiring such disclosure.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the approximate fees for professional audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), for the audit of the Company’s financial statements for fiscal years 2010 and 2009, as well as the approximate worldwide fees billed for other services rendered by PricewaterhouseCoopers to the Company in such years:

Service	2010	2009
Audit Fees(1)	$5,179,955	$5,201,700
Audit-Related Fees(2)	$238,000	$249,000
Subtotal	$5,417,955	$5,450,700
Tax Fees(3)	$1,340,750	$1,065,100
All Other Fees(4)	$9,500	$135,600
Subtotal	$1,350,250	$1,200,700
Total Fees	$6,768,205	$6,651,400

(1)  Includes fees required for the review and examination of NCR’s consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews of interim financial statements, statutory audits, and consultations by management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Also includes attestation services and review services associated with the Company’s filings with the SEC.

(2)  Includes fees related to financial audits of employee benefit plans and services related to the filing of securities reports for one of the Company’s international subsidiaries.

(3)  Generally includes tax compliance, tax advice, tax planning and expatriate services. In 2010 and 2009 respectively, fees for tax services include:

(a)  $36,250 and $34,600 for tax compliance including the preparation, review and filing of tax returns;

(b)  $12,000 and $40,000 for tax audit, consultation and assistance;

(c)  $892,500 and $390,500 for local country statutory financial statement services incidental to the preparation of local country tax returns and tax consultation services among other things; and

(d)  $400,000 and $600,000 for expatriate services including tax return preparation, tax equalization calculations, tax consultancy, and related international assignment administration services.

(4)  Includes fees for all other work performed by PricewaterhouseCoopers that does not meet the above category descriptions. In 2010, of these fees: approximately 42% related to an attestation engagement in Spain related to compliance with electronic waste legislation, approximately 32% related to licensing and proprietary software for accounting research and the remainder (less than $2,500) related to other miscellaneous projects. In 2009, of these fees: approximately 68% of these fees related to human resources consulting in the Netherlands, approximately 11% related to a tax function effectiveness and process improvement review, approximately 10% related to finalization of regulatory reports, approximately 5% related to attestation engagement in Spain related to compliance with the electronic waste legislation, approximately 2% related to licensing and proprietary software for accounting research and approximately 4% (less than $5,000) related to other miscellaneous projects in Thailand, Zimbabwe and the Netherlands.

The charter of the Audit Committee requires that all auditing and non-auditing services to be provided to the Company by its independent accountants be pre-approved by the Committee. The Committee has adopted policies and procedures regarding its pre-approval of these services (the “Pre-Approval Policy”). The Pre-Approval Policy, which is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm, includes the following principles and restrictions, among others:

•

In no case should NCR or its consolidated subsidiaries retain the Company’s independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•	Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of the Company’s independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•

The Audit Committee will not permit the exclusive retention of NCR’s independent registered public accounting firm in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•

The Corporate Controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries.

•

Back-up documentation will be provided to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by the Company’s independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

At the beginning of each fiscal year, management and the Company’s independent registered public accounting firm propose the audit and non-audit services to be provided by the firm during that year. The Audit Committee reviews and pre-approves the proposed services taking into account, among other things, the principles and restrictions set forth in the Pre-Approval Policy. Under the Pre-Approval Policy, the Audit Committee also has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, non-audit, tax and all other non-audit services provided by PricewaterhouseCoopers to the Company, and the fees charged for such services, are actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for NCR. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. In 2010 and 2009, of those total amounts reported above, all activities were pre-approved by the Audit Committee prior to commencement, thus no de minimis activity was reported.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors, each of whom is independent as determined by the Board of Directors under the standards set forth in the Board’s Corporate Governance Guidelines, which meet, and in some cases exceed, the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In accordance with NYSE rules, all members are “financially literate.” In addition, three of its members are “audit committee financial experts” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter is available under “Corporate Governance” on the “About NCR” page of the Company’s website at http://www.ncr.com/about_ncr/corporate_governance/committee_charters.jsp.

In general, NCR’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), NCR’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as an independent audit of the Company’s internal control over financial reporting.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2010, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q, and, together with the Board, has reviewed and discussed the Company’s Annual Report on Form 10-K and this proxy statement. In addition, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent registered public accounting firm, the Audit Committee adopted its annual policy requiring that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries. The committee also reviewed its procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and alternative policies with management and the Company’s independent registered public accounting firm to determine that both are in agreement that the policies currently being used are appropriate.

The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the internal auditors. It also met privately on occasion with the Chief Financial Officer, who has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Dated:    February 22, 2011

The Audit Committee:

Edward P. Boykin, Chair

Quincy L. Allen

Richard L. Clemmer

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

(Item 2 on Proxy Card)

The Board’s Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for 2011 and the Board has approved this selection. Although stockholder ratification of this appointment of the Company’s independent registered public accounting firm is not required, the Board is asking that you ratify this appointment as a matter of good corporate governance.

PricewaterhouseCoopers has been the Company’s independent registered public accounting firm for many years and is a leader in providing audit services to companies in the high-technology industry. The Board believes that PricewaterhouseCoopers is well qualified to serve as NCR’s independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where NCR does business, and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates. Based on its “Pre-Approval Policy” (as defined above on page 69) and applicable SEC rules and guidance, the Audit Committee considered whether the provision during 2010 of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that it was.

PricewaterhouseCoopers representatives will be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors and the Audit Committee recommend that you vote FOR this proposal. Proxies received by the Board will be voted FOR this proposal unless they specify otherwise. If the stockholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee and the Board of Directors will reconsider the appointment, but may elect to maintain it.

DIRECTORS’ PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, EXECUTIVE COMPENSATION AS DISCLOSED IN THESE PROXY MATERIALS

(Item 3 on Proxy Card)

Our Board of Directors is submitting a “Say on Pay” proposal for stockholder consideration as required under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Say on Pay proposal allows our stockholders to cast an advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this proxy statement. These disclosures are made in accordance with SEC executive compensation disclosure rules (Item 402 of Regulation S-K under the Securities Act and the Exchange Act).

Pursuant to the Dodd-Frank Act, this vote is an advisory vote only, and it is not binding on the Company, the Board of Directors or the Compensation and Human Resource Committee. Although this advisory vote is not binding on the Company, the Board and the Compensation and Human Resource Committee value the opinions of our stockholders. Accordingly, the Compensation and Human Resource Committee will consider the outcome of the Say on Pay vote when it makes future decisions regarding executive compensation.

As illustrated in our Compensation Discussion and Analysis, our executive compensation programs drive sustainable, long-term value creation and stock price appreciation, without encouraging unnecessary or excessive risk-taking, by establishing a common interest between our executives and our stockholders. Our compensation philosophy, and resulting compensation programs, dictate that a substantial portion of our compensation is performance-based. Of the compensation paid to our Named Executive Officers for 2010, 48% was performance-based in the case of our Chief Executive Officer and an average of 46% was performance-based in the case of our other Named Executive Officers. In addition, a substantial portion of our executive compensation remains “at risk” of forfeiture each year contingent upon whether our executives meet or exceed annual and long-term financial plan objectives. Please see the Compensation Discussion and Analysis and accompanying compensation tables beginning on pages 18 and 43, respectively, of this proxy statement for additional details about our executive compensation programs and information about the fiscal year 2010 compensation of our Named Executive Officers.

For the reasons discussed above, we are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described herein by voting FOR the approval, on a non-binding advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to applicable SEC compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis and accompanying compensation tables in this proxy statement).

The Board of Directors recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the rules of the SEC. Proxies received by the Board of Directors will be voted FOR this proposal unless they specify otherwise.

DIRECTORS’ PROPOSAL TO APPROVE A FREQUENCY OF EACH YEAR FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Item 4 on Proxy Card)

Our Board of Directors is also submitting a proposal for stockholder consideration as required under the Dodd-Frank Act that allows our stockholders to cast an advisory vote to indicate how often the advisory vote on executive compensation should occur. Under the Dodd-Frank Act, the advisory vote on executive compensation may occur once every one, two or three years. Under the applicable SEC regulations regarding this vote, our stockholders also have the option to abstain from voting on this matter. The Board has considered these options and recommends that you vote for an advisory vote on executive compensation that occurs each year.

The Board determined that an annual vote is the most appropriate option for the Company at this time because it will allow our stockholders to evaluate our executive compensation every year. Therefore, our stockholders will be able to continually assess whether we are achieving our compensation philosophy and designing our executive compensation program in a manner that is in the best interests of the Company and its stockholders.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the stockholders’ recommendation as to the frequency of future advisory votes on executive compensation. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: one year, two years, three years or stockholders may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote for a ONE YEAR frequency when voting on this proposal.

Although this advisory vote is not binding on the Company, the Board of Directors and the Compensation and Human Resource Committee value the opinions of our stockholders. Accordingly, the Board and the Compensation and Human Resource Committee will consider the outcome of the Say on Pay Frequency vote when it determines the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that you vote FOR ONCE EACH YEAR for the frequency of future advisory votes on the compensation of our Named Executive Officers. Proxies received by the Board will be voted FOR ONCE EACH YEAR for the frequency of future votes on the compensation of our Named Executive Officers unless they specify otherwise.

DIRECTORS’ PROPOSAL TO RE-APPROVE PERFORMANCE GOALS INCLUDED IN THE NCR CORPORATION 2006 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 31, 2008) FOR THE PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

(Item 5 on Proxy Card)

Why the Company is Seeking Stockholder Approval

Section 162(m) of the U.S. Internal Revenue Code, as amended, and the regulations promulgated thereunder (the “Code”), limits the deductibility of compensation paid to “covered employees” (within the meaning of Section 162(m) of the Code) in excess of $1 million unless the compensation, in relevant part, satisfies the “performance-based compensation” exception under Section 162(m) of the Code. Qualified performance-based compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals.

Section 162(m) of the Code requires stockholder approval of the material terms of the performance goals applicable to awards intended to qualify as performance-based compensation under the NCR Corporation 2006 Stock Incentive Plan, as amended and restated effective as of December 31, 2008 (the “SIP”), every five years if our Compensation and Human Resource Committee (the “Committee”) has the authority to select from the list of enumerated performance goals initially approved by our stockholders the specific performance goals that would apply to awards intended to qualify as performance-based compensation granted under the SIP.

In 2006, our stockholders approved the list of enumerated performance goals applicable to qualified performance-based awards granted under the SIP. Because the Committee has the authority to select from this list of enumerated performance goals the specific performance goals that would apply to awards intended to qualify as performance-based compensation granted under the SIP, we are asking our stockholders to re-approve the materials terms of such performance goals, which are described below, for purposes of Section 162(m) of the Code. Note that we are not seeking approval for the SIP generally nor are we seeking approval for additional shares to be granted under the SIP. We are seeking re-approval of the performance goals under the SIP (and an amendment to the SIP, as described in the next Directors’ Proposal) for purposes of Section 162(m) of the Code in order not to lose deductions with respect to such awards by reason of Section 162(m) of the Code.

Under Section 162(m) of the Code, the material terms of the performance goals required to be disclosed to and subsequently approved by stockholders of the Company include the employees eligible to receive compensation, a description of the business criteria on which the performance goals are based, and the maximum amount of compensation that can be paid to an employee.

Eligible Employees

The SIP provides for awards to eligible individuals, including directors, officers, employees, and consultants of the Company or any of its subsidiaries or affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its subsidiaries or affiliates. Incentive stock options may be granted under the SIP only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). Stock options and stock appreciation rights that are intended to be exempt from Section 409A of the Code may be granted only to the eligible individuals described above who are providing services to the Company or any corporation or other entity as to which the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

Awards may be granted upon approval of the Committee or the Chief Executive Officer pursuant to a limited delegation of authority. As a result, it is not possible to determine the number of individuals to whom awards will be made in the future under the SIP or the amounts of awards. However, as of February 1, 2011, approximately 19,100 employees of the Company were eligible to participate in the SIP. The current executive officers of the

Company named in the Summary Compensation Table in this proxy statement and each of the directors of the Company are among the individuals eligible to receive awards under the SIP.

Business Criteria for Performance Goals

The SIP provides that, in order to meet the performance-based compensation exception under Section 162(m) of the Code, performance goals may be established by the Committee for awards of restricted stock, restricted stock units, performance units, and other stock-based awards. (Awards of stock options and stock appreciation rights granted under the SIP are intended to separately meet the performance-based compensation exception under Section 162(m) of the Code based on the SIP’s terms and conditions and the operation of the SIP.)

In the case of awards intended to qualify as performance-based compensation under the SIP based on one or more applicable performance goals, such performance goals shall be based on the attainment of specified levels of one or more of the following measures: revenues; revenue growth; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); earnings per share; operating income (including non-pension operating income); pre- or after-tax income; cash flow (before or after dividends); cash flow per share (before or after dividends); gross margin; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or operating assets; economic value added (or an equivalent metric); stock price appreciation; total stockholder return (measured in terms of stock price appreciation and dividend growth); cost control; gross profit; operating profit; cash generation; unit volume; stock price; market share; sales; asset quality; cost saving levels; marketing spending efficiency; core non-interest income; or change in working capital, in each case with respect to the Company or any one or more subsidiaries, divisions, business units or business segments of the Company either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies.

The Committee may, in its sole discretion, adjust performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, the impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company SEC filings. In the case of performance goals applicable to awards intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, any such adjustment by the Committee may not violate Section 162(m) of the Code.

Individual Maximum Amounts

Subject to adjustment in certain cases as provided in the SIP, the SIP provides that, during any consecutive 36-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 750,000 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 2,000,000 shares of common stock of the Company. The Committee made certain adjustments in 2007 in connection with the spin-off of a division of the Company into its own independent, publicly-held company now known as Teradata Corporation, including an adjustment to the maximum number of awards that may be granted to a single participant in any consecutive 36-month period. After applying the adjustment methodology adopted by the Committee, during any consecutive 36-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 1,090,045 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 2,906,787 shares of common stock of the Company. The maximum value of the property that may be paid to a participant pursuant to performance units in any year is $10,000,000.

As discussed in more detail below under Item 6 of this proxy statement, we are asking our stockholders to approve an amendment to the above per-individual award limitations to provide that during any consecutive

12-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 1,000,000 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 3,000,000 shares of common stock of the Company. Consistent with the terms of the SIP in effect as of the date hereof, shares underlying awards that expire or are forfeited or terminated without being exercised will again be available for the grant of additional awards within the limits provided by the SIP. Shares withheld by or delivered to the Company to satisfy the exercise price of options or tax withholding obligations will not be deemed to have been issued under the SIP. In addition, shares underlying awards outstanding under the NCR Management Stock Plan that expire or are forfeited or terminated without being exercised or that are settled for cash will again be available for the grant of additional awards under the SIP, within the limits provided by the SIP.

If our stockholders approve the above per-individual limitations in connection with Item 6 of this proxy statement, the SIP will be amended to provide that during any consecutive 12-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 1,000,000 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 3,000,000 shares of common stock of the Company. If the proposal in Item 6 is not approved by our stockholders, we will not be able to grant awards to any individual during any consecutive 36-month period covering a number of shares in excess of the limitations currently effective under the SIP (subsequent to the adjustments made by the Committee in connection with the spin-off of Teradata Corporation), as described above.

This proposal and the description of the SIP herein address only the material terms of the performance goals that apply to awards granted under the SIP intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. The description is qualified in its entirety by the full text of the SIP, as proposed to be amended pursuant to Item 6 of this proxy statement, which is filed as Exhibit A to this proxy statement.

Approval Standard Under Section 162(m) of the Code

Under Section 162(m) of the Code, the material terms of a performance goal are approved by stockholders if, in a separate vote, a majority of the votes cast (in person or by proxy) on the issue are cast in favor of approval.

Board Recommendation

The Board of Directors of the Company believes that the re-approval of the material terms of the performance goals applicable to awards intended to qualify as performance-based compensation granted under the SIP, as described above for purposes of Section 162(m) of the Code, is in the best interests of the Company and its stockholders and will permit the Committee to continue to grant performance-based awards under the SIP that meet the requirements for tax deductibility under Section 162(m) of the Code.

The Board of Directors recommends that you vote FOR the re-approval of the performance goals applicable to awards intended to qualify as performance-based compensation granted under the SIP for purposes of Section 162(m) of the Code. Proxies received by the Board will be voted FOR this proposal unless they specify otherwise.

DIRECTORS’ PROPOSAL TO AMEND INDIVIDUAL AWARD LIMITATIONS INCLUDED IN THE NCR CORPORATION 2006 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 31, 2008)

(Item 6 on Proxy Card)

Why the Company is Seeking Stockholder Approval

The SIP provides for limitations regarding the number of shares and the value of property that may be subject to awards granted to any individual under the SIP. As noted in Item 5, the SIP currently provides, following the adjustment made in connection with the spin-off of Teradata Corporation, that during any consecutive 36-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 1,090,045 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 2,906,787 shares of common stock of the Company.

We are asking our stockholders to approve amendments to the above per-individual limitations to provide that during any consecutive 12-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 1,000,000 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 3,000,000 shares of common stock of the Company. Consistent with the terms of the SIP in effect as of the date hereof, shares underlying awards that expire or are forfeited or terminated without being exercised or that are settled for cash will again be available for the grant of additional awards within the limits provided by the SIP. Shares withheld by or delivered to the Company to satisfy the exercise price of options or tax withholding obligations will not be deemed to have been issued under the SIP. In addition, shares underlying awards outstanding under the NCR Management Stock Plan that expire or are forfeited or terminated without being exercised or that are settled for cash will again be available for the grant of additional awards under the SIP, within the limits provided by the SIP.

Pursuant to the terms of the SIP, the Committee made certain adjustments in 2007 in connection with the spin-off of Teradata Corporation, including adjustments to the number of shares authorized under the SIP. After applying the adjustment methodology adopted by the Committee, the aggregate number of shares of common stock of the Company that may be granted pursuant to awards under the SIP was 17,430,895. In connection with this proposal to increase the per-individual limitations discussed above, our stockholders should be aware that our Board of Directors has amended the SIP to reduce the aggregate number of shares authorized for grants pursuant to awards under the SIP by 830,895 shares such that only 16,600,000 shares, and not 17,430,895 shares, are now authorized for grants pursuant to awards under the SIP. Note that we are not seeking approval for the SIP generally nor are we seeking approval for additional shares to be granted under the SIP. Rather, we are merely seeking to amend the per-individual limitations in the SIP as provided above.

If this proposal is approved by our stockholders, the SIP will be amended to provide that during any consecutive 12-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 1,000,000 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 3,000,000 shares of common stock of the Company. If this proposal is not approved by our stockholders, we may continue to grant awards under the SIP, but we will not be able to grant awards to any individual during any consecutive 36-month period covering a number of shares in excess of the limitations currently effective under the SIP (subsequent to the adjustments made by the Committee in connection with the spin-off of Teradata Corporation), as described above.

Although the number of shares actually delivered or to be delivered under the SIP was substantially below any applicable plan limits, if certain performance criteria had been exceeded, awards previously disclosed for our Chief Executive Officer in prior years could have exceeded the individual plan limit. The approval of this proposal includes ratification of such awards.

This proposal and the description of the SIP herein address only the material terms of the limitations regarding the number of shares and value of property that may be subject to awards granted to any individual under the SIP. The description is qualified in its entirety by the full text of the SIP, as proposed to be amended pursuant to Item 6 of this proxy statement, which is filed as Exhibit A to this proxy statement.

Approval Standard Under Maryland Law and Section 162(m) of the Code

Under Maryland law and the charter and Bylaws of the Company, the affirmative vote of a majority of the votes cast (in person or by proxy) is required for approval of an amendment to the SIP. Under Section 162(m) of the Code, the material terms of a performance goal are approved by stockholders if, in a separate vote, a majority of the votes cast (in person or by proxy) on the issue are cast in favor of approval.

Equity Compensation Plan Share Information

The following information regarding all existing equity compensation plans (excluding the NCR Employee Stock Purchase Plan) as of February 17, 2011 updates the information included in this Proxy Statement on page 67 and our Annual Report on Form 10-K for the fiscal year ending December 31, 2010:

•	Shares of common stock available for grant (after effect of proposed amendment): 6,950,154

•	Stock options and stock appreciation rights outstanding: 9,138,966

•	Weighted average exercise price of outstanding stock options and stock appreciation rights under all existing equity compensation plans: $15.94

•	Weighted average remaining contractual term of outstanding stock options: 5.69 years

•	Full Value Awards outstanding: 4,981,348

•	Total awards (includes stock options, stock appreciation rights, and Full Value Awards) outstanding: 14,120,314

•	Total shares of common stock outstanding: 160,131,477

Board Recommendation

The Board of Directors of the Company believes that the proposal to amend the per-individual limitations in the SIP is in the best interests of the Company and its stockholders and will permit the Company to continue to attract and retain highly qualified employees and directors, as well as to continue to grant performance-based awards under the SIP that meet the requirements for tax deductibility under Section 162(m) of the Code. The Board of Directors therefore recommends that you vote FOR the approval of the amendment to the per-individual limitations in the SIP. Proxies received by the Board will be voted FOR this proposal unless they specify otherwise.

Description of the SIP

Additional principal features of the SIP are summarized below. This summary is qualified by reference to the full text of the SIP, as proposed to be amended pursuant to Item 6 of this proxy statement, which is filed as Exhibit A to this proxy statement.

General.    Awards granted under the SIP may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, other stock-based awards or any combination of those awards. The SIP provides that awards may be granted under the SIP for the ten-year period after the effective date of the SIP.

Administration.    The SIP will be administered by the Compensation and Human Resource Committee of the Board of Directors of the Company (which we refer to in this summary as the “Committee”) or by such other committee or subcommittee as may be appointed by the Board, which consists entirely of two or more “outside directors” within the meaning of Section 162(m) of the Code. Unless and until the Board appoints any other committee or subcommittee, the SIP will be administered by the Committee. Under the terms of the SIP, the Committee can make rules and regulations and establish such procedures for the administration of the SIP as it deems appropriate.

Shares Authorized.    Subject to adjustment in certain cases as provided in the SIP, the SIP provides that the aggregate number of shares of common stock of the Company that may be granted pursuant to awards under the SIP cannot exceed 12,000,000, and that no more than 5,000,000 shares of common stock of the Company may be granted as options intended to qualify as incentive stock options. Pursuant to the terms of the SIP, the Committee made certain adjustments in 2007 in connection with the spin-off of Teradata Corporation, including adjustments to the number of shares authorized under the SIP. After applying the adjustment methodology adopted by the Committee and the reduction of 830,895 shares described in Item 6 of this proxy statement, the aggregate number of shares of common stock of the Company that may be granted pursuant to awards under the SIP cannot exceed 16,600,000, and no more than 7,266,967 shares of common stock of the Company may be granted as options intended to qualify as incentive stock options.

Subject to adjustment in certain cases as provided in the SIP, the SIP provides that during any consecutive 36-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 750,000 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 2,000,000 shares of common stock of the Company. As discussed in the paragraph above, pursuant to the terms of the SIP, the Committee made certain adjustments in 2007 in connection with the spin-off of Teradata Corporation. The adjustments approved by the Committee also included an adjustment to the maximum number of awards that may be granted to a single participant in any consecutive 36-month period. After applying the adjustment methodology adopted by the Committee, during any consecutive 36-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 1,090,045 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 2,906,787 shares of common stock of the Company. As discussed more fully above under the proposal in Item 6 of this proxy statement, we are asking our stockholders to approve amendments to the above per-individual limitations to provide that during any consecutive 12-month period, no participant in the SIP may be granted (i) restricted stock, restricted stock units, performance units, and other stock-based awards subject to the achievement of performance goals covering in excess of 1,000,000 shares of common stock of the Company, or (ii) options and free-standing stock appreciation rights covering in excess of 3,000,000 shares of common stock of the Company.

Consistent with the terms of the SIP in effect on the date hereof, shares underlying awards that expire or are forfeited or terminated or that are settled for cash without being exercised will again be available for the grant of additional awards within the limits provided by the SIP. Shares withheld by or delivered to the Company to satisfy the exercise price of options or tax withholding obligations will not be deemed to have been issued under the SIP. In addition, shares underlying awards outstanding under the NCR Management Stock Plan that expire or are forfeited or terminated without being exercised or that are settled for cash will again be available for the grant of additional awards under the SIP, within the limits provided by the SIP.

Eligibility.    The SIP provides for awards to eligible individuals, including directors, officers, employees, and consultants of the Company or any of its subsidiaries or affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its subsidiaries or affiliates. As of February 1, 2011, approximately 19,100 employees of the Company were eligible to participate in the SIP.

Incentive stock options may be granted under the SIP only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). Stock options and stock appreciation rights that are intended to be exempt from Section 409A of the Code may be granted only to the eligible individuals described above who are providing services to the Company or any corporation or other entity as to which the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

Stock Options.    Subject to the terms and provisions of the SIP, options to purchase shares of common stock of the Company may be granted to eligible individuals at any time and from time to time as determined by the Committee. Options may be granted as incentive stock options, which are intended to qualify for favorable treatment to the recipient under federal tax law, or as non-qualified stock options, which do not qualify for this favorable tax treatment. Subject to the limits provided in the SIP, the Committee determines the number of options granted to each recipient. Each option grant will be evidenced by a stock option agreement that specifies the option exercise price, whether the options are intended to be incentive stock options or non-qualified stock options, the duration of the options, the number of shares to which the options pertain, and such additional limitations, terms and conditions as the Committee may determine, but the SIP provides that in no event will the normal vesting schedule of an option provide that the option will vest before the first anniversary of the date of grant (other than in the case of death or Disability as defined in the SIP or the applicable stock option agreement).

The Committee determines the exercise price for each stock option, except that the exercise price may not be less than 100 percent of the fair market value of a share of common stock of the Company on the date of grant. As of March 1, 2011, the fair market value (as that term is defined under the SIP) of a share of common stock of the Company was $19.01 per share.

All options granted under the SIP will expire no later than ten years from the date of grant (except in the case of death or Disability as defined in the SIP or applicable stock option agreement). The method of exercising an option granted under the SIP will be set forth in the stock option agreement for that particular option.

Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of non-qualified stock options, as otherwise expressly permitted by the Committee. The granting of an option does not accord the recipient the rights of a stockholder, and such rights accrue only after the exercise of an option and the shares of common stock of the Company issued in respect of such option are registered in the recipient’s name.

Stock Appreciation Rights.    The Committee in its discretion may grant stock appreciation rights under the SIP. A stock appreciation right entitles the holder to receive from the Company upon exercise the amount, if any, by which the aggregate fair market value of a specified number of shares of common stock of the Company that are subject to such stock appreciation right exceed the aggregate exercise price for the underlying shares subject to the stock appreciation right. Stock appreciation rights may be “tandem,” which means they are granted in conjunction with a stock option, or “free-standing,” which means they are not granted in conjunction with a stock option. Each stock appreciation right will be evidenced by an award agreement that specifies the date and terms of the award and such additional limitations, terms, and conditions as the Committee may determine. The method of exercising a stock appreciation right granted under the SIP will be set forth in the award agreement for that particular stock appreciation right.

The Company may make payment of the amount to which the participant exercising stock appreciation rights is entitled by delivering shares of common stock of the Company, cash, or a combination of stock and cash as set forth in the award agreement relating to the stock appreciation rights. Stock appreciation rights are not transferable except by will or the laws of descent and distribution or, with respect to “free-standing” stock appreciation rights, as expressly permitted by the Committee. A tandem stock appreciation right shall be transferable only with the related stock option.

Restricted Stock.    The SIP provides for the award of shares of common stock of the Company that are subject to forfeiture and restrictions on transferability (“Restricted Stock”) as set forth in the SIP and as may be otherwise determined by the Committee. Except for these restrictions and any others imposed by the Committee, upon the grant of Restricted Stock, the recipient will have rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends and other distributions paid or made with respect to the Restricted Stock. During the restriction period set by the Committee, the recipient may not sell, assign, transfer, pledge or otherwise encumber the Restricted Stock. Any award of Restricted Stock will be subject to vesting during a restriction period of at least three years following the date of grant, except that a restriction period of at least one year is permissible if vesting is conditioned upon the achievement of performance goals established by the Committee. An award of Restricted Stock may vest in part on a pro rata basis prior to the expiration of any restriction period, and up to five percent of shares available for grant as Restricted Stock (together with all other shares available for grant as awards under the SIP other than stock options, stock appreciation rights, or dividend equivalent rights) may be granted with a restriction period of at least one year regardless of whether vesting is conditioned upon the achievement of performance goals.

Restricted Stock Units.    The SIP authorizes the Committee to grant restricted stock units. Restricted stock units are not shares of common stock of the Company and do not entitle the recipients to the rights of a stockholder. Restricted stock units granted under the SIP may or may not be subject to performance conditions or service-based vesting conditions. The recipient may not sell, assign transfer, pledge or otherwise encumber restricted stock units granted under the SIP prior to their vesting. Restricted stock units will be settled in cash or shares of common stock of the Company in an amount based on the fair market value of shares of common stock of the Company on the settlement date.

Any award of restricted stock units will be subject to vesting during a restriction period of at least three years following the date of grant, except that a restriction period of at least one year is permissible if vesting is conditioned upon the achievement of certain performance goals established by the Committee. In addition, an award of restricted stock units may vest in part on a pro rata basis prior to the expiration of any restriction period, and up to five percent of shares available for grant as restricted stock units (together with all other shares available for grant as awards other than options, stock appreciation rights or dividend equivalent rights) may be granted with a restriction period of at least one year regardless of whether vesting is conditioned upon the achievement of performance goals.

Performance Units.    The SIP provides for the award of performance units that are valued by reference to a designated amount of property other than shares of common stock of the Company. The payment of the value of a performance unit is conditioned upon the achievement of performance goals set by the Committee upon grant of the performance unit and may be paid in cash, shares of common stock of the Company, other property, or a combination thereof. The performance period for a performance unit must be at least one year. The SIP provides that the maximum value of property that may be paid to a participant pursuant to performance units in any year is $10,000,000.

Other Stock-Based Awards.    The SIP also provides for the award of shares of common stock of the Company and other awards that are valued by reference to shares of common stock of the Company, including unrestricted stock, dividend equivalents, and convertible debentures (collectively, “Other Stock-Based Awards”). Awards of unrestricted stock may only be granted in lieu of compensation that would otherwise be payable to a participant. Any Other Stock-Based Award that is a full-value award (awards other than options, stock appreciation rights or dividend equivalent rights) will be subject to vesting during a restriction period of at least three years following the date of grant, except that a restriction period of at least one year is permissible if vesting is conditioned upon the achievement of certain performance goals established by the Committee. In addition, an Other Stock-Based Award that is a full-value award may vest in part on a pro rata basis prior to the expiration of any restriction period, and up to five percent of shares available for grant as Other Stock-Based Awards that are full-value awards (together with all other shares available for grant as full-value awards) may be granted with a restriction period of at least one year regardless of whether vesting is conditioned upon the achievement of performance goals.

Performance Goals.    The SIP provides that, in order to meet the performance-based compensation exception under Section 162(m) of the Code, performance goals may be established by the Committee for awards of restricted stock, restricted stock units, performance units, and other stock-based awards. (Awards of stock options and stock appreciation rights granted under the SIP are intended to separately meet the performance-based compensation exception under Section 162(m) of the Code based on the SIP’s terms and conditions and the operation of the SIP.)

In the case of awards intended to qualify as performance-based compensation under the SIP based on one or more applicable performance goals, such performance goals shall be based on the attainment of specified levels of one or more of the following measures: revenues; revenue growth; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); earnings per share; operating income (including non-pension operating income); pre- or after-tax income; cash flow (before or after dividends); cash flow per share (before or after dividends); gross margin; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or operating assets; economic value added (or an equivalent metric); stock price appreciation; total stockholder return (measured in terms of stock price appreciation and dividend growth); cost control; gross profit; operating profit; cash generation; unit volume; stock price; market share; sales; asset quality; cost saving levels; marketing spending efficiency; core non-interest income; or change in working capital, in each case with respect to the Company or any one or more subsidiaries, divisions, business units or business segments of the Company either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies.

The Committee may, in its sole discretion, adjust performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, the impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company SEC filings. In the case of performance goals applicable to awards intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, any such adjustment by the Committee may not violate Section 162(m) of the Code. As discussed more fully above under the proposal in Item 5 of this proxy statement, we are asking our stockholders to re-approve the performance goals included in the Stock Incentive Plan for the purposes of Section 162(m) of the Code.

Change in Control.    In the event of a “Change in Control” of the Company (as defined in the SIP), awards granted under the SIP that are not assumed, converted or replaced in connection with such Change in Control will vest immediately prior to the Change in Control. If awards are assumed, converted or replaced in connection with a Change in Control, and during the 24-month period following the Change in Control there is a termination of an award holder’s employment (a) by the Company for any reason other than Cause or Disability (as defined in the SIP) or (b) by certain employees who participate in the Company’s Change in Control Severance Plan or the Company’s Severance Policy, or to the extent set forth in an award agreement, for Good Reason (as defined in the SIP): (1) any option or stock appreciation right outstanding as of the date of the Change in Control that remains outstanding as of the date of termination will vest immediately and become fully exercisable until the later of the date upon which the option or stock appreciation right would expire absent the special change-in-control provision and the first anniversary of the date of termination; (2) the restrictions and deferral limitations applicable to any Restricted Stock will lapse, and any Restricted Stock outstanding as of the date of the Change in Control that remains outstanding as of the date of termination will become free of all restrictions and become fully vested and transferable; and (3) all restricted stock units outstanding as of the date of the Change in Control that remain outstanding as of the date of termination will be considered to be earned and payable in full, and any deferral or other restriction will lapse and each such restricted stock unit will be settled as promptly as practicable in accordance with the applicable award agreement.

Awards Under the SIP.    Because it is within the discretion of the Committee to determine which officers and employees receive awards and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the SIP or the amount of the awards. However, as of February 1, 2011, approximately 19,100 employees of the Company were eligible to participate in the SIP.

Amendment.    The Board may amend, alter or discontinue the SIP at any time. No such amendment or termination, however, may impair the rights of any holder of outstanding awards without his or her consent, except for amendments made to cause the SIP to comply with applicable law, stock exchange rules or accounting rules, and no stock option or stock appreciation right may be amended or otherwise subject to any action that would be treated, for accounting purposes, as a “repricing” of such award, unless such action is approved by the Company’s stockholders.

Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of awards made under the SIP, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the SIP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options.    A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company generally will be entitled to a corresponding deduction.

Incentive Stock Options.    A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and the Company generally will be entitled to a corresponding deduction.

Stock Appreciation Rights.    A participant will not recognize taxable income at the time of grant of a stock appreciation right, and the Company will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company generally will be entitled to a corresponding deduction.

Restricted Stock.    A participant will not recognize taxable income at the time of grant of shares of restricted stock, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. The Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units.    A participant will not recognize taxable income at the time of grant of a restricted stock unit, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Performance Units.    A participant will not recognize taxable income at the time of grant of performance units, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any property delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m).    Section 162(m) of the Code limits the deductibility of certain awards granted under the SIP to our Chief Executive Officer and our three other highest paid executive officers (excluding our Chief Financial Officer). Compensation paid to such an officer during a year in excess of $1 million that is not performance-based (or does not comply with other exceptions) would not be deductible on the Company’s federal income tax return for that year. It is intended that compensation attributable to stock options and stock appreciation rights granted under the SIP will qualify as performance-based compensation. The Board will evaluate from time to time the relative benefits to the Company of qualifying other awards under the SIP for deductibility under Section 162(m) of the Code.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the SIP. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the SIP.

New Plan Benefits

Awards granted between January 1, 2011 and February 22, 2011 under the NCR Corporation 2006 Stock Incentive Plan (as amended and restated Effective as of December 31, 2008) are included in the table below. The dollar value listed in the table reflects the approved value of the awards and, in the case of performance-based awards, is based on performance at the target level. Awards to Mr. Nuti comprised of 166,297 performance-based restricted stock units and 55,432 time-based restricted stock units have been granted subject to stockholder approval of the amendments described in Item 6 of this proxy statement. Additional awards may be granted upon approval of the Committee, or the Chief Executive Officer pursuant to a limited delegation of authority. As a result, it is not possible to determine the number of individuals to whom awards will be made in the future under the SIP or the amounts of awards.

Name and Position	Dollar Value ($)	Number of Units
William Nuti	5,800,000	328,760
Robert Fishman	632,500	35,343
John Bruno	1,687,500	93,543
Peter Leav	900,000	49,889
Peter Dorsman	1,155,000	65,657
Executive Group(1)	11,347,500	638,982
Non-Executive Director Group(2)	0	0
Non-Executive Officer Employee Group(3)	21,264,539	1,227,269

  (1)  Total for executive officers as a group

  (2)  Total for current directors who are not executive officers as a group

  (3)  Total for all employees, including all current officers who are not executive officers

DIRECTORS’ PROPOSAL TO AMEND THE FUNDING FORMULA IN

THE NCR MANAGEMENT INCENTIVE PLAN, EFFECTIVE JANUARY 1, 2006, FOR THE PURPOSES OF SECTION 162(M) OF THE CODE

(Item 7 on Proxy Card)

Why the Company is Seeking Stockholder Approval

As discussed in Item 5 of this proxy statement, Section 162(m) of the Code limits the deductibility of compensation paid to covered employees in excess of $1 million unless the compensation, in relevant part, satisfies the performance-based compensation exception under Section 162(m) of the Code. Qualified performance-based compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals.

Section 162(m) of the Code requires stockholder approval of the material terms of the performance goals applicable to awards intended to qualify as performance-based compensation under the NCR Management Incentive Plan, effective as of January 1, 2006 (the “MIP”). Currently, awards payable under the MIP for a performance period are equal to 1.5% of “earnings before income taxes” for the performance period for our Chief Executive Officer and 0.75% of earnings before income taxes for the performance period for each of the other participants in the MIP, which includes our executive officers designated by our Compensation and Human Resource Committee (the “Committee”).

The Board of Directors of the Company has, subject to approval by our stockholders pursuant to the proposal in this Item 7, amended the MIP for purposes of Section 162(m) of the Code to provide that awards payable under the MIP for a performance period are equal to 1.5% of non-pension operating income for the performance period for our Chief Executive Officer and 0.75% of non-pension operating income for the performance period for each of the other participants in the MIP. Note that we are not seeking approval for the MIP generally; we are merely seeking approval of the funding formula under the MIP for purposes of Section 162(m) of the Code in order not to lose deductions with respect to such awards by reason of Section 162(m) of the Code.

Under Section 162(m) of the Code, the material terms of the performance goals required to be disclosed to stockholders of the Company include the employees eligible to receive compensation, a description of the business criteria on which the performance goals are based, and the maximum amount of compensation that can be paid to an employee.

Eligible Employees

The Committee selects executive officers who are eligible to receive awards under the MIP and who shall be participants in the MIP during any performance period in which they may earn an award. Currently, there are eight officers who are designated by the Board of Directors as Section 16 officers. The current executive officers of the Company named in the Summary Compensation Table in this proxy statement are among the individuals eligible to receive awards under the MIP.

Business Criteria for Performance Goals

The MIP provides that, in order to meet the performance-based compensation exception under Section 162(m) of the Code, performance goals shall be established by the Committee for each performance period. Each performance period is determined by the Committee, but may be no longer than five years and no less than six months.

Awards payable under the MIP for a performance period were previously funded by our “earnings before income taxes” for the applicable performance period. Under the MIP, “earnings before income taxes” meant our earnings before income taxes as reported in our income statement for the applicable performance period, prior to accrual of any amounts for payment under the MIP for such performance period, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in our financial statements, notes to the financial statements or management’s discussion and analysis. The Board of Directors of the Company has, subject to approval by our stockholders pursuant to the proposal in this Item 7, amended the MIP for purposes of Section 162(m) of the Code to provide that awards payable under the MIP for a performance period are funded by our “non-pension operating income,” which means our net revenue before pension income and expenses, less product and service costs and marketing, selling, general and administrative, research, and development expenses, after accrual of any amounts for payment under the MIP for such performance period and under any other Company plan where its terms so provide, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in our financial statements, notes to the financial statements or management’s discussion and analysis. The Committee may not increase the amount payable with respect to an award granted under the MIP, but it retains the discretionary authority to reduce the amount payable with respect to any award based on certain factors, including, but not limited to, corporate or business unit performance against budgeted financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

Individual Maximum Amounts

Currently, awards payable under the MIP for a performance period are equal to 1.5% of earnings before income taxes for the performance period for our Chief Executive Officer and 0.75% of earnings before income taxes for the performance period for each of the other participants in the MIP. The Board of Directors of the Company has, subject to approval by our stockholders pursuant to the proposal in this Item 7, amended the MIP for purposes of Section 162(m) of the Code to provide that awards payable under the MIP for a performance period are equal to 1.5% of non-pension operating income for the performance period for our Chief Executive Officer and 0.75% of non-pension operating income for the performance period for each of the other participants in the MIP.

This proposal and the description of the MIP herein address only the material terms of the performance funding criteria pertaining to awards granted to individuals under the MIP. The description is qualified in its entirety by the full text of the Amended and Restated MIP, as proposed to be amended pursuant to this Item 7 of this proxy statement, which is filed as Exhibit B to this proxy statement.

Approval Standard Under Maryland Law and Section 162(m) of the Code

Under Maryland law and the charter and bylaws of the Company, the affirmative vote of a majority of the votes cast (in person or by proxy) is required for approval of an amendment to the MIP. Under Section 162(m) of the Code, the material terms of a performance goal are approved by stockholders if, in a separate vote, a majority of the votes cast on the issue are cast in favor of approval.

Board Recommendation

The Board of Directors of the Company believes that the proposal to amend the funding criteria in the MIP is in the best interests of the Company and its stockholders and will permit the Company to continue to attract and retain highly qualified employees, as well as to continue to grant performance-based awards under the MIP that meet the requirements for tax deductibility under Section 162(m) of the Code. The Board of Directors therefore recommends that you vote FOR the approval of the amendment to the funding criteria in the MIP. Proxies received by the Board will be voted FOR this proposal unless they specify otherwise.

The principal features of the MIP are summarized below.

Administration; Amendment and Termination.    The MIP is administered by the Compensation and Human Resource Committee or a subcommittee of the Compensation and Human Resource Committee (which we refer to herein as the “Committee”), which has broad authority to administer and interpret the MIP and its provisions as it deems necessary and appropriate. The Committee will be composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Board of Directors reserves the right to amend or terminate the MIP at any time. Amendments to the MIP will require stockholder approval to the extent required to comply with applicable law.

Eligibility.    Officers of the Company who are designated by the Board of Directors as “Section 16 officers” and are selected by the Committee to participate in the MIP are eligible to receive awards under the MIP. Currently, there are eight officers who are designated by the Board of Directors as Section 16 officers.

Awards.    Previously, each participant was eligible to receive a maximum performance award equal to a percentage of our “earnings before income taxes” for a performance period established by the Committee. “Earnings before income taxes” meant our earnings before income taxes as reported in our income statement for the applicable performance period, prior to accrual of any amounts for payment under the MIP for the performance period, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in our financial statements, notes to the financial statements or management’s discussion and analysis. The Board of Directors of the Company has, subject to approval by our stockholders pursuant to the proposal in this Item 7, amended the MIP for purposes of Section 162(m) of the Code to provide that awards payable under the MIP for a performance period are funded by our “non-pension operating income,” which means our net revenue before pension income and expenses, less product and service costs and marketing, selling, general and administrative, research, and development expenses, after accrual of any amounts for payment under the MIP for such performance period and under any other Company plan where its terms so provide, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in our financial statements, notes to the financial statements or management’s discussion and analysis.

Currently, our Chief Executive Officer is eligible to receive a performance award equal to 1.5% of earnings before income taxes for the performance period and the other participants in the MIP are each eligible to receive a performance award equal to 0.75% of earnings before income taxes for the performance period. The Board of Directors of the Company has, subject to approval by our stockholders pursuant to the proposal in this Item 7, amended the MIP for purposes of Section 162(m) of the Code to provide that awards payable under the MIP for a performance period are equal to 1.5% of non-pension operating income for the performance period for our Chief Executive Officer and 0.75% of non-pension operating income for the performance period for each of the other participants in the MIP.

The actual performance award granted to a participant is determined by the Committee, which retains the discretionary authority to reduce or eliminate (but not increase) a performance award based on its consideration of, among other things, corporate or business unit performance against budgeted financial goals, achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance. The time period during which the achievement of the performance goals is to be measured shall be determined by the Committee, but may be no longer than five years and no less than six months. Within the earlier of 90 days after the beginning of each fiscal year or the expiration of 25% of a performance period, the Committee will designate one or more performance periods, determine the participants for such performance periods and affirm the applicability of the formula for determining each participant’s award.

Each award under the MIP shall be paid in cash, provided that the Committee may in its discretion determine that all or a portion of an award shall be paid in stock, restricted stock, stock options or other stock-based or stock denominated units that are issued pursuant to our equity compensation plans, including our 2006 Stock Incentive

Plan, as amended and restated effective as of December 31, 2008. An award shall be paid only after written certification by the Committee as to the attainment of the performance goals and the amount of the award. Receipt of performance awards may be deferred under certain circumstances in accordance with a deferred compensation plan approved by the Committee.

Termination of Employment.    A participant who terminates employment with NCR during a performance period due to retirement, disability or death shall be eligible to receive an award under the MIP prorated for the portion of the performance period prior to termination of employment. Subject to the discretion of the Committee to determine otherwise, if a participant terminates employment with us for a reason other than retirement, disability or death, no award shall be payable with respect to the performance period in which such termination occurs.

Federal Income Tax Consequences.

The following is a summary of certain federal income tax consequences of awards made under the MIP, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the MIP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

If an award under the MIP is paid in cash or its equivalent, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the award is paid in an amount equal to the cash or the fair market value of its equivalent, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply. If, in accordance with the exercise of Committee discretion, a portion or all of an award under the MIP is paid to a participant in stock, restricted stock, stock options, or other stock-based or stock-denominated units, pursuant to our 2006 Stock Incentive Plan, as amended and restated effective as of December 31, 2008, the federal income tax consequences of such payment will be identical to those discussed with respect to Items 5 and 6 of this proxy statement with respect to the 2006 Stock Incentive Plan, as amended and restated effective as of December 31, 2008.

Section 162(m) of the Code limits the deductibility of certain compensation of the Chief Executive Officer and the three other highest paid executive officers (other than the Chief Financial Officer). Compensation paid to such an officer during a year in excess of $1 million that is not performance-based (or does not comply with other exceptions under Section 162(m) of the Code) would not be deductible on our federal income tax return for that year. It is intended that compensation attributable to awards payable under the MIP will qualify as performance-based compensation under Section 162(m) of the Code. The Board of Directors will evaluate from time to time the relative benefits to the Company of qualifying other awards under the MIP for deductibility under Section 162(m) of the Code.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the MIP. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the MIP.

New Plan Benefits

If our stockholders approve the proposal in this Item 7, the amounts of awards for fiscal year 2011 or subsequent years will be determined based upon our non-pension operating income and, in addition, will be subject to the Committee’s right to reduce any participant’s award by any amount in its sole discretion. As a result, it is not possible to determine the amounts of awards for fiscal year 2011 or subsequent years at this time. For fiscal year 2010, the maximum award payable under the MIP’s formula is $1,845,000 for the Chief Executive Officer and $922,500 for each of the other seven executive officer participants. See the Summary Compensation table on page 44 of this proxy statement for the awards the Committee actually determined to pay our Named Executive Officers for the 2010 fiscal year.

DIRECTORS’ PROPOSAL TO ADOPT

THE NCR CORPORATION 2011

ECONOMIC PROFIT PLAN FOR THE PURPOSES OF SECTION 162(m) OF

THE INTERNAL REVENUE CODE

(Item 8 on Proxy Card)

Why the Company is Seeking Stockholder Approval

Section 162(m) of the Code limits the deductibility of compensation paid to “covered employees” (within the meaning of Section 162(m) of the Code) in excess of $1 million unless the compensation, in relevant part, satisfies the “performance-based compensation” exception under Section 162(m) of the Code. Qualified performance-based compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals.

Section 162(m) of the Code requires stockholder approval of the material terms of the performance goals applicable to awards intended to qualify as performance-based compensation under the NCR Corporation 2011 Economic Profit Plan (the “Economic Profit Plan”).

The Economic Profit Plan is a new long-term incentive plan adopted by the Company, subject to stockholder approval pursuant to this Item 8 of this proxy statement, on February 22, 2011. We are asking our stockholders to approve the material terms of such performance goals, which are described below, for purposes of Section 162(m) of the Code in order not to lose deductions with respect to such awards by reason of Section 162(m) of the Code.

Under Section 162(m) of the Code, the material terms of the performance goals required to be disclosed to and subsequently approved by stockholders of the Company include the employees eligible to receive compensation, a description of the business criteria on which the performance goals are based, and the maximum amount of compensation that can be paid to an employee.

Eligible Employees

The Economic Profit Plan provides for employees and officers of the Company or any of its subsidiaries or affiliates who are selected by the Committee (as defined below) to be participants in the Economic Profit Plan for a performance period during which time they may earn a credit under the Economic Profit Plan (a “Bonus Credit”). Opportunities to earn Bonus Credits are granted upon approval of the Committee. As a result, it is not possible to determine the number of individuals to whom awards will be made in the future under the Economic Profit Plan or the amounts of awards. As of the date hereof, it is anticipated that each of the Company’s named executive officers set forth in the Summary Compensation Table on page 44 of this proxy statement will participate in the Economic Profit Plan for the current performance period.

Business Criteria for Performance Goals

Amounts earned under the Economic Profit Plan for a performance period (which is a calendar year determined by the Committee within the timeframe permitted by Section 162(m) of the Code) are based on a percentage of our “economic profit,” which equals the amount by which our “non-pension operating income” exceeds our “weighted average cost of capital” multiplied by our “controllable capital” for the performance period. Our “non-pension operating income” means our net revenue before pension income and expenses, less product and service costs and marketing, selling, general and administrative, research, and development expenses, after accrual of any amounts for payment under the Economic Profit Plan for the Performance Period and any other Company plan where its terms so provide, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in our financial statements, notes to the financial statements or management’s discussion and analysis. Our “weighted average cost of capital” means the sum of (i) the product of (A) the cost of our equity and (B) the weighted market value of our common shares outstanding and (ii) the product of (C) the cost of our debt and (D) the weighted market value of our long-term debt and short-term debt. Our “controllable capital” means working capital (comprised of accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of Property, Plant & Equipment, other current assets excluding taxes, and capitalized software, minus the sum of payroll and employee benefits and other current liabilities, excluding taxes and severance (FAS 112 liability). The Committee will determine our economic profit for the applicable performance period by the date that is no later than March 15 of the year following the performance period, and the determination of the Committee will be final and binding.

The Committee must, within the earlier of 90 days after the beginning of each performance period or the expiration of 25% of such performance period, affirm the applicability of the above formula and determine the pre-established percentage of our economic profit that a participant may earn under the Economic Profit Plan for the particular performance period, subject to the individual maximum amounts described below.

The Committee may not increase the pre-established percentage of our economic profit that a participant may earn for any particular performance period, but it retains the authority to reduce the percentage in its discretion.

Individual Maximum Amounts

For each performance period, a participant will be eligible to earn a Bonus Credit, which will equal a percentage of our “economic profit” (as described above). The Bonus Credit, to the extent earned, will be reflected in a bookkeeping account established for the participant (the “Bonus Bank”). The maximum percent of “economic profit” that may be earned by any individual as a Bonus Credit for any particular performance period is 5 percent.

This proposal and the description of the Economic Profit Plan herein address only the material terms of the performance goals that apply to awards granted under the Economic Profit Plan intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. The description is qualified in its entirety by the full text of the Economic Profit Plan, as proposed to be adopted pursuant to this Item 8 of this proxy statement, which is filed as Exhibit C to this proxy statement.

Approval Standard Under Section 162(m) of the Code

Under Section 162(m) of the Code, the material terms of a performance goal are approved by stockholders if, in a separate vote, a majority of the votes cast (in person or by proxy) on the issue are cast in favor of approval.

Board Recommendation

The Board of Directors believes that the approval of the material terms of the performance goals applicable to awards intended to qualify as performance-based compensation granted under the Economic Profit Plan, as described above for purposes of Section 162(m) of the Code, is in the best interests of the Company and its stockholders and will permit the Committee to grant performance-based awards under the Economic Profit Plan that meet the requirements for tax deductibility under Section 162(m) of the Code.

The Board of Directors recommends that you vote FOR the approval of the performance goals applicable to awards intended to qualify as performance-based compensation granted under the Economic Profit Plan for purposes of Section 162(m) of the Code. Proxies received by the Board of Directors will be voted FOR this proposal unless they specify otherwise.

The principal features of the Economic Profit Plan are summarized below.

Administration.    The Economic Profit Plan is administered by the Compensation and Human Resource Committee or a subcommittee of the Compensation and Human Resource Committee (which we refer to herein as the “Committee”), which has broad authority to administer and interpret the Economic Profit Plan and its provisions as it deems necessary and appropriate. The Committee will be composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

Eligibility.    The Economic Profit Plan provides for employees and officers of the Company, or any of its subsidiaries or affiliates who are selected by the Committee, to be participants in the Economic Profit Plan for a performance period during which time they may earn a Bonus Credit. Opportunities to earn Bonus Credits are granted upon approval of the Committee. The current executive officers of the Company named in the Summary Compensation Table on page 44 of this proxy statement are among the individuals eligible to earn Bonus Credits under the Economic Profit Plan for the current performance period.

Bonus Credits.    For each performance period, a participant will be eligible to earn a Bonus Credit, which will equal a specified percentage of our “economic profit.” Each performance period shall be a calendar year as determined by the Committee within the timeframe permitted by Section 162(m) of the Code. The maximum percent of “economic profit” that may be earned by any individual as a Bonus Credit for any particular performance period is 5 percent. The Committee must, within the earlier of 90 days after the beginning of each performance period or the expiration of 25% of such performance period, affirm the applicability of the above formula and determine the pre-established percentage of our economic profit that each participant will be eligible to earn as a Bonus Credit under the Economic Profit Plan for such performance period, subject to the individual maximum amounts described above.

For purposes of the Economic Profit Plan, “economic profit” means the amount by which our “non-pension operating income” exceeds our “weighted average cost of capital” multiplied by our “controllable capital” for the performance period, and “non-pension operating income” means our net revenue before pension income and expenses, less product and service costs and marketing, selling, general and administrative, research, and development expenses, after accrual of any amounts for payment under the Economic Profit Plan for the Performance Period and under any other Company plan where its terms so provide, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in our financial statements, notes to the financial statements or management’s discussion and analysis. Our “weighted average cost of capital” means the sum of (i) the product of (A) the cost of our equity and (B) the weighted market value of our common shares outstanding and (ii) the product of (C) the cost of our debt and (D) the weighted market value of our long-term debt and short-term debt. Our “controllable capital” means working capital (comprised of accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of Property, Plant & Equipment, other current assets excluding taxes, and capitalized software, minus the sum of payroll and employee benefits and other current liabilities, excluding taxes and severance (FAS 112 liability). The Committee will determine our economic profit for the applicable performance period by the date that is no later than March 15 of the year following the performance period, and the determination of the Committee will be final and binding.

The Committee may not increase the pre-established percentage of our economic profit that may be credited to any participant’s Bonus Bank under the Economic Profit Plan, but it retains the authority to reduce the Bonus Credit for any participant for any particular performance period.

The Bonus Credit for any participant for any performance period may be a negative or a positive number. The Bonus Credit will be negative if our “non-pension operating income” is less than our “weighted average cost of capital” multiplied by our “controllable capital,” in which case the Bonus Credit will be a negative number equal to the percentage of such shortfall. If the Bonus Credit is a positive number, the participant’s Bonus Bank will be increased by the amount of such Bonus Credit; if the Bonus Credit is a negative number, the Bonus Bank will be decreased by the amount of such Bonus Credit, including a decrease such that the participant’s overall account balance is negative. If a participant’s overall Bonus Bank account balance is negative as of the date a bonus payment would be due under the Economic Profit Plan, no bonus payment will be made to such participant under the Economic Profit Plan, but the participant’s negative account balance shall not reduce the amount of other compensation payable to, or offset any amount otherwise due to, such participant.

Bonus Payment.    Except as otherwise determined by the Committee and set forth in a participant’s award statement, subject to a participant’s continued employment through the date on which bonuses are paid from the Bonus Bank, a participant will generally be paid in cash in a lump sum on August 1 of the year following the performance period for which a Bonus Credit is earned (beginning August 1, 2012) an amount equal to 33% of the participant’s Bonus Bank. However, if the Company’s “net cash provided by operating activities” (as defined under GAAP) for the year immediately preceding the year in which a payment would otherwise be due (after accrual of any amounts earned under the Economic Profit Plan for such year) is not equal to or in excess of 1 percent of the Company’s total revenue for such prior year (the “Cash Flow Test”), no payment will be made under the Economic Profit Plan for such year and the amount that otherwise would have been paid in such year shall continue to be included in the participant’s Bonus Bank, without interest, and payable in accordance with the terms of the Economic Profit Plan. Additionally, if a participant would receive a bonus or bonuses under the Economic Profit Plan in excess of $10 million in the aggregate in any calendar year, the amount of the bonus or bonuses in excess of $10 million will not be paid under the Economic Profit Plan in such year and the amount in excess of $10 million that otherwise would have been paid in such year shall continue to be included in the Bonus Bank, without interest, and payable in accordance with the terms of the Economic Profit Plan. The Bonus Bank is never eligible for interest.

Termination of Employment.    Except as otherwise determined by the Committee, the following rules will generally apply to a participant’s Bonus Bank:

General.    Except as otherwise provided below, a participant will immediately forfeit his or her entire Bonus Bank and any right to any future Bonus Credits upon a termination of employment.

Termination by the Company without Cause or for Disability / By Participant for Good Reason or Retirement.    If a participant’s employment is terminated by the Company without “cause” or by reason of disability or a participant resigns for “good reason” or terminates employment by reason of retirement, the participant will be credited with a Bonus Credit, if any, for any performance period or portion thereof during which the participant participated in the Economic Profit Plan but for which the Participant has not yet received a credit through the end of the quarter in which the termination occurs. The participant will be paid a percentage (described below) of the participant’s Bonus Bank (such Bonus Bank determined after the Bonus Credits for the accrued bonus amounts described above are made) in four equal installments on each of the first four six-month anniversaries of the participant’s termination of employment without regard to the $10 million payment limitation (described above under “Bonus Payment”), and any remaining portion of the participant’s Bonus Bank will be forfeited. The total percentage of the participant’s Bonus Bank that will be paid will equal 67 percent in the case of a termination by the Company without “cause” or a resignation for “good reason” and 100 percent in the case of a termination by reason of the participant’s retirement or disability.

However, if the Cash Flow Test is not met for the year immediately preceding the year in which such termination occurs, the participant’s first installment payment will be delayed and will continue to be held in the participant’s Bonus Bank, without interest, until the second installment payment is due, at which time the first and second installment payments will be paid to the participant. The participant’s remaining installment payments will be made at the normal times set forth above.

Death.    Upon a termination by reason of the participant’s death, the participant will be credited with a Bonus Credit, if any, for any performance period or portion thereof during which the participant participated in the Economic Profit Plan but for which the participant has not yet received a credit through the end of the quarter in which the termination by reason of death occurs. The participant will be paid in a lump sum within 30 days of the end of such quarter in cash (such Bonus Bank determined after the Bonus Credits for the accrued bonus amounts described above are made) without regard to the Cash Flow Test limitation or the $10 million payment limitation (described above under “Bonus Payment”).

Change of Control.    Upon a “change of control,” the participant will be credited with a Bonus Credit, if any, for any performance period or portion thereof during which the participant participated in the Economic Profit Plan but for which the Participant has not yet received a credit through the date of the change of control. The participant will be paid in a lump sum within 30 days of the date of the change of control the participant’s entire Bonus Bank in cash (such Bonus Bank determined after the Bonus Credits for the accrued bonus amounts described above are made) without regard to the Cash Flow Test limitation or the $10 million payment limitation (described above under “Bonus Payment”).

Clawback.    All amounts otherwise due and payable under the Economic Profit Plan will be subject to the terms and conditions of our Compensation Recovery Policy, which applies to all annual incentive, long-term incentive, equity-based and other performance-based awards granted by us on or after January 1, 2010.

Restrictive Covenants.    A participant’s right to participate in the Economic Profit Plan and receive a grant of any Bonus Credit opportunity or Bonus Bank payment is subject to the participant’s agreeing to be bound by restrictive covenants, including noncompetition, nonsolicitation, and non-hiring covenants that extend for 12 months after termination of employment for any reason.

Amendment and Termination.    The Board may amend, alter or discontinue the Economic Profit Plan at any time. No such amendment or termination, however, may impair the rights of any participant with respect to an outstanding Bonus Bank without his or her consent, except for amendments made to cause the Economic Profit Plan to comply with applicable law, stock exchange rules or accounting rules. The Economic Profit Plan may be terminated and account balances may be distributed in accordance with Section 409A of the Code.

Federal Income Tax Consequences.    The following is a summary of certain federal income tax consequences of awards made under the Economic Profit Plan, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the Economic Profit Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

If an award under the Economic Profit Plan is paid in cash or its equivalent, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the award is paid in an amount equal to the cash or the fair market value of its equivalent, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m) of the Code limits the deductibility of certain compensation of the Chief Executive Officer and the three other highest paid executive officers (other than the Chief Financial Officer). Compensation paid to such an officer during a year in excess of $1 million that is not performance-based (or does not comply with other exceptions under Section 162(m) of the Code) would not be deductible on our federal income tax return for that year. It is intended that compensation attributable to awards payable under the Economic Profit Plan will qualify as performance-based compensation under Section 162(m) of the Code. The Board of Directors will evaluate from time to time the relative benefits to the Company of qualifying other awards under the Economic Profit Plan for deductibility under Section 162(m) of the Code.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Economic Profit Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Economic Profit Plan.

New Plan Benefits

If our stockholders approve the proposal in this Item 8, the amounts of awards for fiscal year 2011 or subsequent years will be determined based upon our “economic profit” and, in addition, will be subject to the Committee’s right to reduce any participant’s award by any amount in its sole discretion. As a result, it is not possible to determine the amounts of awards for fiscal year 2011 or subsequent years at this time.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the Annual Meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have authority to vote on such matters in their discretion.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the Annual Meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Inc., to assist in the solicitation of proxies, at an estimated cost of $17,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with SEC and NYSE rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under NCR’s Bylaws, nominations for election of directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

Our Bylaws also provide that other business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 16 of this proxy statement and online at http://www.ncr.com/about_ncr/corporate_governance/incorporation_and_bylaws.jsp.

Stockholder Proposals for 2012 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2012 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for possible inclusion in the Company’s 2012 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no earlier than October 16, 2011, nor later than 5:00 p.m., Eastern Time, on November 15, 2011.

The above notice and proxy statement are sent by order of the Board of Directors.

Jennifer M. Daniels

Senior Vice President,

General Counsel and Secretary

Dated:     March 14, 2011

Detach Here

....................................................................................................................................................................................

2011 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2011 Annual Stockholders’ Meeting of NCR Corporation, please complete the following information and return to Jennifer M. Daniels, Senior Vice President, General Counsel and Secretary, NCR Corporation, 3097 Satellite Boulevard, Duluth, Georgia 30096.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

Exhibit A

NCR CORPORATION

2011 AMENDED AND RESTATED STOCK INCENTIVE PLAN

SECTION 1. Purpose; Definitions

The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to stockholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(b) “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Units or Other Stock-Based Award granted pursuant to the terms of this Plan.

(d) “Award Agreement” means a written document or agreement setting forth the terms and conditions of a specific Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the Participant’s employment duties, (C) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (D) a material violation of the Company’s ethics and compliance program, or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(g) “Change in Control” has the meaning set forth in Section 10(b).

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(i) “Commission” means the Securities and Exchange Commission or any successor agency.

(j) “Committee” has the meaning set forth in Section 2(a).

(k) “Common Stock” means common stock, par value $.01 per share, of the Company.

(l) “Company” means NCR Corporation, a Maryland corporation.

(m) “Disability” means, unless otherwise provided in the applicable Award Agreement (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, (ii) if there is no such Individual Agreement or it does not define Disability: (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant, “Disability” as determined by the Committee.

(n) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(o) “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(q) “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the trading date, or if Shares were not traded on the Applicable Exchange on the trading date, then on the immediately preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion.

(r) “Free-Standing SAR” has the meaning set forth in Section 5(b).

(s) “Full-Value Award” means any Award other than an Option or Stock Appreciation Right or dividend equivalent right.

(t) “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.

(u) “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(v) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(w) “Nonqualified Option” means any Option that is not an Incentive Stock Option.

(x) “Option” means an Award granted under Section 5.

(y) “Other Stock-Based Award” means Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation), unrestricted stock, dividend equivalents, and convertible debentures.

(z) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(aa) “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units, Performance Units or Other Stock-Based Awards. In the case of Qualified Performance-Based Awards, (i) such Performance Goals shall be based on the attainment of specified levels of one or more of the following measures: revenues; revenue growth; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); earnings per share; operating income (including non-pension operating income); pre- or after-tax income; cash flow (before or after dividends); cash flow per share (before or after dividends); gross margin; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or operating assets; economic value added (or an equivalent metric); stock price appreciation; total stockholder return (measured in terms of stock price appreciation and dividend growth); cost control; gross profit; operating profit; cash generation; unit volume; stock price; market share; sales; asset quality; cost saving levels; marketing-spending efficiency; core non-interest income; or change in working capital with respect to the Company or any one or more subsidiaries, divisions, business units or business segments of the Company either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and the regulations promulgated thereunder.

(bb) “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

(cc) “Performance Unit” means any Award granted under Section 8 of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(dd) “Plan” means this NCR Corporation 2006 Stock Incentive Plan, as set forth herein and as hereafter amended from time to time.

(ee) “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

(ff) “Restricted Stock” means an Award granted under Section 6.

(gg) “Restricted Stock Units” means an Award granted under Section 7.

(hh) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(ii) “Senior Manager” means any manager of the Company or any Affiliate holding a position at a salary grade of 15 or higher or any future grade that is the equivalent thereof.

(jj) “Share” means a share of Common Stock.

(kk) “Stock Appreciation Right” has the meaning set forth in Section 5(b).

(ll) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(mm)”Tandem SAR” has the meaning set forth in Section 5(b).

(nn) “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(oo) “Termination of Employment” means, unless otherwise provided in the applicable Award Agreement, the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a

Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

SECTION 2. Administration

(a) Committee.    The Plan shall be administered by the Compensation and Human Resource Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(i) to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Other Stock-Based Awards, or any combination thereof, are to be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v) subject to Section 12, to modify, amend or adjust the terms and conditions of any Award;

(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(viii) to determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(ix) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and

(x) to otherwise administer the Plan.

(b) Procedures.

(i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii) Subject to Section 11(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee.    Subject to Section 1(f), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

(d) Cancellation or Suspension.    The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant may be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest, as determined by the Committee or any one or more Senior Managers or committee of Senior Managers to whom the authority to make such determination is delegated by the Committee.

(e) Award Agreements.    The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3. Common Stock Subject to Plan

(a) Plan Maximums.    The maximum number of Shares that may be granted pursuant to Awards under the Plan shall (after taking into account the adjustment made by the Committee pursuant to Section 3(d) of the Plan in connection with the spinoff of a division of the Company in 2007, but subject to any future adjustments as may be made pursuant to Section 3(d)) be 16,600,000 Shares. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall (after taking into account the adjustment made by the Committee pursuant to Section 3(d) of the Plan in connection with the spinoff of a division of the Company in 2007, but subject to any future adjustments as may be made pursuant to Section 3(d)) be 7,266,967 Shares and shall not be affected by the provisions of Section 3(c)(ii). Shares subject to an Award under the Plan may be authorized and unissued Shares.

(b) Individual Limits.    No Participant may be granted Options and Free-Standing SARs covering in excess of 3,000,000 Shares, or Restricted Stock and Restricted Stock Units or other award subject to Performance Goals covering in excess of 1,000,000 Shares, in either case, during any consecutive 12-month period.

(c) Rules for Calculating Shares Delivered.

(i) To the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.

(ii) If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award or if any Shares subject to an Award shall otherwise not be delivered in settlement of such Award (including upon the exercise of a Stock Appreciation Right), only the net number of Shares received by the Participant shall be deemed to have been issued for purposes of the maximum number of Shares in the first sentence of Section 3(a).

(iii) The provisions of Section 3(c)(i) and 3(c)(ii) shall also apply to awards granted under the Management Stock Plan that are outstanding on the Effective Date such that any Shares subject to such awards that are forfeited or terminated, expire, lapse without being exercised or are settled for cash shall again be available for Awards under the Plan.

(d) Adjustment Provision.    In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Options and Stock Appreciation Rights. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extra-ordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid), provided, that in the event of the cancellation of such Awards pursuant to this clause (1), the Awards shall vest in full immediately prior to the consummation of such Corporate Transaction; (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other of the Company’s SEC filings, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code.

(e) Section 409A.    Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 3(d) to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto.

SECTION 4. Eligibility

Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code); provided, further, that Options or Stock Appreciation Rights that are intended to be exempt from Section 409A of the Code may be granted only to Eligible Individuals who are providing services to the Company or any corporation or other entity as to which the Company is an “eligible issuer of service recipient stock” (within the meaning of 409A of the Code).

SECTION 5. Options and Stock Appreciation Rights

(a) Types of Options.    Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

(b) Types and Nature of Stock Appreciation Rights.    Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c) Tandem SARs.    A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d) Exercise Price.    The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in conjunction with the (i) grant of any new Option or Free-Standing SAR with a lower exercise price or any other Award or (ii) payment of cash for such cancelled Option or Free-Standing SAR, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e) Term.    The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date (except in the case of death or Disability).

(f) Vesting and Exercisability.    Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, provided that in no event shall the normal vesting schedule of an Option or Free-Standing SAR provide that such Option or Free-Standing SAR vest prior to the first anniversary of the date of grant (other than in the case of death or Disability). If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

(g) Method of Exercise.    The method of exercising Options and SARs shall be set forth in the applicable Award Agreement.

(h) Delivery; Rights of Stockholders.    No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

(i) Nontransferability of Options and Stock Appreciation Rights.    No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(i), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

SECTION 6. Restricted Stock

(a) Nature of Awards and Certificates.    Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the NCR Corporation 2011 Amended and Restated Stock Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of NCR Corporation, 3097 Satellite Blvd., Duluth, Georgia 30096 .”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b) Terms and Conditions.    Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock. Subject to the terms of the Plan, any Award of Restricted Stock shall be subject to vesting during the Restriction Period of at least three years following the date of grant, provided that a Restriction Period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided, further that an Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period, provided, further, that up to five percent of Shares available for grant as Restricted Stock (together with all other Shares available for grant as Full-Value Awards) may be granted with a Restriction Period of at least one year following the date of grant regardless of whether vesting is conditioned upon the achievement of Performance Goals.

(iii) Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(iv) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7. Restricted Stock Units

(a) Nature of Awards.    Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares, or both, based upon the Fair Market Value of a specified number of Shares.

(b) Terms and Conditions.    Restricted Stock Units shall be subject to the following terms and conditions:

(i) The Committee may, in connection with the grant of Restricted Stock Units, designate them as Qualified Performance-Based Awards, in which event it shall condition the vesting thereof upon the attainment of Performance Goals. If the Committee does not designate Restricted Stock Units as Qualified Performance-Based Awards, it may also condition the vesting thereof upon the attainment of Performance Goals. Regardless of whether Restricted Stock Units are Qualified Performance-Based Awards, the Committee may also condition the vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units. Subject to the terms of the Plan, any Restricted Stock Unit Awards shall be subject to vesting during the Restriction Period of at least three years following the date of grant, provided that a Restriction Period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided, further that a Restricted Stock Unit Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period, provided, further, that up to five percent of Shares available for grant as Restricted Stock Units (together with all other Shares available for grant as Full-Value Awards) may be granted with a Restriction Period of at least one year following the date of grant regardless of whether vesting is conditioned upon the achievement of Performance Goals.

(iii) The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

SECTION 8. Performance Units.

Performance Units may be issued hereunder to Eligible Individuals, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Unit, provided that the Performance Period shall be no less than one year following the date of grant. The Committee may, in connection with the grant of Performance Units, designate them as Qualified Performance-Based Awards. The conditions for grant or vesting and the other provisions of Performance Units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Performance Units may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Units may be paid in a lump sum or in installments following the close of the Performance Period. The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of Performance Units made in any one calendar year shall be ten million dollars ($10,000,000).

SECTION 9. Other Stock-Based Awards

Other Stock-Based Awards may be granted under the Plan, provided that any Other Stock-Based Awards that are Awards of Common Stock that are unrestricted shall only be granted in lieu of other compensation due and payable to the Participant. Subject to the terms of the Plan, any Other Stock-Based Award that is a Full-Value Award shall be subject to vesting during a Restriction Period of at least three years following the date of grant, provided that a Restriction Period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided, further that an Other Stock-Based Award that is a Full-Value Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period, provided, further, that up to five percent of Shares available for grant as Other Stock-Based Awards that are Full-Value Awards (together with all other Shares available for grant as Full-Value Awards) may be granted with a Restriction Period of at least one year following the date of grant regardless of whether vesting is conditioned upon the achievement of Performance Goals.

SECTION 10. Change in Control Provisions

(a) Impact of Event.    Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, unless Awards are not assumed, converted or replaced in which case such Awards shall vest immediately prior to the Change in Control, upon a Participant’s Termination of Employment, during the 24-month period following a Change in Control, (x) by the Company other than for Cause or Disability or (y) for Participants who are participants in the NCR Change in Control Severance Plan (the “CIC Severance Plan”), for Participants who participate in a NCR Severance Policy (“Severance Policy”) at a level that provides the Participant with the opportunity to resign for “good reason,” and for other Participants to the extent set forth in an Award Agreement, by the Participant for Good Reason (as defined below):

(i) any Options and Stock Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (A) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(a) and (B) the first anniversary of such Termination of Employment, provided that in no event shall the Option or Stock Appreciation Right be exercisable beyond the expiration of the Term of such Option or Stock Appreciation Right;

(ii) the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

(iii) all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in (subject to Section 3(d)) the form set forth in the applicable Award Agreement.

For purposes of this Section 10, “Good Reason” means if the Participant is a participant in the CIC Severance Plan or is subject to the Severance Policy, “Good Reason” as defined in the CIC Severance Plan or the Severance Policy, as applicable, or, if the Participant is not a participant in the CIC Severance Plan or the Severance Policy, as applicable, “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party.

(b) Definition of Change in Control.    Unless otherwise provided in the applicable Award Agreement, for purposes of the Plan, a “Change in Control” shall mean any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 10(b); or

(ii) Individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 11. Qualified Performance-Based Awards; Section 16(b)

(a) The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors). Within 90 days after the commencement of a Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and establish the Performance Goals for the Performance Periods.

(b) Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate.

(c) The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(d) The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 12. Term, Amendment and Termination

(a) Effectiveness.    The Plan was adopted by the Board on February 28, 2006, and became effective as of the date (the “Effective Date”) it was approved by a least a majority of the outstanding shares of the Company. On December 31, 2008, the Plan was amended and restated in its entirety in order to comply with Section 409A of the Code. On February 22, 2011, the Plan was, subject to the approval of the Company’s stockholders, amended and restated in its entirety as set forth herein, and adopted by the Board.

(b) Termination.    The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c) Amendment of Plan.    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d) Amendment of Awards.    Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 13. Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 14. General Provisions

(a) Conditions for Issuance.    The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Additional Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) No Contract of Employment.    The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) Required Taxes.    No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount, up to the Participant’s minimum required tax withholding rate (or such other rate that will not trigger a negative accounting impact). Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e) Limitation on Dividend Reinvestment and Dividend Equivalents.    Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

(f) Designation of Death Beneficiary.    The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Eligible Individual, after such Participant’s death, may be exercised.

(g) Subsidiary Employees.    In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

(h) Governing Law and Interpretation.    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i) Non-Transferability.    Except as otherwise provided in Section 5(i) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j) Foreign Employees and Foreign Law Considerations.    The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k) Deferrals.    Subject to the requirements of Section 409A of the Code, the Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(l) Compliance with Section 409A of the Code.    Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (ii) if an Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, and if the participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the participant’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Plan.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be executed on this     day of             , 2011.

NCR CORPORATION

By:
Name: Andrea Ledford
Title: Senior Vice President, Human Resources

Exhibit B

AMENDED AND RESTATED NCR MANAGEMENT INCENTIVE PLAN

Effective February 22, 2011

PREAMBLE

This Amended and Restated NCR Management Incentive Plan (“Plan”), adopted effective January 1, 2006, is hereby amended and restated as of February 22, 2011, by the Board of Directors of NCR Corporation (“Company”). The purpose of the Plan is to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers by providing incentives and financial rewards to such executive officers that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. This Plan is subject to stockholder approval with respect to amounts that may become payable under the Plan for fiscal year 2011 and thereafter and shall be null and void and of no further effect if such stockholder approval is not obtained.

ARTICLE I

Definitions

1.1	Award means an award of incentive compensation pursuant to the Plan.

1.2	Code means the Internal Revenue Code of 1986, as amended.

1.3	Committee means the Compensation and Human Resource Committee of the Board of Directors of the Company, or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Company, and shall comprise not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Code Section 162(m). The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Code Section 162(m).

1.4	Company means NCR Corporation, a Maryland corporation.

1.5	Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the NCR Long Term Disability Plan, or any similar plan or program sponsored by a subsidiary or branch of the Company.

1.6	Executive Officers means Board-appointed officers of the Company who are designated by the Board as “Section 16 officers.”

1.7	Participant means an Executive Officer who is selected by the Committee to participate in the Plan.

1.8	Performance Period means the time period during which the achievement of the performance goals is to be measured.

1.9	Plan means this NCR Management Incentive Plan.

1.10	Retirement means termination of employment with the Company or an affiliated company when a Participant is age 55 or older.

ARTICLE II

Eligibility and Participation

2.1	Eligibility and Participation. The Committee shall select Executive Officers of the Company who are eligible to receive Awards under the Plan, and who shall be Participants in the Plan during any Performance Period in which they may earn an Award.

ARTICLE III

Terms of Awards

3.1	Calculation of Awards. The Award payable under the Plan for a Performance Period is equal to 1.5% of “Non-Pension Operating Income” for the Chief Executive Officer for the Performance Period and 0.75% of Non-Pension Operating Income for each of the other Participants for the Performance Period.

“Non-Pension Operating Income” means the Company’s net revenue before pension income and expenses, less product and service costs and marketing, selling, general and administrative, research, and development expenses, as reported in the Company’s income statement for the applicable Performance Period, after accrual of any amounts for payment under the Plan for the Performance Period and any other Company plan where its terms so provide, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis.

3.2	Discretionary Adjustment. The Committee may not increase the amount payable under the Plan or with respect to an Award pursuant to Section 3.1, but retains the discretionary authority to reduce the amount. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit performance against budgeted financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

3.3	Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent. The Committee in its discretion may determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options, or other stock-based or stock denominated units, which shall be issued pursuant to the Company’s equity compensation plans in existence at the time of the grant.

3.4	Timing of Payment. Payment of Awards will be made as soon as practicable following determination of and certification of the Award, but in no event more than two and a half months after the end of the calendar year with respect to which such Award was earned, unless the Participant has, prior to the grant of an Award, submitted an election to defer receipt of the Award in accordance with a deferred compensation plan approved by the Committee.

3.5	Performance Period. Within 90 days after the commencement of each fiscal year or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and affirm the applicability of the Plan’s formula for determining the Award for each Participant for the Performance Periods. The time period during which the achievement of the performance goals is to be measured shall be determined by the Committee, but may be no longer than five years and no less than six months.

3.6	Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee will certify in writing as to the attainment of the performance goals and the amount of the Award.

ARTICLE IV

New Hires, Promotions and Terminations

4.1	New Participants During the Performance Period. If an individual is newly hired or promoted during a calendar year into a position eligible for participation in the Plan, he or she shall be eligible for an Award under the Plan for the Performance Period, prorated for the portion of the Performance Period following the date of eligibility for the Plan.

4.2	Retirement, Disability or Death. A Participant who terminates employment with the Company during a Performance Period due to Retirement, Disability or death shall be eligible to receive an Award prorated for the portion of the Performance Period prior to termination of employment. Awards payable in the event of death shall be paid to the Participant’s estate.

4.3	Termination of Employment. If a Participant terminates employment with the Company for a reason other than Retirement, Disability or death, unless otherwise determined by the Committee, no Award shall be payable with respect to the Performance Period in which such termination occurs.

ARTICLE V

Miscellaneous

5.1	Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.2	Nontransferability. No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

5.3	Administration. The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders, and the Participants. The provisions of this Plan are intended to ensure that all Awards granted hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and this Plan shall be interpreted and operated consistent with that intention.

5.4	Severability. If any provisions of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

5.5	No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.6	Employment at Will. Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

5.7	Amendment or Termination of the Plan. The Board of Directors of the Company reserves the right to amend or terminate the Plan at any time with respect to future Awards to Participants. Amendments to the Plan will require stockholder approval to the extent required to comply with applicable law, including the exemption under Code Section 162(m).

5.8	Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

5.9	Dispute Resolution. The Plan and any agreements hereunder shall be interpreted in accordance with the laws of the State of Maryland and applicable federal law. Any controversy or claim related in any way to the Plan shall be resolved by binding arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held before an arbitrator who is an attorney or former judge or magistrate knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that if the Participant is the prevailing party, the Company shall reimburse the Participant for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this     day of             , 2011.

FOR NCR CORPORATION

By:
Andrea Ledford,
Senior Vice President,
Human Resources

Exhibit C

NCR CORPORATION 2011 ECONOMIC PROFIT PLAN

PREAMBLE

The purpose of the NCR Corporation 2011 Economic Profit Plan (the “Plan”) is to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining employees by providing incentives and financial rewards to such employees that are intended to be deductible to the maximum extent practicable as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Plan is effective upon the date of its approval by the Board of Directors of the Company on February 22, 2011, but is subject to stockholder approval with respect to amounts that may become payable under the Plan and shall be null and void and of no further effect if such stockholder approval is not obtained.

ARTICLE I

Definitions

1.1	Applicable Percentage means sixty-seven percent (67%) in the case of a termination by the Company without Cause or a resignation for Good Reason and one hundred percent (100%) in the case of a termination by reason of Retirement or Disability.

1.2	Award Statement means a written statement (a) identifying an individual as a Participant, (b) setting forth the percentage of Economic Profit that represents the Participant’s Bonus Credit opportunity under the Plan for the applicable Performance Period, (c) setting forth, to the extent applicable, the Participant’s Bonus payment and Bonus Credit for the prior Performance Period, (d) setting forth, to the extent applicable, the balance in the Participant’s Bonus Bank, and (e) containing such other terms and conditions as may be determined by the Committee in its sole discretion.

1.3	Bonus means the portion of a Participant’s Bonus Bank payable to a Participant in accordance with the terms of the Plan.

1.4	Bonus Bank means the bookkeeping account established and maintained by the Company under the Plan for the Participant which reflects the aggregate Bonus Credits for such Participant less the aggregate Bonuses paid to such Participant, in each case, in accordance with the terms of the Plan.

1.5	Bonus Credit means the amount credited to a Participant’s Bonus Bank for a Performance Period based on Economic Profit.

1.6	Cash Flow from Operations means net cash provided by operating activities as reported under Generally Accepted Accounting Principles.

1.7	Cash Flow Test has the meaning set forth in Section 3.4.

1.8	Cause means, unless otherwise provided in an Award Statement, (a) “Cause” as defined in any Individual Agreement, or (b) if there is no Individual Agreement or if it does not define Cause: (i) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling the Participant’s employment duties, (iii) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (iv) a material violation of the Company’s ethics and compliance program or (v) such other events as shall be determined by the Committee and set forth in a Participant’s Award Statement.

1.9	Change in Control means any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (a) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1.9; or

(ii) individuals who, as of the date of this Plan, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation, resulting from such Corporate Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Corporate Transaction; and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Corporate Transaction; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.10	Code means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.11	Committee means the Compensation and Human Resource Committee of the Board of Directors of the Company, or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Company, and shall be comprised of not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Section 162(m) of the Code. The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Section 162(m) of the Code.

1.12	Company means NCR Corporation, a Maryland corporation.

1.13	Compensation Recovery Policy has the meaning set forth in Section 7.11.

1.14	Competing Organization has the meaning set forth in Section 6.2.

1.15	Controllable Capital means the Company’s working capital (comprised of accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of Property, Plant & Equipment, other current assets, excluding taxes, and capitalized software, minus the sum of payroll and employee benefits and other current liabilities excluding taxes and severance (FAS 112 liability).

1.16	Disability means a total and permanent disability that causes a Participant to be eligible to receive long-term disability benefits from the NCR Long-Term Disability Plan, or any similar plan or program sponsored by a subsidiary or affiliate of the Company.

1.17	Economic Profit, for any Performance Period, means the difference between (a) the Company’s Non-Pension Operating Income and (b) the product of (i) Weighted Average Cost of Capital and (ii) Controllable Capital.

1.18	Good Reason shall have the meaning set forth in an Individual Agreement. For the avoidance of doubt, (a) if there is no Individual Agreement or if it does not define Good Reason, the provisions applicable to a resignation for “Good Reason” under the Plan shall not apply to the Participant and (b) “Good Reason” shall not apply to a Participant under the Plan by virtue of its application to a Participant following a Change in Control under the Company’s Amended and Restated Change in Control Severance Plan.

1.19	Individual Agreement means an employment, consulting or similar agreement between a Participant and the Company or one of its subsidiaries or affiliates.

1.20	Non-Pension Operating Income means the Company’s net revenue before pension income and expenses, less product and service costs and marketing, selling, general and administrative, research, and development expenses, after accrual of any amounts for payment under the Plan for the Performance Period and any other Company plan where its terms so provide, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis.

1.21	Participant means any employee of the Company or any of its subsidiaries or affiliates who is selected by the Committee to participate in the Plan.

1.22	Performance Period means the calendar year designated by the Committee pursuant to Section 3.1 of the Plan during which the achievement of the performance goals is to be measured.

1.23	Plan means this NCR Corporation 2011 Economic Profit Plan.

1.24	Retirement means termination of employment with the Company or a subsidiary or affiliate when a Participant is age 55 or older.

1.25	Weighted Average Cost of Capital means the sum of (a) the product of (i) the cost of equity and (ii) the weighted market value of common shares outstanding and (b) the product of (i) the cost of debt and (ii) the weighted market value of the long-term debt and short-term debt.

ARTICLE II

Eligibility and Participation

The Committee shall, in its sole discretion, determine for each Performance Period those individuals who shall be Participants in the Plan for such Performance Period, subject to Section 4.1, no later than the earlier of 90 days after the beginning of each Performance Period or the expiration of twenty-five percent (25%) of such Performance Period. The Committee shall notify an individual that he or she is a Participant in the Plan for a Performance Period by providing such individual with an Award Statement for such Performance Period. Participation in the Plan by any Participant during any Performance Period shall not entitle a Participant to participation in the Plan during any subsequent Performance Period.

ARTICLE III

Bonuses

3.1	Bonus Credit Awards. For each Performance Period, a Participant will be eligible to earn a Bonus Credit, which will equal a specified percentage of Economic Profit for such Performance Period. The Committee shall, subject to Section 4.1, no later than the earlier of 90 days after the beginning of each Performance Period or the expiration of twenty-five percent (25%) of such Performance Period, (a) affirm the applicability of Economic Profit as the performance criterion for such Performance Period, and (b) determine the pre-established percentage of Economic Profit that each Participant will be eligible to earn as a Bonus Credit under the Plan, subject to the individual maximum amounts described in the final sentence of this Section 3.1. A Performance Period shall be determined by the Committee and set forth in each Participant’s Award Statement. The maximum percent of Economic Profit that may be earned by any Participant as a Bonus Credit for a particular Performance Period is five percent (5%).

3.2	Determination of Bonus Credit Amount. Following the close of each Performance Period, the Committee will certify in writing as to the attainment of Economic Profit for the Performance Period. Once the amount of Economic Profit is determined and by no later than March 15 after the end of the Performance Period, a Bonus Credit shall be credited to a Participant’s Bonus Bank for the Performance Period, and the determination of the Committee will be final and binding. The Bonus Credit for any Participant for any Performance Period may be a negative number or a positive number. If the Bonus Credit is a positive number, the Participant’s Bonus Bank will be increased by the amount of such Bonus Credit; if the Bonus Credit is a negative number, the Bonus Bank will be decreased by the amount of such Bonus Credit, including a decrease such that the Participant’s overall Bonus Bank balance is negative. If a Participant’s overall Bonus Bank account balance is negative as of the date a Bonus would be paid under the Plan (as described below), no Bonus will be paid to such Participant under the Plan, but the Participant’s negative Bonus Bank shall not reduce the amount of other compensation payable to, or offset any amount otherwise due to, such Participant.

3.3	Discretionary Adjustment. The Committee may not increase the pre-established percentage of Economic Profit that may be credited to any Participant’s Bonus Bank under the Plan for a Performance Period, but it retains the authority to reduce the Bonus Credit to be credited to a Participant’s Bonus Bank under the Plan for a Performance Period or otherwise to reduce a Participant’s Bonus Bank. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit performance against budgeted financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

3.4	Payment of Bonus. Except as otherwise determined by the Committee and set forth in a Participant’s Award Statement, subject to a Participant’s continued employment through the date on which a Bonus is paid, a Participant will be paid in cash in a lump sum on each August 1 commencing on August 1, 2012 a Bonus in an amount equal to thirty-three percent (33%) of the Participant’s then-current Bonus Bank. Notwithstanding the foregoing, (a) if the Company’s Cash Flow From Operations for the year immediately preceding the year in which a Bonus would otherwise be paid (after accrual of any amounts earned under the Plan for such year) is not equal to or in excess of one percent (1%) of the Company’s total revenues for such prior year (the “Cash Flow Test”), no Bonus will be paid under the Plan for such year and the amount that otherwise would have been paid in such year shall continue to be included in the Participant’s Bonus Bank, without interest, and payable in accordance with the terms of the Plan and (b) if a Participant would receive a Bonus or Bonuses under the Plan in excess of $10 million dollars in the aggregate in any calendar year, the amount of the Bonus or Bonuses in excess of $10 million will not be paid under the Plan in such year and the amount in excess of $10 million that otherwise would have been paid in such year shall continue to be included in the Participant’s Bonus Bank, without interest, and payable in accordance with the terms of the Plan.

ARTICLE IV

New Hires, Promotions and Terminations

4.1	New Participants During the Performance Period. If an individual is newly hired or promoted during a Performance Period and is designated by the Committee to become a Participant for such Performance Period, he or she shall be eligible for a Bonus Credit under the Plan for the Performance Period, prorated for the portion of the Performance Period following the date of his or her designation to become a Participant in the Plan.

4.2	Termination of Employment. Except as otherwise provided below, a Participant will immediately forfeit his or her entire Bonus Bank and any right to any future Bonus Credits upon a termination of employment.

4.3	Termination by the Company without Cause or for Disability/By Participant for Good Reason or Retirement. If a Participant’s employment is terminated by the Company without Cause or by reason of Disability or a Participant resigns for Good Reason or terminates employment by reason of Retirement, the Participant will be credited with a Bonus Credit, if any, for any Performance Period or portion thereof during which the Participant participated in the Plan but for which the Participant has not yet received a Bonus Credit through the end of the quarter in which the termination occurs. The Participant will be paid the Applicable Percentage of the Participant’s Bonus Bank (with the amount of the Bonus Bank determined after the Participant’s Bonus Bank is credited with Bonus Credits pursuant to the immediately preceding sentence) in four equal installments on each of the first four six-month anniversaries of the Participant’s termination of employment without regard to the limitations described in the last sentence of Section 3.4, and any remaining portion of the Bonus Bank shall be forfeited. Notwithstanding the foregoing, if the Cash Flow Test is not met for the year immediately preceding the year in which any such termination occurs, the Participant’s first installment payment will be delayed and will continue to be held in the Participant’s Bonus Bank, without interest, until the second installment payment is due, at which time the first and second installment payments will be paid to the Participant. The Participant’s remaining installment payments will be made at the normal times set forth in this Section 4.3.

4.4	Death. Upon a termination by reason of the Participant’s death, the Participant will be credited with a Bonus Credit, if any, for any Performance Period or portion thereof during which the Participant participated in the Plan but for which the Participant has not yet received a credit through the end of the quarter in which the termination by reason of death occurs. The Participant will be paid in a lump sum within 30 days of the date of termination by reason of death the Participant’s entire Bonus Bank in cash (with the amount of the Bonus Bank determined after the Participant’s Bonus Bank is credited with Bonus Credits pursuant to the immediately preceding sentence) without regard to the limitations described in the last sentence of Section 3.4.

ARTICLE V

Payment Upon Change in Control

Upon a Change in Control, each Participant will be credited with a Bonus Credit, if any, for any Performance Period or portion thereof during which such Participant participated in the Plan but for which such Participant has not yet received a credit through the effective date of the Change in Control. Notwithstanding any provision of the Plan to the contrary, each Participant will be paid in a lump sum within 30 days of the Change in Control the Participant’s entire Bonus Bank in cash (with the amount of the Bonus Bank determined after the Participant’s Bonus Bank is credited with Bonus Credits pursuant to the immediately preceding sentence) without regard to the limitations described in the last sentence of Section 3.4; provided, however, that such payment shall be made upon the Change in Control only if such Change in Control also constitutes a “change in control event” within the meaning of Section 409A of the Code and shall otherwise be made on the first payment event to occur pursuant to Section 3.4 or Article IV; provided, further that, with respect to any Participant (a) whose employment has terminated prior to the Change in Control and (b) who is a “specified employee”

within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under the Plan under this sentence during the six-month period immediately following the separation from service shall instead be paid on the first business day after the date that is six months following the separation from service or, if earlier, the Participant’s death.

ARTICLE VI

Restrictive Covenants

6.1	Bonus Credits and Bonus Bank Payments Subject to Compliance with Restrictive Covenants. In exchange for the opportunity to participate in the Plan, the Participant will not, during employment with the Company and for a 12-month period after the Participant’s termination of employment (or if applicable law mandates a maximum time that is shorter than 12 months, then for a period of time equal to that shorter maximum period), regardless of the reason for the Participant’s termination, directly or through others, without the prior written consent of the Chief Executive Officer of the Company: (a) render services directly or indirectly to, or become employed by, any Competing Organization (as defined in this Article VI) to the extent such services or employment involves the development, manufacture, marketing, advertising, sale or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by the Company, its subsidiaries or affiliates, to its customers and upon which the Participant worked or in which the Participant participated during the last two years of employment; (b) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of the Company, its subsidiaries or affiliates, to terminate his or her employment with the Company, its subsidiaries or affiliates, or otherwise cease his or her relationship with the Company, its subsidiaries or affiliates; or (c) solicit the business of any firm or company with which the Participant worked during the preceding two years while employed by the Company, including customers of the Company, its subsidiaries or affiliates. If the Participant breaches the terms of this Section 6.1, Participant agrees that in addition to any liability Participant may have for damages arising from such breach, any outstanding Bonus Credits and any amounts in the Participant’s Bonus Bank (or to be credited to the Participant’s Bonus Bank) will be immediately forfeited, and Participant will repay to the Company any Bonus Bank payments made during the twelve months prior to the date of termination of employment.

6.2	Competing Organization. As used in this Article VI, “Competing Organization” means an organization identified as a Competing Organization by the Chief Executive Officer of the Company for the year in which Participant’s employment with the Company terminates, and any other person or organization that is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by the Company to its customers. The list of Competing Organizations identified by the Chief Executive Officer is maintained by the Company’s Law Department.

ARTICLE VII

Miscellaneous

7.1	Withholding Taxes. The Company shall have the right to make payment of Bonus Credits net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

7.2	Nontransferability. No Bonus Credit may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Bonus Credit shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives. No Bonus Credit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

7.3	Administration. The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines and for all purposes of the Plan such delegate shall be deemed to be the “Committee” for all purposes of the Plan. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. Any determinations made by the Committee under the Plan shall be final, binding and conclusive on the Company, its affiliates, subsidiaries and their respective stockholders and each Participant in the Plan for all purposes. The provisions of the Plan are intended to ensure that all amounts paid hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and the Plan shall be interpreted and operated consistent with that intention.

7.4	Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision will be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

7.5	No Fund Created. Bonuses shall be paid from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. Neither the Plan nor any Bonus Credit shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive a Bonus, such right shall be no greater than the right of any unsecured general creditor of the Company. For the avoidance of doubt, the Bonus Bank shall in no event be eligible to earn interest.

7.6	Employment at Will. Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Bonus Credit to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

7.7	Amendment or Termination of the Plan. The Committee reserves the right to amend, modify, suspend or terminate the Plan at any time, provided that no such amendment, modification, suspension or termination shall impair the rights of any Participant with respect to an outstanding Bonus Bank without his or her consent, except for amendments made to cause the Plan to comply with applicable law, stock exchange rules or accounting rules. The Committee may terminate the Plan (including by reason of the Committee’s determination not to designate a Performance Period pursuant to the terms and conditions of Section 3.1 of the Plan), in which case Participants’ Bonus Bank account balances may be distributed in accordance with Treas. Reg. 1.409A-3(j)(4)(ix) promulgated under Section 409A of the Code.

7.8	Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors of the Company or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

7.9

Dispute Resolution.    The Plan and any agreements hereunder shall be interpreted in accordance with the laws of the State of Maryland and applicable federal law. Any controversy or claim related in any way to the

Plan shall be resolved by arbitration pursuant to this Section 7.9 and the then current rules of the American Arbitration Association. The arbitration shall be held in New York, New York, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Maryland. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association.

7.10	Section 409A. It is intended that the Plan shall comply with Section 409A of the Code (and any regulations or other guidance issued thereunder) to the extent the Plan is subject thereto, provided that the Company shall have no liability for any taxes that may be imposed on the Participant by reason of the application of Section 409A of the Code. For the purposes of the Plan, “termination of employment” means the Participant ceases to be employed by the Company for any reason, provided that such cessation of employment constitutes a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding the foregoing provisions of the Plan, in the event that the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under the Plan during the six-month period immediately following the separation from service shall instead be paid on the first business day after the date that is six months following the separation from service. Each distribution under the Plan shall be treated as a separate payment for purposes of Section 409A of the Code. In no event shall the Participant, directly or indirectly, designate the calendar year in which Bonus Bank payments will be made. The Plan may be amended, without the consent of the Participant, in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

7.11	Compensation Recovery Policy. Bonuses, Bonus Credits and Bonus Banks shall constitute “Covered Incentive Compensation” subject to the terms of the Company’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”). Accordingly, notwithstanding any other provision of the Plan to the contrary, a Participant may be required to forfeit or repay any or all of the Participant’s Bonuses, Bonus Credits and Bonus Bank pursuant to the terms of the Compensation Recovery Policy. Further, the Company may, to the extent permitted by law, enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time-to-time by the Company to the Participant, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, subject to Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed on this              day of             , 2011.

FOR NCR CORPORATION

By:

Andrea Ledford Senior Vice President Global Human Resources

Your Internet or telephone authorization authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
3097 SATELLITE BOULEVARD DULUTH, GA 30096	AUTHORIZE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2011. Have your proxy card in hand when you call and follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NCR Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NCR in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30504-P06669-Z54789	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NCR CORPORATION
The Board of Directors recommends that you vote FOR the following:
Vote on Director
1.	Election of Director		For		Abstain
Class C Nominee:
	01) Richard L. Clemmer		☐		☐

Vote on Proposals:
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of independent registered public accounting firm for 2011.		☐	☐	☐	6.	To approve an amendment to individual award limitations included in the NCR Corporation 2006 Stock Incentive Plan.	☐	☐	☐
3.	To approve, on a non-binding advisory basis, executive compensation as disclosed in these proxy materials.		☐	☐	☐
The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain	7.	To approve an amendment to the funding formula in the NCR Management Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.	☐	☐	☐
4.	To vote on the frequency of future non-binding advisory votes on executive compensation.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain	8.	To approve the NCR Corporation 2011 Economic Profit Plan for purposes of Section 162(m) of the Internal Revenue Code.	☐	☐	☐
5.

To re-approve the performance goals included in the NCR Corporation 2006 Stock Incentive Plan (as amended and restated effective as of December 31, 2008) for purposes of Section 162(m) of the Internal Revenue Code.

			☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Annual Meeting of Stockholders

NCR’s Annual Meeting of Stockholders will be held at 9:00 a.m. on April 27, 2011, in the Auditorium at NCR Corporation’s office located at 3097 Satellite Boulevard, Duluth, Georgia 30096. Please see your proxy statement for instructions should you wish to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2011 Annual Meeting of Stockholders and Proxy Statement, and 2010 Annual Report

on Form 10-K are available at www.proxyvote.com.

M30505-P06669-Z54789

NCR CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR NCR’S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 2011

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company”), hereby appoints William R. Nuti, Jennifer M. Daniels and Robert P. Fishman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in Duluth, Georgia on April 27, 2011, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE THE SHARES “FOR” THE NOMINEE FOR DIRECTOR, “FOR” EACH OF THE OTHER PROPOSALS DESCRIBED IN THE PROXY STATEMENT, FOR A FREQUENCY OF “1 YEAR” FOR FUTURE NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF YOU ARE AN NCR SAVINGS PLAN PARTICIPANT OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2011 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE SO VOTED BY THE TRUSTEES OF SUCH PLANS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side.)